Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

LIFE TIME FITNESS, INC.

Certain designated subsidiaries Life Time Fitness, Inc.,

Various Financial Institutions

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent, Left Lead

Bookrunner, and Left Lead Arranger

and

J.P. MORGAN SECURITIES INC.,

and

RBC CAPITAL MARKETS,

as Joint Bookrunners

and Joint Lead Arrangers

and

RBC CAPITAL MARKETS,

and

JPMORGAN CHASE BANK

as Syndication Agents

and

BANK OF AMERICA, N.A.

As Documentation Agent

Dated as of June 30, 2011

i

2.33.	Defaulting Lenders	51
2.34.	Market	53
2.35.	Replacement of Lender With Respect to Increased Costs	54
2.36.	Increase Option.	54
2.37.	Borrowing Subsidiaries	55
2.38.	Termination of Borrowing Subsidiaries	56
2.39.	Judgment Currency	56

ARTICLE III CONDITIONS PRECEDENT		56

3.1.	Conditions of Closing	56
3.2.	Conditions Precedent to all Credit Extensions	59

ARTICLE IV REPRESENTATIONS AND WARRANTIES		59

4.1.	Organization, Standing, Etc	59
4.2.	Authorization and Validity	60
4.3.	No Conflict; No Default	60
4.4.	Government Consent	60
4.5.	Material Adverse Change	60
4.6.	Financial Statements and Condition	60
4.7.	Litigation	61
4.8.	Environmental, Health and Safety Laws	61
4.9.	ERISA	61
4.10.	Federal Reserve Regulations	62
4.11.	Title to Property; Leases; Liens; Subordination	62
4.12.	Taxes	62
4.13.	Trademarks, Patents	62
4.14.	Force Majeure	63
4.15.	Investment Company Act	63
4.16.	Public Utility Holding Company Act	63
4.17.	Full Disclosure	63
4.18.	Subsidiaries; Etc	63
4.19.	Labor Matters	63
4.20.	Solvency	64
4.21.	Insurance	64
4.22.	Indebtedness	64
4.23.	Guaranty or Suretyship	64
4.24.	Related Agreements	64

ARTICLE V AFFIRMATIVE COVENANTS		65

5.1.	Financial Statements and Reports	65
5.2.	Existence	67
5.3.	Insurance	67
5.4.	Payment of Taxes and Claims	67
5.5.	Inspection	68

5.6.	Maintenance of Properties	68
5.7.	Books and Records	68
5.8.	Compliance	68
5.9.	ERISA	69
5.10.	Environmental Matters; Reporting	69
5.11.	Further Assurances	69
5.12.	LTF Leases	70
5.13.	Ownership of Real Estate	70
5.14.	Mandatory Distributions	70
5.15.	Depository Accounts	71
5.16.	Designated Guarantor Subsidiaries	71
5.17.	Designated Unrestricted Subsidiaries	71
5.18.	Subsidiaries that Become Guarantor Subsidiaries after the Effective Date	71
5.19.	Pledge of Equity Interests	72
5.20.	Most Favored Lender	72

ARTICLE VI NEGATIVE COVENANTS		73

6.1.	Merger	73
6.2.	Disposition of Assets	73
6.3.	Plans	74
6.4.	Change in Nature of Business	74
6.5.	Acquisitions; Subsidiaries, Partnerships and Joint Ventures and Ownership	74
6.6.	Negative Pledges	74
6.7.	Restricted Payments	75
6.8.	Transactions with Affiliates	76
6.9.	Accounting Changes	76
6.10.	Investments	76
6.11.	Indebtedness	78
6.12.	Liens	79
6.13.	Contingent Liabilities	80
6.14.	Fixed Charge Coverage Ratio	81
6.15.	Consolidated Leverage Ratio	81
6.16.	Unencumbered Asset Coverage Ratio	81
6.17.	Loan Proceeds	81
6.18.	Sale and Leaseback Transactions	82
6.19.	Related Agreements	82
6.20.	Fiscal Year	82
6.21.	Real Estate Leases	82
6.22.	Limitation on Net Worth of Unrestricted Subsidiaries	82

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		83

7.1.	Events of Default	83
7.2.	Remedies	85
7.3.	Offset	85

ARTICLE VIII THE AGENT		86

8.1.	Appointment; Nature of Relationship	86
8.2.	Powers	86
8.3.	General Immunity	86
8.4.	No Responsibility for Loans, Recitals, etc	86
8.5.	Action on Instructions of Lenders	87
8.6.	Employment of Administrative Agents and Counsel	87
8.7.	Reliance on Documents; Counsel	87
8.8.	Agent’s Reimbursement and Indemnification	87
8.9.	Rights as a Lender	88
8.10.	Lender Credit Decision, Legal Representation	88
8.11.	Successor Agent	88
8.12.	Delegation to Affiliates	89
8.13.	Signing and Delivery of Collateral Documents	89
8.14.	Collateral Releases	89
8.15.	No Advisory or Fiduciary Responsibility	89
8.16.	Notices of Event of Default.	90
8.17.	Payments and Collections	90
8.18.	Sharing of Payments	91
8.19.	Defaulting Lender	91

ARTICLE IX GENERAL PROVISIONS		92

9.1.	Modifications	92
9.2.	Expenses	93
9.3.	Waivers, etc.	93
9.4.	Notices	94
9.5.	Successors and Assigns; Participations; Purchasing Lenders	94
9.6.	Confidentiality of Information	98
9.7.	Governing Law and Construction	98
9.8.	Consent to Jurisdiction	98
9.9.	Waiver of Jury Trial	99
9.10.	Survival of Agreement	99
9.11.	Indemnification	99
9.12.	Captions	100
9.13.	Entire Agreement	100
9.14.	Counterparts; Effectiveness	100
9.15.	Borrower Acknowledgements	100
9.16.	Interest Rate Limitation	100
9.17.	Effect on Existing Credit Agreement	101
9.18.	Recitals	101
9.19.	Governmental Regulation	101
9.20.	Several Obligations; Benefits of this Agreement	101
9.21.	Severability of Provisions	101

9.22.	Nonliability of Lenders	101
9.23.	Nonreliance	102
9.24.	Disclosure	102
9.25.	USA PATRIOT Act Notification	102
9.26.	Electronic Signatures on Assignments	102

Exhibits

A – Form of Compliance Certificate

B – Form of Assignment Agreement

C – Form of Increasing Lender Supplement

D – Form of Augmenting Lender Supplement

E – Form of Note

Schedules

1.1.a	Collateral Documents
1.1.b	Subsidiaries
1.1.c	LTF CMBS I Related Agreements
1.1.d	Permitted Permanent Loans
1.1.e	Related Agreements
1.1.f	Lenders and Commitment Amounts
2.10	Facility LCs
4.7	Litigation
4.8	Environmental
4.13	Trademarks and Patents
4.18	Equity Interests in Persons other than Wholly-Owned Subsidiaries
4.21	Insurance
6.10	Investments
6.11	Indebtedness
6.12	Liens
6.13	Contingent Liabilities
6.18	Sale Leasebacks

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended And Restated Credit Agreement is dated as of June 30, 2011, and is between Life Time Fitness, Inc., a Minnesota corporation (“Company”); any Subsidiaries of Company that become Borrowing Subsidiaries after the Effective Date; the financial institutions that are the Lenders on the Effective Date or that become Lenders after the Effective Date; U.S. Bank National Association, a national banking association, as one of the Lenders, as the Swingline Lender, as Agent, as Left Lead Bookrunner, and as Left Lead Arranger; J.P. Morgan Securities Inc., as Joint Bookrunner and Joint Lead Arranger; and RBC Capital Markets (“RBC”), as Joint Bookrunner and Joint Lead Arranger; RBC and JPMorgan Chase Bank as Syndication Agents, and Bank of America, N.A. as Documentation Agent.

RECITALS

A. Company, Agent, the Joint Bookrunners and Joint Lead Arrangers, and certain of the Lenders are parties to the Second Amended and Restated Credit Agreement dated May 31, 2007 (the “Existing Credit Agreement”).

B. Company, Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agents, the Documentation Agent, and the Lenders desire to amend and restate the Existing Credit Agreement pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties to this Agreement hereby agree to amend and restate the Existing Credit Agreement in the entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1. Defined Terms. As used in this Agreement the following terms have the following respective meanings (and such meanings apply equally to both the singular and plural form of the terms defined, as the context requires):

“Acquisition”: Any transaction or series of transactions consummated after the Effective Date by which Company or any of its Subsidiaries acquires, either directly or through an Affiliate or otherwise, (a) any or all of the stock or other securities of any class of any Person if, after giving effect to such transaction, such Person would be an Affiliate of Company; or (b) a substantial portion of the assets (other than Real Estate that Company and its Subsidiaries intend to develop and operate, either wholly or in substantial part, as a Club and related businesses), or a division, or line of business of any Person.

“Adjusted Eurocurrency Rate”: With respect to each Interest Period applicable to a Eurocurrency Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurocurrency Rate for such Interest Period by 1.00 minus the Eurocurrency Reserve Percentage.

“Adjusted Net Income”: For any period, Net Income for such period but excluding: (a) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses) during such period; and (b) losses and income attributable to any Unrestricted Subsidiary other than income that is distributed to Company or a Restricted Subsidiary in cash during such period; and (c) non-cash equity-based compensation.

“Advance”: A borrowing under this Agreement, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period. An Advance may be a Eurocurrency Advance or a Base Rate Advance. The term “Advance” includes Swingline Loans except where this Agreement expressly provides to the contrary.

“Affiliate”: With respect to any Person, (a) each other Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 10% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 10% or more of the voting Equity Interests (or if such Person is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question. On the Effective Date, the only Affiliate of Company that is not a Subsidiary of Company is Bloomingdale LIFE TIME Fitness, L.L.C., an Illinois limited liability company.

“Agent”: U.S. Bank in its capacity as contractual representative of the Lenders under Article X, and not in its individual capacity as a Lender, and any successor Agent appointed under Article X; provided that when used with reference to fundings, disbursements, settlements and payments in Canadian Dollars or any other matter related to Canadian Dollars, “Agent” means U.S. Bank or a Canadian Affiliate of U.S. Bank.

“Agreed Currencies”: With respect to any Loan or other Obligation, the currency in which such Loan or other Obligation is denominated. As of the Effective Date, the Agreed Currencies are (a) for USD Tranche Revolving Loans and Swingline Loans, U.S. Dollars; and (b) for Multicurrency Tranche Revolving Loans, U.S. Dollars and Canadian Dollars.

“Agreement”: This Third Amended and Restated Credit Agreement, as it is amended, supplemented, and otherwise modified and in effect at any relevant time.

“Aggregate Commitment Amount”: As of any date, the sum of the Aggregate USD Tranche Commitment Amount and the Aggregate Multicurrency Tranche Commitment Amount. On the Effective Date, the Aggregate Commitment Amount is U.S.$660,000,000.

“Aggregate Multicurrency Tranche Commitment Amount”: As of any date, the sum of the Multicurrency Tranche Commitment Amounts of all Multicurrency Tranche Lenders. On the Effective Date, the Aggregate Multicurrency Tranche Commitment Amount is U.S.$50,000,000.

“Aggregate Outstanding Credit Exposure”: As of any time of determination, the sum of (a) Aggregate Outstanding Multicurrency Tranche Credit Exposure plus (b) Aggregate Outstanding USD Tranche Credit Exposure.

“Aggregate Outstanding Multicurrency Tranche Credit Exposure”: As of any time of determination, the sum of (a) the aggregate unpaid principal balance of Multicurrency Tranche Revolving Loans outstanding at such time, and (b) the Multicurrency Tranche LC Obligations outstanding at such time.

“Aggregate Outstanding USD Tranche Credit Exposure”: As of any time of determination, the sum of (a) the aggregate unpaid principal balance of USD Tranche Revolving Loans outstanding at such time, (b) the USD Tranche LC Obligations outstanding at such time, and (c) the aggregate unpaid principal balance of the Swingline Loans outstanding at such time.

“Aggregate USD Tranche Commitment Amount”: As of any date, the sum of the USD Tranche Commitment Amounts of all the USD Tranche Lenders. On the Effective Date, the Aggregate USD Tranche Commitment Amount is U.S.$610,000,000.

“Allocated Clubs Cash Flow”: With respect to any Permitted Permanent Loan, the “cash flow” (however defined in the original Related Agreements evidencing or securing such Permitted Permanent Loan) of Operations that is allocable to the Clubs operating in the real property and improvements securing such Permitted Permanent Loan.

“Applicable Lending Office”: For each Lender and for each type of Advance, the domestic or foreign office of such Lender or an Affiliate of such Lender that such Lender specifies at any relevant time by notice given pursuant to Section 9.4 to Agent and Company as the office by which its Advances of such type are to be made and maintained.

“Applicable Margin”; “Applicable Commitment Fee Rate”: At any time of determination, the percentage indicated below in accordance with the Consolidated Leverage Ratio at such time:

Consolidated Leverage Ratio	Eurocurrency Rate Advances	Base Rate Advances	Applicable Commitment Fee Rate

Less than or equal to 2.00:1.00	1.25%	0.25%	0.20%

Greater than 2.00:1.00 but less than or equal to 2.50:1.00	1.50%	0.50%	0.25%
Greater than 2.50:1.00 but less than or equal to 3.00:1.00	1.75%	0.75%	0.30%
Greater than 3.00:1.00 but less than or equal to 3.50:1.00	2.00%	1.00%	0.35%
Greater than 3.50:1.00	2.25%	1.25%	0.40%

The Applicable Margin on the Effective Date is 0.75% with respect to Base Rate Advances and 1.75% per annum with respect to Eurocurrency Advances, and the Applicable Commitment Fee Rate on the Effective Date is 0.30%, and the Applicable Margin and Applicable Commitment Fee Rate shall continue at those percentages until changed in accordance with the terms of this definition. The Consolidated Leverage Ratio, the Applicable Margin, and the Applicable Commitment Fee Rate shall be determined at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2011, as calculated from the financial statements and Compliance Certificate delivered by Company pursuant to Sections 5.1.b and c., respectively. Any increase or decrease in: (i) the Applicable Margin shall apply to all then existing or thereafter arising Advances; and (ii) the Applicable Margin and the Applicable Commitment Fee Rate shall become effective as of the first day of the first month following the date on which Company delivers its financial statements and Compliance Certificate to Agent and the Lenders in accordance with Section 5.1.b and c., respectively, showing that the Consolidated Leverage Ratio for the Measurement Period coinciding with the end of such fiscal quarter required a change in the Applicable Margin, and shall continue to be effective until subsequently changed in accordance with this definition; provided that:

(i) if the financial statements required by Section 5.1.b and the Compliance Certificate required by Section 5.1.c are not delivered in the time periods those Sections require, then the Consolidated Leverage Ratio shall be deemed to be greater than 3.50 to 1.0.; and

(ii) if, for any period, the Consolidated Leverage Ratio has been calculated on fraudulent financial information delivered to Agent by Company and as a result of such calculation, Borrowers have paid interest, the Commitment Fee, or LC Fees based on a lower Applicable Margin than if the Consolidated Leverage Ratio had been properly calculated, Agent and the Lenders reserve the right to recover additional interest, the Commitment Fee, and LC Fees from Borrowers based on the correct Applicable Margin for the relevant period, and the Lenders’ acceptance of interest, the Commitment Fee, or

LC Fees based on the lower Applicable Margin does not constitute a waiver of the Lenders’ right to collect such additional interest, the Commitment Fee, and LC Fees and does not relieve, release or discharge any Borrower’s obligation to pay such additional interest, the Commitment Fee, and LC Fees.

“Applicable Share”: With respect to each USD Tranche Lender, its USD Tranche Share, and with respect to each Multicurrency Tranche Lender, its Multicurrency Tranche Share.

“Approved Fund”: Any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount”: Of any currency with respect to any amount of U.S. Dollars means the Equivalent Amount of such currency with respect to such amount of U.S. Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by Agent from time to time.

“Arrangers”: U.S. Bank in its capacity as the left lead arranger and left lead bookrunner with respect to the Loans, J.P. Morgan Securities Inc., as a joint bookrunner and joint lead arranger with respect to the Loans, and RBC Capital Markets, as a joint bookrunner and a joint lead arranger with respect to the Loans.

“Article”: An article of this Agreement unless another document is specifically referred to.

“Augmenting Lender”: As defined in Section 2.36.

“Average Available Aggregate Commitment Amount”: With respect to each calendar quarter from the Effective Date through the Facility Termination Date, the average of the amounts determined as of the close of business on each day during such calendar quarter by subtracting the Aggregate Outstanding Credit Exposure on that day from the Aggregate Commitment Amount on that day.

“Average Life”: With respect to any Indebtedness, at any time of determination, the quotient arrived at by dividing: (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by (b) the sum of all such payments.

“Base Rate”: For any day, a rate of interest per annum equal to the highest of: (i) the Prime Rate; (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum; and (iii) the Eurocurrency Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for U.S. Dollars plus 1.50% per annum, provided that the Eurocurrency Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 am London time on such day. For the purposes of determining any interest rate under this Agreement or under any other Loan Document that is based on the Base Rate, such interest rate shall change as and when the Base Rate changes.

“Base Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Base Rate.

“Base Rate Loan”: A Loan that, except as otherwise provided in Section 2.7, bears interest at the Base Rate.

“Borrower” or “Borrowers”: At any relevant time, Company and the Borrowing Subsidiaries. On the Effective Date, there are no Borrowing Subsidiaries, so Company is the only Borrower.

“Borrowing Date”: A date on which an Advance is made or a Facility LC is issued.

“Borrowing Notice”: As defined in Section 2.3.

“Borrowing Subsidiary”: Any Foreign Subsidiary of Company designated as a Borrowing Subsidiary by Company pursuant to Section 2.37, unless terminated pursuant to Section 2.39. On the Effective Date, there are no Borrowing Subsidiaries.

“Borrowing Subsidiary Agreement”: A Borrowing Subsidiary Agreement in the form provided by Agent.

“Borrowing Subsidiary Availability”: With respect to any Borrowing Subsidiary, the lesser of (a) the Borrowing Subsidiary Sublimit for such Borrowing Subsidiary and (b) the aggregate amount of the Borrowing Subsidiary Commitments in effect for such Borrowing Subsidiary.

“Borrowing Subsidiary Commitment”: With respect to any Lender for any Borrowing Subsidiary, the maximum aggregate U.S. Dollar Equivalent Amount of Loans that such Lender has agrees to make available to such Borrowing Subsidiary.

“Borrowing Subsidiary Lender”: As to any Borrowing Subsidiary, any Lender having a Borrowing Subsidiary Commitment with respect to such Borrowing Subsidiary.

“Borrowing Subsidiary Loan”: A Loan made to a Borrowing Subsidiary.

“Borrowing Subsidiary Sublimit”: At any time for any Borrowing Subsidiary, the amount established by the Lenders as the Borrowing Subsidiary Sublimit for such Borrowing Subsidiary, as such amount is amended from time to time in accordance with Section 2.37.

“Borrowing Subsidiary Termination”: A Borrowing Subsidiary Termination in the form provided by Agent.

“Business Day”: (i) With respect to any borrowing, payment, or rate selection of Eurocurrency Advances, any day (other than a Saturday or Sunday) on which banks are generally open in Minneapolis, Minnesota and New York City, for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. Dollars are carried on in the London interbank market; and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis, Minnesota, for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“CAD$” or “Canadian Dollar”: Lawful money of Canada.

“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts due under it constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP (including such Statement No. 13).

“Cash Taxes”: For any Measurement Period, the aggregate consolidated amount, without duplication, of federal, state, provincial, and local income taxes actually paid in cash by Company and its Restricted Subsidiaries.

“Change of Control”: The occurrence after the Effective Date of any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) that, individually or in the aggregate, results in: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of, or control over, voting securities or other equity securities of Company representing 25% or more of the combined voting power of all equity interests of Company entitled to vote in the election of directors; or (b) the election of a director of Company as a result of which at least a majority of Company’s Board of Directors does not consist of either (i) Continuing Directors or (ii) directors appointed by Continuing Directors, as long as at least 3 Continuing Directors have made such appointments.

“Charges”: As defined in Section 9.16.

“Club”: A health club facility that is owned by a Subsidiary of Company or is leased pursuant to a LTF Lease.

“Code”: The Internal Revenue Code of 1986, as amended, reformed, or otherwise modified at any relevant time.

“Collateral”: Any property in which Agent has been granted a Lien pursuant to any Loan Document.

“Collateral Documents”: The Security Agreements, the Pledge Agreements, and any other agreement, document, or instrument signed and delivered by Company or any Affiliate of Company in favor of Agent and pursuant to which Agent is granted a Lien to secure the Obligations, including without limitation financing statements, financing statement continuations, and any other document delivered, recorded, or filed to create or perfect any Lien in any Collateral, as it is amended, supplemented, extended, restated or otherwise modified and in effect at any time. The Collateral Documents that exist on the Effective Date are listed in Schedule 1.1.a.

“Commitment Amount”: With respect to each Lender, its Multicurrency Tranche Commitment Amount or its USD Tranche Commitment Amount, or both, as applicable.

“Commitment Fee”: As defined in Section 2.20.

“Commitments”: USD Tranche Commitments and Multicurrency Tranche Commitments.

“Company”: Life Time Fitness, Inc, a Minnesota corporation, and its successors and assigns.

“Consolidated Adjusted Funded Debt”: On any Quarterly Measurement Date, the sum of: (a) the aggregate outstanding principal amounts of the Revolving Loans and the Swingline Loans, plus 6 times the Rent Expense (excluding rent paid to a Subsidiary that is used to make payments on Permitted Permanent Loans included in clause (c) below) for the Measurement Period ending on such Quarterly Measurement Date; plus (b) the LC Obligations; plus (c) to the extent not included in clauses (a) or (b) above, the aggregate outstanding principal amount of the consolidated Indebtedness of Company and its Restricted Subsidiaries for borrowed money including, without limitation, the balance sheet amount of Capitalized Lease Obligations, other interest-bearing Indebtedness, and any Seller Financing; plus (d) the consolidated Contingent Obligations of Company and its Restricted Subsidiaries relating to the same type of Indebtedness as described in clause (c) above.

“Consolidated Leverage Ratio”: On any Quarterly Measurement Date, the ratio of:

(a) the Consolidated Adjusted Funded Debt on such Quarterly Measurement Date; to

(b) EBITDAR for the Measurement Period ending on such Quarterly Measurement Date.

“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security for such Indebtedness, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner of such of such Indebtedness against loss with respect to such Indebtedness, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss with respect to such Indebtedness, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Continuing Directors”: Those directors on Company’s Board of Directors as of the Effective Date (the “Current Board”) or those directors who are recommended or endorsed for election to the Board of Directors of Company by a majority of the Current Board or their successors so recommended or endorsed.

“Conversion/Continuation Notice”: As defined in Section 2.6.

“Credit Extension”: The making of an Advance or the issuance of a Facility LC.

“Deemed Dividend Problem”: With respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to Company or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing material adverse tax consequences to Company, in each case as determined by Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default”: Any event that, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender”: At any time, any Lender that, as determined by Agent, has (a) failed to fund any portion of its Loans or participations in Facility LCs or Swingline Loans within two Business Days after this Agreement requires it to fund such portion, (b) notified Company, Agent, LC Issuer, Swingline Lender, or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within two Business Days after request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swingline Loans, (d) otherwise failed to pay to Agent or any other Lender any other amount this Agreement obligates it to pay within two Business Days after the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender is not a Defaulting Lender solely as the result of (A) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (B) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof. Any determination by Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon notification of such determination by Agent to Company, LC Issuer, Swingline Lender, and the other Lenders.

“Default Rate”: As defined in Section 2.7.c.

“Designated Guarantor Subsidiaries”: At any time, all Subsidiaries that Company has designated as Designated Guarantor Subsidiaries in accordance with Section 5.16. There are no Designated Guarantor Subsidiaries on the Effective Date.

“Designated Unrestricted Subsidiary”: Each Wholly-Owned Subsidiary that is designated as a Designated Unrestricted Subsidiary in Schedule 1.1.b, and each additional Subsidiary of Company that is designated as a Designated Unrestricted Subsidiary in accordance with Section 5.17 after the Effective Date.

“Domestic Subsidiary”: A Subsidiary of Company incorporated or organized under the laws of any jurisdiction in the United States.

“EBITDAR”: For any period of calculation, the sum of: (a) the Adjusted Net Income for such period; plus (b) the sum of the following amounts deducted in arriving at Adjusted Net Income (but without duplication for any item): (i) Interest Expense; (ii) Rent Expense; (iii) depreciation and amortization expense; and (iv) federal, state, and local income taxes, all calculated for Company and its Restricted Subsidiaries on a consolidated basis.

“Effective Date”: June 30, 2011 or, if all conditions precedent in Section 3.1 are not satisfied or waived on that date, the date on or after the satisfaction or waiver of such conditions precedent that Company and Agent establish as the Effective Date.

“Eligible Assignee”: (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any U.S. state, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority that applies to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that neither Company nor an Affiliate of Company shall qualify as an Eligible Assignee.

“Encumbered Real Estate Subsidiary”: Any Subsidiary that is the obligor on a Permitted Permanent Loan, including any Related Mezzanine Encumbered Real Estate Subsidiary. The Encumbered Real Estate Subsidiaries on the Effective Date are listed in Schedule 1.1.b.

“Environmental Laws”: All federal, state, local, and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits,

concessions, grants, franchises, licenses, agreements, and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges, or releases of pollutants, contaminants, hazardous substances, or wastes into surface water, ground water, or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up, or remediation of pollutants, contaminants, hazardous substances, or wastes.

“Equity Interests”: All shares, interests, participations, or other equivalents, however designated, of or in a corporation, partnership, or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“Equivalent Amount”: With respect to any currency at any time, the equivalent in U.S. Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of Agent in the London interbank market (or other market where Agent’s foreign exchange operations with respect to such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, Agent may use any reasonable method it deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued under it.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that, together with Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: Any of the following: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued under it with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Company or any ERISA Affiliate of any notice, concerning the imposition upon Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Advance”: An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Loan”: A Loan that, except as otherwise provided in Section 2.7, bears interest that is determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate”: With respect to each Interest Period applicable to a Eurocurrency Advance, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency (U.S. Dollar LIBOR or Canadian Dollar LIBOR, as applicable) appearing on the LIBOR01 Page for such Agreed Currency as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if the LIBOR01 Page for such Agreed Currency is not available to Agent for any reason, the applicable Eurocurrency Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency as reported by any other generally recognized financial information service selected by Agent as of 11:00 a.m. (London time) two business days before the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association Interest Settlement Rate is available to Agent, the applicable Eurocurrency Rate for the relevant Interest Period shall instead be the rate determined by Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in U.S. Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

“Eurocurrency Reserve Percentage”: As of any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by Agent, with respect to “Eurocurrency Liabilities” as that term is defined in Regulation D. The rate of interest applicable to any outstanding Eurocurrency Advances shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default”: Any event described in Section 7.1.

“Exchange Rate”: On any day, for the purposes of determining the U.S. Dollar Amount of any other currency, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. If such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates that is agreed upon by Agent and Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of Agent in the market where its foreign currency exchange operations with respect to such currency are then being conducted, at or about such time Agent elects after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Exchange Rate Date”: With respect to each outstanding or requested Loan that is or will be denominated in a currency other than U.S. Dollars, each of:

(i) the last Business Day of each calendar quarter,

(ii) if an Event of Default exists, any other Business Day designated as an Exchange Rate Date by Agent in its sole discretion, and

(iii) each date (with such date to be reasonably determined by Agent) that is on or about the date of (a) a Borrowing Notice or a Conversion/Continuation Notice with respect to Loans or (b) each request for the issuance or Modification of any Facility LC or the extension of any Swingline Loan.

“Excluded Taxes”: In the case of each Lender or applicable Lending Installation and Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or the jurisdiction in which Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit”: An exhibit to this Agreement, unless another document is specifically referred to.

“Existing Credit Agreement”: As defined in the Recitals to this Agreement.

“Facility LC”: As defined in Section 2.10.

“Facility LC Application”: As defined in Section 2.11.

“Facility LC Collateral Account”: A deposit account belonging to Agent for the benefit of the Lenders into which this Agreement requires Borrowers to make deposits; such account shall be under the sole dominion and control of Agent and not subject to withdrawal by any Borrower, and Agent shall hold and apply any amounts in the account to the payment of any outstanding Facility LCs when drawn upon or applied as specified in Section 2.12 or 8.17.

“Facility Termination Date”: The earliest of (a) June 30, 2016, (b) the date on which the Commitments are terminated pursuant to this Agreement, or (c) the date on which the Commitments are reduced to zero pursuant to this Agreement.

“Federal Funds Effective Rate”: For any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a

Business Day, the average of the quotations at approximately 10:00 a.m. (Minneapolis time) on such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent in its sole discretion.

“Fixed Charge Coverage Ratio”: On any Quarterly Measurement Date, the ratio of

(a) the result of: (i) EBITDAR for the Measurement Period ending on such Quarterly Measurement Date, minus (ii) Cash Taxes; minus (iii) the Maintenance Capital Expenditures for such Measurement Period; to

(b) the sum of: (i) the Interest Expense for such Measurement Period; plus (ii) the Rent Expense for such Measurement Period; plus (iii) the Mandatory Principal Payments for such Measurement Period; plus (iv) Restricted Payments during such Measurement Period.

“Foreign Subsidiary”: Any Subsidiary of Company that is organized under the laws of a jurisdiction outside of the United States. On the Effective Date, the Foreign Subsidiaries are FCA Construction Company Canada Inc., an Ontario corporation; LTF Club Operations Company Canada Inc., an Ontario corporation; and LTF Real Estate Company Canada Inc., an Ontario corporation.

“Fund”: Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity that is approved by a significant segment of the accounting profession that apply to the circumstances as of any date of determination, applied in a manner consistent with that used in preparing the financial statements of Company to which this Agreement refers.

“Guarantor Subsidiaries”: The Required Guarantor Subsidiaries and the Designated Guarantor Subsidiaries.

“Guaranty”: The Guaranty dated as of the Effective Date signed and delivered by the Guarantor Subsidiaries in favor of Agent, for the ratable benefit of the Lenders, as it is supplemented, amended, restated, replaced, or otherwise modified at any relevant time, and any additional guaranty signed and delivered by any Guarantor Subsidiary after the Effective Date that is substantially on the same terms as such Guaranty or is otherwise acceptable to Agent in its reasonable discretion.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

“Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that in accordance with

GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (i) all obligations of such Person for borrowed money, including non-recourse obligations, and including the Obligations, (ii) all obligations of such Person that are evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid or accrued, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person that are issued or assumed as the deferred purchase price of property or services, (vi) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations the Lien secures have been assumed, (vii) all Capitalized Lease Obligations of such Person, (viii) the net amount of all obligations of such Person with respect to interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts, (ix) all obligations of such Person, actual or contingent, as an account party with respect to standby and commercial letters of credit or bankers’ acceptances, (x) all obligations of any partnership or joint venture as to which such Person is personally liable, and (xi) all Contingent Obligations of such Person for which such Person would reserve in accordance with GAAP.

“Intercreditor Agreement”: An intercreditor agreement between the holder of any Indebtedness of Company or any Subsidiary (other than the Obligations) and Agent, in form and substance satisfactory to Agent in its reasonable business judgment, and pursuant to which Agent and the holder of such Indebtedness agree that such Indebtedness and any Liens securing such Indebtedness are pari passu with the Obligations.

“Interest Expense”: For any Measurement Period, the aggregate consolidated amount, without duplication, of interest expense of Company and its Restricted Subsidiaries determined in accordance with GAAP.

“Interest Period”: With respect to each Eurocurrency Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three, or six months thereafter, as the applicable Borrower elects in the applicable Borrowing Notice or Conversion/Continuation Notice; provided that:

(a) Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(c) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.

For the purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment”: The acquisition, purchase, making, or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising all or any part of such business and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment is the original cost of such Investment plus the cost of all additions to such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“LC Fee”: As defined in Section 2.21.

“LC Issuer”: U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Facility LCs under this Agreement, or any successor to U.S. Bank succeeding to its obligations as issuer of Facility LCs.

“LC Obligations”: At any time, either or both the USD Tranche LC Obligations and the Multicurrency Tranche LC Obligations, as applicable.

“LC Participations”: At any time, either or both the USD Tranche LC Participations or the Multicurrency Tranche LC Participations, as applicable.

“LC Payment Date”: As defined in Section 2.13.

“Lenders”: The lending institutions who sign and deliver this Agreement as the “Lenders” on the Effective Date and their successors and assigns. Unless this Agreement specifies otherwise, the term “Lenders” includes U.S. Bank in its capacity as Swingline Lender and LC Issuer.

“Lending Installation”: With respect to a Lender or Agent, the office, branch, subsidiary, or affiliate of such Lender or Agent listed on the signature pages to this Agreement or otherwise selected and identified by such Lender or Agent pursuant to Section 2.25.

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien (statutory or other), charge, encumbrance or preference, hypothecation, assignment, deposit arrangement, title retention agreement, preferential arrangement, or analogous instrument or device (including the interest of each vendor or lessor under any conditional sale, Capitalized Lease, or other title retention agreement), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“LIBOR01 Page”: The display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Loan”: A Revolving Loan or a Swingline Loan.

“Loan Documents”: This Agreement, any Notes, the Guaranty, the Collateral Documents, the Upstream Distribution Agreements, and each other document or agreement, now or in the future, signed by Company or any of its Affiliates for the benefit of Agent or any Lender under or in connection with this Agreement.

“Loan Party”: Company and each Guarantor Subsidiary.

“LTF CMBS I”: LTF CMBS I, LLC, a Delaware limited liability company.

“LTF CMBS I Related Agreements”: The Related Agreements for the LTF CMBS I Permitted Permanent Loan that are described on Schedule 1.1.c.

“LTF Lease”: A long-term lease agreement between a Real Estate Subsidiary, as lessor, and a Restricted Subsidiary, as lessee, relating to a Club.

“Maintenance Capital Expenditures”: On any Quarterly Measurement Date, the sum of: (a) $10,000,000; plus (b) the product of: (i) $3.75; times (ii) the gross square feet for each Club that is open and operating on such Quarterly Measurement Date as measured from the predominant plane of the exterior walls of such Club.

“Mandatory Principal Payments”: For any Measurement Period, the principal payments (including the portion of any payment on any Capitalized Lease allocable to principal in accordance with GAAP) regularly scheduled to have been paid by Company or any of its Restricted Subsidiaries during such period on the Permitted Permanent Loans and Company’s and its Restricted Subsidiaries’ Capitalized Leases and other interest-bearing Indebtedness and/or Seller Financing.

“Majority Lenders”: Lenders having greater than 50% of the Aggregate Commitment (excluding the Commitment Amounts of Defaulting Lenders) or, if the Aggregate Commitment has been terminated, Lenders other than Defaulting Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure.

“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) that could reasonably be expected to materially and adversely affect (i) the financial condition or operations of Company and its Subsidiaries taken as a whole, (ii) the ability of any Borrower to perform its obligations under the Loan Documents, (iii) the validity or enforceability of the material obligations of any Borrower under the Loan Documents,

(iv) the rights and remedies of the Lenders and Agent under the Loan Documents, or (v) the timely payment of the principal of and interest on the Loans or other amounts payable by Borrowers under this Agreement.

“Maximum Borrowing Subsidiary Amount: As determined from time to time by the Lenders at the request of Company. On the Effective Date, the Maximum Borrowing Subsidiary Amount is $0.00.

“Maximum Rate”: As defined in Section 9.16.

“Measurement Period”: On any Quarterly Measurement Date, the four fiscal quarters ending on such Quarterly Measurement Date.

“Modify” and “Modification”: As defined in Section 2.10.

“Multiemployer Plan”: A multiemployer plan, as that term is defined in Section 4001 (a) (3) of ERISA, that is maintained (on the Effective Date, within the five years before the Effective Date, or at any time after the Effective Date) for employees of Company or any ERISA Affiliate.

“Multicurrency Tranche Commitment”: With respect to each Multicurrency Tranche Lender, its obligation to make Multicurrency Tranche Revolving Loans to Borrowers and to purchase Multicurrency Tranche LC Participations.

“Multicurrency Tranche Commitment Amount”: With respect to each Multicurrency Tranche Lender, on the Effective Date the amount set forth by its name on the signature page of this Agreement and on Schedule 1.1.f as its Multicurrency Tranche Commitment Amount, but as reduced or increased at any time after the Effective Date under this Agreement.

“Multicurrency Tranche LC”: Each Facility LC in which the Multicurrency Tranche Lenders are obligated to purchase Multicurrency LC Participations under Section 2.10.

“Multicurrency Tranche LC Obligations”: At any time, the sum, without duplication, of: (a) the aggregate amount available to be drawn on all outstanding Multicurrency Tranche LCs ; plus (b) the Reimbursement Obligations that relate to all Multicurrency Tranche LCs.

“Multicurrency Tranche LC Participation”: As defined in Section 2.11.

“Multicurrency Tranche Lender”: A Lender that has agreed to make Multicurrency Tranche Revolving Loans and purchase Multicurrency Tranche LC Participations under the terms of this Agreement.

“Multicurrency Tranche Revolving Loan”: With respect to a Multicurrency Tranche Lender, a loan made by such Lender in Canadian Dollars pursuant to its commitment to lend in Section 2.1, and any conversion or continuation of such loan.

“Multicurrency Tranche Share”: With respect to each Multicurrency Tranche Lender, a portion equal to a fraction, the numerator of which is the Multicurrency Tranche Commitment

Amount of such Lender and the denominator of which is the Aggregate Multicurrency Tranche Commitment Amount, provided, however, if all of the Multicurrency Tranche Commitments are terminated, then “Multicurrency Tranche Share” means the percentage obtained by dividing (i) such Lender’s Outstanding Multicurrency Tranche Credit Exposure at such time by (ii) the Aggregate Outstanding Multicurrency Tranche Credit Exposure at such time; and provided, further, that when a Defaulting Multicurrency Tranche Lender exists, “Multicurrency Tranche Share” means the percentage of the Aggregate Multicurrency Tranche Commitment Amount (disregarding any Defaulting Lender’s Multicurrency Tranche Commitment) represented by such Lender’s Multicurrency Tranche Commitment Amount. If all of the Multicurrency Tranche Commitments have terminated or expired, the Multicurrency Tranche Shares shall be determined based upon the Multicurrency Tranche Commitment Amounts most recently in effect, giving effect to any assignments.

“Net Income”: For any Measurement Period, consolidated after-tax net income of Company and its Restricted Subsidiaries for such period determined in accordance with GAAP.

“Net Proceeds”: With respect to the incurrence of any other Indebtedness for borrowed money (excluding Purchase Money Indebtedness) or from the consummation of a sale-leaseback transaction by Company or a Restricted Subsidiary, the cash proceeds received by Company or such Restricted Subsidiary from such transaction less the sum of: (a) the reasonable costs associated with such transaction; and (b) the amount of any Indebtedness (other than the Obligations) that is required to be paid in connection with such transaction.

“Net Worth”: With respect to any Person or Persons, on any date of determination, the excess of (a) the net book value of the assets of such Person or Persons at such time, after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), minus (b) the sum of the total Indebtedness of such Person or Persons at such time, all as determined in accordance with GAAP, on an aggregate or consolidated basis with respect to such Person or Persons.

“Non-U.S. Lender”: As defined in Section 2.32.f.

“Note”: As defined in Section 2.5.

“Obligations”: Borrowers’ obligations with respect to the due and punctual payment of principal and interest on the Loans and the LC Obligations when and as due, whether by acceleration or otherwise, and all fees (including the Commitment Fee), expenses, indemnities, reimbursements and other obligations of Borrowers under this Agreement or any other Loan Document, and the Rate Protection Obligations, to the Lenders or to any Lender, Agent, LC Issuer, or any indemnified party, in all cases whether now existing or hereafter arising or incurred.

“Operating Lease”: A lease of (or other agreement conveying the right to use) real or personal property classified as an operating lease in accordance with GAAP.

“Operations”: LTF Club Operations Company, Inc., a Minnesota corporation, with respect to all Clubs in the United States, and LTF Club Operations Company Canada Inc., an Ontario corporation, with respect to all Clubs in Canada.

“Other Taxes”: As defined in Section 2.32.b.

“Outlot”: A parcel of real property purchased as an incidental part of a larger acquisition where such parcel is not required for the intended purposes of such acquisition.

“Outstanding Credit Exposure: As to each USD Tranche Lender, its Outstanding USD Tranche Credit Exposure, and, as to each Multicurrency Tranche Lender, its Multicurrency Outstanding Multicurrency Tranche Credit Exposure.

“Outstanding Multicurrency Tranche Credit Exposure: As to any each Multicurrency Tranche Lender at any time, the sum of (i) the aggregate principal U.S. Dollar Amount of its Multicurrency Tranche Revolving Loans outstanding at such time, and (ii) its Multicurrency Tranche LC Participations at that time.

“Outstanding USD Tranche Credit Exposure: As to each USD Tranche Lender at any time, the sum of (i) the aggregate principal U.S. Dollar Amount of its USD Tranche Revolving Loans outstanding at such time, plus (ii) its USD Tranche Share of the aggregate principal amount of Swingline Loans outstanding at that time, plus (iii) its USD Tranche LC Participations at that time.

“Parity Secured Debt”: Indebtedness other than the Obligations incurred by Company or a Restricted Subsidiary that is secured by Liens permitted under Section 6.12.k; provided that: (i) at the time of the incurrence of such Parity Secured Debt, the Unencumbered Asset Coverage Ratio as of the Quarterly Measurement Date immediately preceding the date on which the proposed additional Indebtedness is to be incurred would not be more than the ratio permitted by Section 6.16 determined on a pro forma basis (including a pro forma application of net proceeds from such proposed additional Indebtedness), as if such proposed additional Indebtedness had been incurred at the beginning of the Measurement Period ending on such Quarterly Measurement Date; (ii) the Related Agreements evidencing or securing such Parity Secured Debt are in form and substance satisfactory to Agent, in its reasonable business judgment, provided that the default provisions of such Related Agreements may provide for cross-acceleration with respect to the covenant defaults under this Agreement; (iii) the holder of such Parity Secured Debt signs and delivers to Agent, before Company or any Restricted Subsidiary incurs such Parity Secured Debt, an Intercreditor Agreement; and (iv) reasonably before the incurrence of such Indebtedness, Agent has received drafts that are finalized in all material respects of each material Related Agreement to be signed and delivered in connection with such transaction. To the extent any such Parity Secured Debt contains covenants or default provisions that restrict Company or its Restricted Subsidiaries more than do the covenants and default provisions of this Agreement, the provisions of Section 5.20 shall apply.

“Participants”: As defined in Section 9.5.b.

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor.

“Permitted Acquisitions”: With respect to Company and Restricted Subsidiaries, either: (a) any Acquisition by Company or any of its Restricted Subsidiaries where (i) the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by

Company or its Restricted Subsidiaries on the Effective Date or other businesses that are similar, ancillary, or complementary lines of business, or are reasonable extensions of such business, (ii) the Acquisition is completed on a non-hostile basis; (iii) for each Acquisition in which the total consideration paid by Company and its Subsidiaries exceeds $20,000,000, Company delivers to Agent, no later than 10 Business Days before the consummation of the Acquisition, proforma financial statements giving effect to the Acquisition that demonstrate continued compliance with the financial covenants in this Agreement; (iv) Company or a Restricted Subsidiary is the surviving entity; (v) immediately before and after giving effect to such Acquisition, no Event of Default exists, (vi) the Consolidated Leverage Ratio on a proforma basis reflecting the consummation of the Acquisition is less than 3.75 to 1.00; (vii) the sum of the cash held by Company and its Restricted Subsidiaries (including any cash acquired in the acquisition) but excluding cash in any account subject to a Lien in favor of any Person other than the Lenders plus the amount by which the Aggregate Commitment Amount exceeds the Aggregate Outstanding Credit Exposure is at least $50,000,000 immediately after giving effect to such Acquisition; (viii) for each Acquisition in which the total consideration paid by Company and its Subsidiaries exceeds $20,000,000, reasonably prior to such Acquisition, Agent has received unexecuted copies of each material document, instrument, and agreement to be signed and delivered in connection with such Acquisition, (ix) for each Acquisition in which the total consideration paid by Company and its Restricted Subsidiaries is exceeds $20,000,000, Company has delivered to Agent consents in favor of Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for Company and (if delivered to Company) the selling party in favor of Agent and the Lenders have been delivered, and (x) if the acquired Person will be a Guarantor Subsidiary, Agent has received a Guaranty and Collateral Documents in accordance with Section 5.17 and 5.19; or (b) any other Acquisition consented to in writing by the Majority Lenders. For the purposes of this definition, “total consideration” means, without duplication, cash or other consideration paid, the fair market value of property or stock exchanged (or the face amount, if preferred stock) other than common stock of Company, the total amount of any deferred payments or purchase money debt, all Seller Financing, and the total amount of any Indebtedness assumed or undertaken in such transactions. With respect to Unrestricted Subsidiaries, “Permitted Acquisition” means each Acquisition that is completed by an Unrestricted Subsidiary on a non-hostile basis.

“Permitted Permanent Loan”: Collectively:

(a) the Indebtedness of the Encumbered Real Estate Subsidiaries outstanding on the Effective Date and described on Schedule 1.1.d; and

(b) Indebtedness incurred by an Encumbered Real Estate Subsidiary that is a Wholly-Owned Subsidiary after the Effective Date to finance the real property and improvements relating to one or more Clubs that are then open and operating, where:

(i) immediately before and after giving effect to such Indebtedness, no Event of Default exists;

(ii) the Related Agreements for such Indebtedness do not cross-default to, or permit acceleration based on, any default under or acceleration of any other

Indebtedness of Company or any other Subsidiary except other Permitted Permanent Loans that are held by the holder of the Indebtedness then being incurred; provided that any such Indebtedness that is incurred to an initial holder that, together with any of its Affiliates, are in the business of Securitizing commercial mortgage loans shall be deemed to be held by separate holders, regardless of whether such Indebtedness is actually held by separate holders;

(iii) the only Persons liable for such Indebtedness are:

(A) the Encumbered Real Estate Subsidiary that owns all of the relevant Clubs securing the Indebtedness then being incurred and such liability is limited to such Encumbered Real Estate Subsidiary’s right, title and interest in and to the collateral securing the Permitted Permanent Loan then being incurred; subject, however, to the imposition of personal liability for fraud, misrepresentation, misapplication of rents or insurance proceeds, adverse environmental conditions and other exceptions to limited recourse liability that are commonly set forth in limited recourse real estate financing transactions including, without limitation, environmental indemnities (such limited recourse liability being “Limited Recourse Liability”); provided that the Related Agreements for such Permitted Permanent Loan shall not impose any materially greater liability on the relevant Encumbered Real Estate Subsidiary than that incurred by LTF CMBS I pursuant to the LTF CMBS I Related Agreements; and

(B) Company; provided that the Related Agreements for such Permitted Permanent Loan: (1) shall not impose any greater liability on Company than the Limited Recourse Liability that is incurred by the relevant Encumbered Real Estate Subsidiary in such transaction and to its liability as a guarantor of the LTF Lease securing such Permitted Permanent Loan that is permitted by subpart (v) of this definition; and (2) shall otherwise comply with the last paragraph of this definition;

(iv)(A) the only security for such Indebtedness are: (1) the real property and improvements relating to such Clubs being financed by such Permitted Permanent Loan, (2) the LTF Lease relating to such Clubs, (3) if required to be by the original Related Agreements evidencing or securing such Indebtedness, then: (a) normal and reasonable repair and replacement reserves; and (b) a debt service reserve to be established from the basic rent payable under the original LTF Lease relating to such Clubs that exceeds the regularly scheduled monthly principal and interest payments on such Indebtedness if the Allocated Clubs Cash Flow is less than the amount required in the original Related Agreements evidencing or securing such Indebtedness; provided, however, that, the Encumbered Real Estate Subsidiary’s failure to maintain the required Allocated Clubs Cash Flow shall not constitute an event of default (however defined) under the relevant Related Agreements and the sole remedy for such failure shall be the establishment of the debt service reserve; (4) if such Indebtedness is Securitized by re-structuring into a senior loan to the borrowing Encumbered Real Estate Subsidiary and a mezzanine loan to a separate Related Mezzanine Encumbered Real Estate Subsidiary, then such mezzanine loan may be secured by a pledge of the Equity Interests in the borrowing Encumbered Real Estate Subsidiary for such Indebtedness; and (5) normal and reasonable repair and replacement reserves that are required to be established by the original Related Agreements evidencing or securing such Indebtedness. None of such security shall secure any other Indebtedness of such Encumbered Real Estate Subsidiary, its Related Mezzanine Encumbered Real Estate Subsidiary, Company or any other Subsidiary;

(v) the Clubs are leased to Operations pursuant to a LTF Lease; provided that Company may guaranty Operations’ obligations under the relevant LTF Lease; provided that Company’s lease guaranty obligations must not be materially greater than that incurred by Company pursuant to the LTF CMBS I Related Agreements and the Related Agreements establishing such lease guaranty obligations shall comply with the last paragraph of this definition; and

(vi) reasonably prior to the incurrence of such Indebtedness, Agent has received drafts that are finalized in all material respects of each material Related Agreement to be signed and delivered in connection with such transaction.

For the purposes of this Agreement, a single Permitted Permanent Loan may be evidenced by separate notes made by one or more of the relevant Encumbered Real Estate Subsidiaries payable to the holder of such Permitted Permanent Loan and such separate notes may be secured by the real property and improvements relating to the Clubs respectively owned by such Encumbered Real Estate Subsidiaries then being financed by such Permitted Permanent Loan; provided that the proceeds of such separate notes are disbursed to the relevant Encumbered Real Estate Subsidiary on the same date as part of an integrated financing for all of such Clubs.

If Company incurs any Limited Recourse Liability that is described in subpart (b)(iii)(A) of the first paragraph of this definition or guaranties the payment and performance of a LTF Lease that is described in subpart (b)(v) of this definition, then the applicable Related Agreements shall not:

(a)(i) cross-default to any other Indebtedness of Company or any other Subsidiary; and/or (ii) violate Section 6.6; and/or

(b) in the case of any contingent liability, require Company to waive its rights of contribution, subrogation or other similar rights to succeed to the relevant lender’s rights against the borrowing Encumbered Real Estate Subsidiary or its assets upon Company’s payment and performance in full of its obligations under such Related Agreements.

Each Permitted Permanent Loan shall cause any automatic amendment of this Agreement that applies under the “most favored lender” provision in Section 5.20.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability limited partnership, limited liability company, joint venture, firm, association, enterprise, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity or organization, whether acting in an individual, fiduciary, or other capacity.

“Plan”: Each employee benefit plan (whether in existence on the Effective Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of Company or of any ERISA Affiliate.

“Pledge Agreement” or “Pledge Agreements”: Individually and collectively, (i) the Pledge Agreement dated June 30, 2011 made by Company in favor of Agent and pursuant to which Company grants a first priority Lien to Agent, for the benefit of the Lenders, to secure the Obligations, in the Equity Interests it owns in its Restricted Subsidiaries and other “Collateral” it describes, (ii) each Pledge Agreement dated June 30, 2011 made by a Restricted Subsidiary that owns Equity Interests in another Restricted Subsidiary in favor Agent and pursuant to which such Restricted Subsidiary grants a first priority Lien to Agent, for the benefit of the Lenders, to secure the Obligations, in the Equity Interests and other “Collateral” it describes, but only to the extent that the granting of such Lien does not violate any restriction on such Restricted Subsidiary’s right to grant such Lien set forth in any Related Agreement, as it is amended, supplemented, extended, restated, or otherwise modified and in effect at any time, and (iii) each additional agreement made after the Effective Date by any Subsidiary of Company in favor Agent and pursuant to which such Subsidiary grants a first priority Lien to Agent, for the benefit of the Lenders, to secure the Obligations, in the Equity Interests and other “Collateral” it describes, but only to the extent that the granting of such Lien does not violate any restriction on such Subsidiary’s right to grant such Lien set forth in any Related Agreement, as it is amended, supplemented, extended, restated, or otherwise modified and in effect at any time.

“Prime Rate”: The per annum rate of interest from time to time publicly announced by U.S. Bank or its parent as its “Prime Rate” (which is not necessarily the lowest rate charged to any customer) for such day, changing when and as such Prime Rate changes; except that if there is a successor Agent to U.S. Bank by merger, or U.S. Bank assigns its duties and obligations as “Agent” to an Affiliate pursuant to Section 10.11, then “Prime Rate” means the prime rate, base rate or other analogous rate of the new Agent.

“Purchase Money Indebtedness”: Any Indebtedness that is incurred at the time of the purchase of the relevant property.

“Purchaser”: As defined in Section 9.5.c.

“Quarterly Measurement Date”: The last day of each quarter of Company’s fiscal year, commencing on June 30, 2011.

“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by a Borrower with a Rate Protection Provider.

“Rate Protection Obligations”: The liabilities, indebtedness, and obligations of Borrowers, if any, to any Rate Protection Provider under a Rate Protection Agreement.

“Rate Protection Provider”: Any Lender, or any Affiliate of any Lender, that is the counterparty of a Borrower under any Rate Protection Agreement.

“Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of the Board of Governors with respect to reserve requirements that apply to member banks of the Federal Reserve System.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of the Board of Governors with respect to the extension of credit by banks for the purpose of purchasing or carrying margin stocks that apply to member banks of the Federal Reserve System.

“Real Estate”: Any undivided fee simple interest in land other than an Outlot; the tenant’s interest under a long-term ground lease of land; buildings and other improvements on such land owned in fee simple or leased under a long-term ground lease; and the right to receive any rents and income from such land owned in fee simple or leased under a long-term ground lease that have not yet been received. Without limiting the definition in the preceding sentence, “Real Estate” does not include (i) any interest in land that Company has sold and then leased back, either before or after the Effective Date, or (ii) the tenant’s interest under any lease or other occupancy agreement that is not a long-term ground lease, or any fixtures or improvements owned by the tenant under any lease or other occupancy agreement that is not a long-term ground lease.

“Real Estate Subsidiary”: Either an Encumbered Real Estate Subsidiary or an Unencumbered Real Estate Subsidiary.

“RE Holdings”: LTF Real Estate Holdings, LLC, a Delaware limited liability company.

“Reimbursement Obligations”: At any time, the aggregate of all of Borrowers’ obligations then outstanding under Section 2.13 to reimburse LC Issuer for amounts paid by LC Issuer with respect to any one or more drawings under Facility LCs.

“Related Agreement”: All material documents establishing, evidencing, and/or securing any Permitted Permanent Loan or any Indebtedness for borrowed money permitted by Section 6.11.c , or additional Indebtedness permitted by Section 6.11.g, or any sale-leaseback transaction permitted by Section 6.18, or any ground lease or other real estate lease covering any Real Estate underlying, or on which Company and its Subsidiaries intend to develop and operate, a Club and related businesses that is permitted by Section 6.21. The Related Agreements in effect on the Effective Date are respectively described on Schedules 1.1.e, 6.11 and 6.18.

“Related Mezzanine Encumbered Real Estate Subsidiary”: A Subsidiary that has been organized for the sole purpose of incurring a mezzanine loan made in conjunction with a Securitized Permitted Permanent Loan and whose only material assets are the Equity Interests in the Encumbered Real Estate Subsidiary that is the obligor of the related Permitted Permanent Loan.

“Rent Expense”: For any Measurement Period, the aggregate consolidated rent expense of Company and its Subsidiaries as determined in accordance with GAAP.

“Required Guarantor Subsidiaries”: At any time, all Wholly-Owned Subsidiaries except for: (i) Designated Unrestricted Subsidiaries, (ii) Foreign Subsidiaries as to which a guarantee of the Obligations would cause a Deemed Dividend Problem; and (iii) each Encumbered Real Estate Subsidiary that is prohibited, restricted, or otherwise limited by the Related Agreements for a Permitted Permanent Loan to which it is a party from guaranteeing any Indebtedness other than such Permitted Permanent Loan, granting a Lien on any or all of its assets to secure any Indebtedness other than such Permitted Permanent Loan, or permitting a Lien on the Equity Interests in such Encumbered Real Estate Subsidiary to secure any Indebtedness other than such Permitted Permanent Loan, but only so long as such prohibitions, restrictions, or limitations apply. The Required Guarantor Subsidiaries on the Effective Date are listed in Schedule 1.1.a.

“Restricted Payments”: Collectively, (a) all dividends or other distributions in cash with respect to any Equity Interests in Company, (b) any payment (whether in cash, Equity Interests other than common stock of Company, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Company or any of its Restricted Subsidiaries, and (c) all management fees, consulting fees and other similar amounts payable to any present or former holder of any Equity Interests in Company or any of its Restricted Subsidiaries.

“Restricted Subsidiary”: Each Guarantor Subsidiary and each other Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Loans”: Multicurrency Tranche Revolving Loans and USD Tranche Revolving Loans.

“Schedule”: A specific schedule to this Agreement, unless another document is specifically referred to.

“Section”: A numbered section of this Agreement, unless another document is specifically referred to.

“Securitized”: A transaction in which all or any portion of a Permitted Permanent Loan and the Related Agreements evidencing or securing such Permitted Permanent Loan are deposited into a trust (including a REMIC trust) by the holder of such Permitted Permanent Loan and such trust issues certificates to investors, or any similar transaction and the term “Securitizing” has a meaning correlative to the foregoing.

“Security Agreement” or “Security Agreements”: Individually or collectively, (i) the Security Agreement dated June 30, 2011 made by Company in favor of Agent and pursuant to which Company grants a first priority Lien to Agent, for the benefit of the Lenders, to secure the Obligations, in the “Collateral” it describes, as it is amended, supplemented, extended, restated, or otherwise modified and in effect at any time, (ii) the Security Agreement dated June 30, 2011 made by each Guarantor Subsidiary in favor of Agent and pursuant to which each Guarantor Subsidiary grants a first priority Lien to Agent, for the benefit of the Lenders, to secure the Obligations, in the “Collateral” it describes, to secure the Obligations, as it is amended, supplemented, extended, restated, or otherwise modified and in effect at any time, and (iii) any additional security agreement that any Subsidiary of Company signs and delivers after the Effective Date to grant a first priority Lien to Agent, for the benefit of the Lenders, to secure the Obligations, in the collateral it describes, as it is amended, supplemented, extended, restated, or otherwise modified and in effect at any time.

“Seller Financing”: Indebtedness incurred as seller financing.

“Subordinated Indebtedness”: Any Indebtedness of a Company or a Restricted Subsidiary that is formally subordinated to the Obligations on terms that have been approved in writing by Agent.

“Subsidiary”: with respect to any Person, (i) any corporation, partnership, limited partnership, limited liability limited partnership, limited liability company, joint venture, firm, association, enterprise, trust, unincorporated organization, or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (ii) any other corporation, partnership, limited partnership, limited liability limited partnership, limited liability company, joint venture, firm, association, enterprise, trust, unincorporated organization, or other business entity of which such Person, directly or indirectly, owns Equity Interests that represent more than 50% of the ordinary voting power, governance rights, or financial rights of such business entity. Except where this Agreement expressly provides to the contrary, all references in this Agreement to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of Company. The Subsidiaries on the Effective Date are listed in Schedule 1.1.b.

“Swingline Lender”: U.S. Bank or any other Lender that succeeds to its rights and obligations as the Swingline Lender under this Agreement.

“Swingline Loan Commitment”: With respect to Swingline Lender, the obligation of Swingline Lender to make Swingline Loans to Company, as part of the USD Tranche, in an aggregate principal amount outstanding at any time not to exceed the Swingline Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Swingline Commitment Amount”: As defined in Section 2.18, but as it is reduced at any time under this Agreement.

“Swingline Loan”: A Loan made to Company by Swingline Lender under Section 2.18.

“Swingline Loan Date”: The date of the making of any Swingline Loan under this Agreement.

“Taxes”: All present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Type”: With respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance, and, with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“Unencumbered Asset Coverage Ratio”: On any Quarterly Measurement Date, the ratio of:

a. the net book value of all Real Estate owned by Unencumbered Real Estate Subsidiaries on such Quarterly Measurement Date; to

b. the sum of (i) Aggregate Outstanding Credit Exposure; plus (ii) all Parity Secured Debt on such Quarterly Measurement Date.

“Unencumbered Real Estate Subsidiary”: A Wholly-Owned Subsidiary that: (i) owns Real Estate and has no material assets other than Real Estate, Equity Interests in other Unencumbered Real Estate Subsidiaries, or, as to LTF Real Estate Company, Inc., the other assets it owns on the Effective Date; (ii) does not engage in any substantial business activity other than acquiring, owning, developing, operating, and leasing Real Estate, and, as to LTF Real Estate Company, Inc., the other businesses it is engaged in on the Effective Date; (iii) has no Indebtedness other than the Obligations and Indebtedness not evidenced by a promissory note or secured by any Lien that is incurred in the ordinary course of owning and operating its Real Estate, and, as to LTF Real Estate Company, Inc., the other businesses it is engaged in on the Effective Date; and (iv) is a Guarantor Subsidiary. The Unencumbered Real Estate Subsidiaries on the Effective Date are described on Schedule 1.1.b.

“United States” and “U.S.”: The United States of America.

“Unrestricted Subsidiary”: Each Designated Unrestricted Subsidiary and each other Subsidiary that is not a Wholly-Owned Subsidiary.

“Upstream Distribution Agreements”: As defined in Section 5.14.b.

“U.S. Bank”: U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“U.S. Dollars”, “U.S.$” and “$”: The lawful currency of the United States.

“U.S. Dollar Amount”: On any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in an Agreed Currency, the Equivalent Amount in U.S. Dollars of such amount, determined by Agent pursuant to Section 2.2 using the Exchange Rate with respect to such Agreed Currency at the time in effect.

“USD Tranche Commitment”: With respect to each USD Tranche Lender, its obligation to make USD Tranche Revolving Loans to Company, to purchase USD Tranche LC

Participations, and to purchase participations in Swingline Loans from Swingline Lender, in an aggregate principal amount outstanding at any time not to exceed such Lender’s USD Tranche Commitment Amount as it is modified as a result of any assignment that has become effective pursuant to Section 9.5.c or as otherwise modified from time to time pursuant to this Agreement and subject to the conditions and limitations of this Agreement, and with respect to Swingline Lender, its obligation to make Swingline Loans to Company.

“USD Tranche Commitment Amount”: With respect to each USD Tranche Lender, on the Effective Date, the amount set by its name on the signature page of this Agreement and in Schedule 1.1.f as its USD Tranche Commitment Amount, but as reduced or increased at any time after the Effective Date under this Agreement.

“USD Tranche LC”: Each Facility LC in which the USD Tranche Lenders are obligated to purchase USD Tranche LC Participations under Section 2.10.

“USD Tranche LC Obligations”: At any time, the sum, without duplication, of: (a) the aggregate amount available to be drawn on all outstanding USD Tranche LCs; plus (b) the Reimbursement Obligations that relate to USD Tranche LCs.

“USD Tranche LC Participation”: As defined in Section 2.11.

“USD Tranche Lender”: Swingline Lender and each other Lender that has agreed to make USD Tranche Revolving Loans and purchase USD Tranche LC Participations under the terms of this Agreement.

USD Tranche Revolving Loan”: With respect to each USD Tranche Lender, a loan made by such Lender in U.S. Dollars pursuant to its commitment to lend in Section 2.1, and any conversion or continuation of such loan.

“USD Tranche Share”: With respect to each USD Tranche Lender, a portion equal to a fraction, the numerator of which is the USD Tranche Commitment Amount of such Lender and the denominator of which is the Aggregate USD Tranche Commitment Amount, provided, however, if all of the USD Tranche Commitments are terminated, then “USD Tranche Share” means the percentage obtained by dividing (i) such Lender’s Outstanding USD Tranche Credit Exposure at such time by (ii) the Aggregate Outstanding USD Tranche Credit Exposure at such time; and provided, further, that when a Defaulting USD Tranche Lender exists, “USD Tranche Share” means the percentage of the Aggregate USD Tranche Commitment Amount (disregarding any Defaulting Lender’s USD Tranche Commitment) represented by such Lender’s USD Tranche Commitment Amount. If all of the USD Tranche Commitments have terminated or expired, the USD Tranche Shares shall be determined based upon the USD Tranche Commitment Amounts most recently in effect, giving effect to any assignments.

“Wholly-Owned Subsidiary”: With respect to any Person, any Subsidiary of which 100% of the Equity Interests are at the time owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person. All Wholly-Owned Subsidiaries on the Effective Date are identified as such in Schedule 1.1.b

1.2. Accounting Terms and Calculations. Except to the extent this Agreement expressly provides to the contrary, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Company notifies Agent that Company requests an amendment to any provision of this Agreement to eliminate the effect of any change occurring after the Effective Date in GAAP or in its application on the operation of such provision (or if Agent notifies Company that the Majority Lenders request an amendment to any provision of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in its application, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice is withdrawn or amended in accordance with this Section 1.2; and further provided that, notwithstanding any other provision of this Agreement, all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Company or any of its Subsidiaries at “fair value”, as such standards define that term. If at any time any change in GAAP would affect the computation of any financial ratio or requirement in any Loan Document and Company, Agent, or the Majority Lenders so request, Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve its original intent in light of such change in GAAP (subject to the approval of the Majority Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change and Company shall provide to Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the monthly, quarterly, and annual financial statements this Agreement requires.

1.3. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

1.4. Other Definitional Terms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used in this Agreement otherwise clearly requires, “or” means both “and” and “or”.

ARTICLE II

TERMS OF THE CREDIT FACILITIES

Part A — Terms of Lending

2.1. Lending Commitments. From the Effective Date until the Facility Termination Date, subject to the terms and conditions set forth in this Agreement, each USD Tranche Lender severally agrees with the other USD Tranche Lenders to make USD Tranche Loans to Borrowers in U.S. Dollars and participate in USD Tranche LCs issued upon the request of Company, and each Multicurrency Tranche Lender severally agrees with the other Multicurrency Tranche Lenders to make Multicurrency Tranche Loans in U.S. Dollars or Canadian Dollars, and to participate in Multicurrency Tranche LCs, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC: (i) the U.S. Dollar Amount of such Lender’s Outstanding Credit Exposure shall not exceed its Commitment Amount; (ii) the Aggregate Outstanding USD Tranche Credit Exposure shall not exceed the Aggregate USD Tranche Commitment Amount; (iii) the Aggregate Outstanding Multicurrency Tranche Credit Exposure shall not exceed the Aggregate Multicurrency Tranche Commitment Amount; (iv) the Aggregate Outstanding Credit Exposure owing by Borrowing Subsidiaries shall not exceed the Maximum Borrowing Subsidiary Amount; and (v) all Base Rate Loans shall be made in U.S. Dollars. Subject to the terms of this Agreement, Borrowers may borrow, repay, and reborrow at any time before the Facility Termination Date. LC Issuer shall issue Facility LCs on the terms and conditions set forth in Part B of this Article II. Loans may be obtained and maintained, at Company’s election but subject to the limitations of this Agreement, as Base Rate Advances or Eurocurrency Advances. On the Effective Date, Company, Agent, and the Lenders acknowledge and agree that the aggregate outstanding principal balance of the “Revolving Loans” under the Existing Credit Agreement shall be deemed to be the initial USD Tranche Revolving Loans under this Agreement. There are no Multicurrency Tranche Revolving Loans on the Effective Date. The Commitments to extend credit under this Agreement expire on the Facility Termination Date. Borrowers shall pay all Obligations in full on the Facility Termination Date.

2.2. Determination of U.S. Dollar Amounts; Required Payments; Termination. Agent shall determine the U.S. Dollar Amount of: (a) each Advance as of the date three Business Days before the Borrowing Date for such Advance or, if applicable, the date such Advance is converted or continued, and (b) all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by Agent in its discretion. If, at any time, either (a) the U.S. Dollar Amount of the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment Amount, or (b) the U.S. Dollar Amount of the Aggregate Outstanding Multicurrency Tranche Credit Exposure exceeds 105% of the Aggregate Multicurrency Tranche Commitment Amount, Borrowers shall immediately make a payment on the Obligations sufficient to eliminate such excess. Borrowers shall pay the Aggregate Outstanding Credit Exposure and all other unpaid Obligations in full on the Facility Termination Date.

2.3. Method of Selecting Types and Interest Periods for New Advances. Company shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency that applies. Each request by Company for Revolving Loans (a “Borrowing Notice”) shall be in writing or by telephone and must be given so as to be received by Agent not later than 11:00 A.M. (Minneapolis time) three Business Days before the requested Borrowing Date if all or any portion of the Revolving Loans are requested as Eurocurrency Advances and not later than 11:00 A.M. (Minneapolis time) on the requested Borrowing Date if the Revolving Loans are requested as Base Rate Advances (other than a Swingline Loan). Each request for Revolving Loans shall be irrevocable and shall be deemed a representation by Borrowers that on the requested Borrowing Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied.

Each request for any Advance shall specify (a) the requested Borrowing Date, which shall be a Business Day, of such Advance, (b) the Agreed Currency for each requested Revolving Loan, (c) the aggregate amount of the Advance to be made on such date, which shall be in a minimum amount of $1,000,000 for Base Rate Advances or $5,000,000 for Eurocurrency Advances, (d) whether such Revolving Loans are to be funded as Base Rate Advances or Eurocurrency Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specify the amount to which each interest rate choice applies), and (e) in the case of Eurocurrency Advances, the duration of the initial Interest Period that applies to such Advance; provided that no Revolving Loans shall be funded as Eurocurrency Advances if a Default or Event of Default exists. Agent may rely on any telephone request by Company for Revolving Loans that it believes in good faith to be genuine. Agent shall promptly notify each other Lender of the receipt of such request, the matters it specifies, and of such Lender’s ratable share of any requested USD Tranche Revolving Loans and, in the case of a Multicurrency Tranche Lender, such Multicurrency Tranche Lender’s ratable share of any requested Multicurrency Tranche Revolving Loans. On the specified Borrowing Date, each Lender shall provide its share of the requested Revolving Loans to Agent in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time).

Unless Agent determines that any applicable condition specified in Article III has not been satisfied, Agent shall make available to Company at Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time) on the requested Borrowing Date the amount of the requested Revolving Loans. If Agent has made a Revolving Loan to Company on behalf of a Lender but has not received the amount of such Revolving Loan from such Lender by the time this Agreement requires, such Lender shall pay interest to Agent on the amount so advanced at the overnight Federal Funds Rate from the date of such Revolving Loan to the date funds are received by Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Revolving Loan (provided that Agent shall not make any Revolving Loan on behalf of a Lender if Agent has received prior notice from such Lender that it will not make such Revolving Loan). If Agent does not receive payment from such Lender by the next Business Day after the date of any Revolving Loan, Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan, on demand, from Company, without prejudice to Agent’s and Company’s rights against such Lender. If such Lender pays Agent the amount this Agreement requires with interest at the overnight Federal Funds Rate before Agent has recovered from Company, such Lender shall be entitled to the interest payable by Company with respect to the Revolving Loan in question accruing from the date Agent made such Revolving Loan.

2.4. Ratable Loans; Types of Advances. Each Advance other than any Swingline Loan shall consist of (a) USD Tranche Revolving Loans made by the USD Tranche Lenders ratably according to their USD Tranche Shares of the Aggregate USD Tranche Commitment Amount and (b) in the case of Multicurrency Tranche Revolving Loans, Multicurrency Tranche Revolving Loans made by the Multicurrency Tranche Lenders ratably according to their Multicurrency Tranche Shares of the Aggregate Multicurrency Tranche Commitment Amount. The Advances may be Base Rate Advances or Eurocurrency Advances, or a combination of the two Types, selected by Company in accordance with Sections 2.3 and 2.6, or Swingline Loans selected by Company in accordance with Part C of this Article II.

2.5. Noteless Agreement; Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice so long as any Obligations remain outstanding a current account or accounts evidencing Borrower’s indebtedness to such Lender that results from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender. Agent shall also maintain accounts in which it records (i) the amount of each Loan, the Agreed Currency and Type of each Loan, and the Interest Period with respect to each Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender under this Agreement, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by Agent from Borrower under this Agreement and each Lender’s share of such amount. The entries maintained in the accounts maintained pursuant to this Section 2.5 shall be prima facie evidence of the existence and amounts of the Obligations recorded in those accounts; provided that the failure of Agent or any Lender to maintain such accounts or any error in such accounts shall not in any manner affect Borrower’s obligation to repay the Obligations in accordance with the terms of this Agreement. Any Lender has the right to request that its Loans be evidenced by a promissory note or, in the case of Swingline Lender, promissory notes, representing its Revolving Loans and Swingline Loans, as applicable, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swingline Loans (each a “Note”). If any Lender requests that its Loans be evidenced by a Note, Borrower shall prepare, sign, and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by Agent. Thereafter, the Loans evidenced by such Note and interest on such Loans shall at all times (prior to any assignment pursuant to Section 9.5.c) be represented by one or more Notes payable to the order of the payee named in such Note, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in the preceding sentences of this Section 2.5.

2.6. Conversions and Continuations. On the terms and subject to the limitations of this Agreement, Company has the option at any time to convert all or any portion of the Advances into Base Rate Advances or Eurocurrency Advances, or to continue a Eurocurrency Advance as such; provided that a Eurocurrency Advance may be converted or continued only on the last day of the Interest Period that applies to such Advance and no Advance may be converted to or continued as a Eurocurrency Advance if a Default or Event of Default exists on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurocurrency Advances only in the aggregate minimum amount of the Advances of all Lenders so converted or continued, of $5,000,000. Company shall give Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by Agent not later than 11:00 A.M. (Minneapolis time) three Business Days (four Business Days in the case of Agreed Currencies that Agent designates as requiring additional notice) before the requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurocurrency Advances and on the date of the requested conversion to Base Rate Advances. Each Eurocurrency Advance denominated in an Agreed Currency other than U.S. Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (i) such Eurocurrency Advance is or was repaid in accordance with Section 2.9 or (ii) Company gives Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period or that such Eurocurrency Advance be converted to an Advance in U.S. Dollars. Each such notice (a “Conversion/Continuation Notice”) shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (1) the last day of the preceding

Interest Period for any continuation or conversion of Eurocurrency Advances, and (2) a Business Day in the case of continuations as or conversions to Eurocurrency Advances and a Business Day in the case of conversions to Base Rate Advances), and (c) in the case of conversions to or continuations as Eurocurrency Advances, the Interest Period that applies to such Advance. Any notice given by Company under this Section shall be irrevocable. If Company fails to notify Agent of the continuation of any Eurocurrency Advance within the time required by this Section, at the option of Agent, such Advances shall, on the last day of the Interest Period that applies to such Advance, (A) automatically be continued as Eurocurrency Advances with the same principal amount and the same Interest Period or (B) automatically be converted into Base Rate Advances with the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Lenders. (For example, when continuing a two-month Eurocurrency Advance of one Lender to a three-month Eurocurrency Advance, Company must simultaneously continue all two-month Eurocurrency Advances of all Lenders having Interest Periods ending on the date of continuation as three-month Eurocurrency Advances.)

2.7. Interest Rates, Interest Payments, and Default Interest. Interest shall accrue and be payable on the Revolving Loans as follows:

a. Subject to paragraph (c) below, each Eurocurrency Advance shall bear interest on the unpaid principal amount of such Revolving Loan during the Interest Period that applies to such Revolving Loan at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period plus (B) the Applicable Margin.

b. Subject to paragraph (c) below, each Base Rate Advance shall bear interest on the unpaid principal amount of such Revolving Loan at a varying rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Margin.

c. Notwithstanding anything to the contrary in Section 2.3, 2.6, or this Section 2.7, during the existence of any Default or Event of Default, Agent or the Majority Lenders have the right, at their option, by notice to Company (which notice may be revoked at the option of the party who gave it, notwithstanding the provisions in Section 9.1 that require unanimous consent of the Lenders to reduce interest rates), declare that no Advance may be made as, converted into, or continued as a Eurocurrency Advance. During the existence of any Event of Default, each Advance shall, at the option of Agent or at the direction of the Majority Lenders, by notice to Company (which notice may be revoked at the option of the party who gave it, notwithstanding any provision of this Agreement requiring unanimous consent of the Lenders to reduce interest rates), declare that (i) each Advance in an Agreed Currency other than U.S. Dollars shall be converted to an Advance in the Approximate Equivalent Amount in U.S. Dollars, notwithstanding any Multicurrency Tranche Lender’s Multicurrency Tranche Commitment, (ii) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (iii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, and (iv) the LC Fee shall be increased by 2.00% per annum, provided that, during the existence of an Event of Default under Section 7.1.e or 7.1.f, the interest rates set forth in clauses (ii) and (iii) above and the increase in the LC Fee set forth in clause (iv) above shall apply to all

Credit Extensions without any election or action on the part of Agent or any Lender. After an Event of Default has been cured or waived, the interest rate applicable to Advances and the LC Fee shall revert to the rates that then apply in the absence of an Event of Default. The interest rate that applies under this Section 2.7.c to each Advance during the existence of an Event of Default is the “Default Rate” with respect to that Advance.

d. Interest is payable (i) with respect to each Eurocurrency Advance having an Interest Period of three months or less, on the last day of the Interest Period that applies to such Advance; (ii) with respect to any Eurocurrency Advance having an Interest Period greater than three months, on the last day of the Interest Period that applies to such Advance and on the last day of each three-month interval during such Interest Period; (iii) with respect to any Base Rate Advance, on the last day of each month; (iv) with respect to all Advances, upon any prepayment, whether by acceleration or otherwise (on the amount prepaid); and (v) on the Facility Termination Date; provided that interest under paragraph (c) of this Section is payable on demand.

2.8. Repayment and Mandatory Prepayment. The unpaid principal balance of all Loans, together with all accrued and unpaid interest on such Loans, shall be due and payable on the Facility Termination Date. If at any time, (i) the Aggregate Outstanding USD Tranche Credit Exposure exceeds the Aggregate USD Tranche Commitment Amount, or (ii) (A) other than as a result of fluctuations in Exchange Rates, the Aggregate Outstanding Multicurrency Tranche Credit Exposure exceeds the Aggregate Multicurrency Tranche Commitment Amount, or (B) solely as a result of fluctuations in Exchange Rates, the Aggregate Outstanding Multicurrency Tranche Credit Exposure exceeds the Aggregate Multicurrency Tranche Commitment Amount by more than 5%, Borrowers shall immediately repay to Agent for the accounts of the Lenders the amount of such excess. With respect to USD Tranche Revolving Loans, any such payments shall be applied first against Base Rate Advances and then to Eurocurrency Advances in order starting with the Eurocurrency Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Aggregate Outstanding Credit Exposure still exceeds the Aggregate Commitment Amount, the remaining amount paid by Borrowers shall be placed in the Facility LC Collateral Account.

2.9. Reductions in Aggregate Commitment; Optional Prepayments. Company may permanently reduce (a) the Aggregate USD Tranche Commitment Amount in whole, or in part ratably among the USD Tranche Lenders in integral multiples of U.S.$1,000,000 and (b) the Aggregate Multicurrency Tranche Commitment Amount in part ratably among the Multicurrency Tranche Lenders in integral multiples of the Approximate Equivalent Amount of U.S.$1,000,000 in Canadian Dollars, upon at least 5 Business Days’ written notice to Agent, which notice must specify the amount of any such reduction, provided, however, that Company cannot reduce (x) the Aggregate Commitment Amount below the Aggregate Outstanding Credit Exposure, (y) the Aggregate USD Tranche Commitment Amount below the Aggregate Outstanding USD Tranche Credit Exposure, or (z) the Aggregate Multicurrency Tranche Commitment Amount below the Aggregate Outstanding Multicurrency Tranche Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions. Borrowers may prepay all outstanding Base Rate Advances (other than Swingline Loans), in whole, or in a minimum amount of $1,000,000, at any time, without premium or penalty. Company may at any time pay, without penalty or premium, all outstanding Swingline Loans, or any portion of the outstanding Swingline Loans in a minimum amount of $1,000,000, with notice to Agent and Swingline Lender by 11:00 a.m. (Minneapolis time) on the date of repayment. Company may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 2.30, but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000, any portion of the outstanding Eurocurrency Advances, upon 3 Business Days’ prior written notice to Agent. All partial prepayments of Revolving Loans shall be applied pro rata based on the unpaid principal balance of the Revolving Loans. Amounts paid (unless following an acceleration or upon termination of the Commitments in whole) or prepaid on the Revolving Loans under this Section 2.9 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.

Part B-Terms of the Letter of Credit Facility

2.10. Letter of Credit Commitment. Subject to the terms and conditions of this Agreement, LC Issuer agrees to issue standby and commercial letters of credit (each, a “Facility LC”) either (i) as a Multicurrency Tranche LC, denominated in either U.S. Dollars or Canadian Dollars, or (ii) as a USD Tranche LC, denominated in U.S. Dollars, and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time on terms reasonably acceptable to LC Issuer on any Business Day during the period from the Effective Date and ending on the Facility Termination Date; provided that LC Issuer has no obligation to issue or Modify any Facility LC if, immediately after giving effect to such issuance or Modification: (a) the USD Tranche LC Obligations would exceed U.S.$35,000,000; (b) the Multicurrency Tranche LC Obligations would exceed the Approximate Equivalent Amount of U.S.$5,000,000; or (c) the Aggregate Outstanding Credit Exposure would exceed the Aggregate Commitment Amount; and provided further that LC Issuer has no obligation to issue or Modify any Facility LC if a Default or Event of Default exists. LC Issuer’s obligation to issue any Facility LC terminates on the Facility Termination Date. On the Effective Date, Company, Agent, LC Issuer, and the Lenders acknowledge and agree that the outstanding Facility LCs issued by LC Issuer under the Existing Credit Agreement are set forth on Schedule 2.10 and that such Facility LCs and related applications and agreements are the initial Facility LCs and related applications and agreements under this Agreement.

2.11. Procedures for Facility LCs. Company shall make each request for a Facility LC or a Modification of a Facility LC in writing, by facsimile transmission or electronic mail received by LC Issuer by 2:00 P.M. (Minneapolis time) on a Business Day that is not less than one Business Day before the requested date of issuance (which shall also be a Business Day). Each request for a Facility LC shall specify (i) whether such Facility LC is a USD Tranche LC or a Multicurrency Tranche LC, (ii) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (iii) the date on which such Facility LC is to expire, (iv) the amount of such Facility LC, (v) with respect to Multicurrency Tranche LCs, whether such Facility LC is to be denominated in U.S. Dollars or Canadian Dollars, (vi) the name and address of the beneficiary, and (vii) any other information that is necessary to prepare, amend, renew, or extend such Facility LC. Each request for a Facility LC shall be deemed a representation by Company that on the date such Facility LC is issued and after giving effect to such request the applicable conditions in Article III have been and will be satisfied. LC Issuer has no independent duty to determine whether the conditions in Article III have been satisfied, but LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, LC Issuer receives notice from Agent or the Majority Lenders that any such condition has not been satisfied or waived. LC Issuer has the right to require that such request be made on any letter of credit application form that LC Issuer specifies at the applicable time (each, a “Facility LC Application”), along with satisfactory evidence of the authority and incumbency of the officials of Company making such request. LC Issuer shall promptly notify the other Lenders of the receipt of the request and the matters it specifies. On the date of each issuance of a Facility LC, LC Issuer shall send notice to the other Lenders of such issuance, and if requested by a Lender, a copy of the Facility LCs so issued. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control. Concurrently with the issuance or Modification of each Facility LC in accordance with this Agreement, LC Issuer shall be deemed, without further action or notice by any party to this Agreement: (a) with respect to each USD Tranche LC, to have unconditionally and irrevocably sold and transferred to each USD Tranche Lender, and each USD Tranche Lender shall be deemed irrevocably and unconditionally to have purchased and received from LC Issuer, without recourse or warranty, an undivided participation (a “USD Tranche LC Participation”) in such Facility LC or Modification and the USD Tranche LC Obligations that relate to that Facility LC or Modification and any security for it in the amount of such Lender’s USD Tranche Share of such USD Tranche LC Obligations; and (b) with respect to each Multicurrency Tranche LC, to have unconditionally and irrevocably sold and transferred to each Multicurrency Tranche Lender, and each Multicurrency Tranche Lender shall be deemed irrevocably and unconditionally to have purchased and received from LC Issuer, without recourse or warranty, an undivided participation (a “Multicurrency Tranche LC Participation”) in such Facility LC or Modification and the Multicurrency Tranche LC Obligations that relate to that Facility LC or Modification and any security for it in the amount of such Lender’s Multicurrency Tranche Share of such Multicurrency Tranche LC Obligations. LC Issuer shall retain its individual LC Participation in the amount of its Applicable Share in each Facility LC and the LC Obligations that relate to such Facility LC and any security for it.

2.12. Terms of Facility LCs. Facility LCs shall be issued in support of obligations of any Borrower. All Facility LCs must be issued no less than 10 days before the Facility Termination Date and all Facility LCs must expire no later than 12 months after the Facility Termination Date. As to each Facility LC that is outstanding as of the Facility Termination Date, Company shall provide either (A) cash collateral in an amount reasonably satisfactory to Agent (but in no event less than 105% of the stated undrawn amount of each Facility LC) for deposit into the Facility LC Collateral Account, or (B) one or more irrevocable letters of credit in form and substance, and issued by a bank, reasonably satisfactory to Agent pursuant to which LC Issuer is entitled to recover the maximum amount at any time payable under each outstanding Facility LC, plus all costs and fees then or thereafter payable with respect to such Facility LC under the terms of this Agreement, provided further that, if Company fails to provide such cash collateral or one or more letters of credit satisfactory to Agent, the Lenders shall make Revolving Loans ratably in accordance with their respective Applicable Shares of the aggregate amount of USD Tranche LCs and Multicurrency Tranche LCs, as applicable, outstanding on the Facility Termination Date, and deposit the proceeds of such Revolving Loans into the Facility LC Collateral Account. Upon Company’s compliance with its obligations under the preceding sentence upon or following the Facility Termination Date, each Lender’s obligations to fund its LC Participations under Section 2.13 and to indemnify LC Issuer under Section 2.17 shall terminate. So long as no Event of Default exists, any such cash collateral on deposit in the Facility LC Collateral Account shall be returned to Company upon the cancellation or expiration of all outstanding Facility LCs and the payment of all amounts due under this Article II with respect to the issuance, signing, delivery, or transfer of any Facility LC, any drawing on a Facility LC, or the payment or failure to pay any drawing under any Facility LC.

2.13. Agreement to Repay Facility LC Drawings. Company is irrevocably and unconditionally obligated to reimburse LC Issuer on or before the applicable LC Payment Date for (i) the amount of each draft or other request for payment drawn under any Facility LC (whether drawn before, on or after its stated expiry date), without presentment, demand, protest, or other formalities of any kind, and (ii) interest on all amounts referred to in clause (i) above from the date of such draw until payment in full at a fluctuating rate per annum at all times equal to the sum of the Base Rate plus the Applicable Margin plus 2.00%; provided that so long as the conditions precedent set forth in Section 2.1 and Article III are satisfied as of the date of any draw under the Facility LC, the Lenders shall make (and Company hereby authorizes each Lender to make) Revolving Loans in accordance with Section 2.2 to pay any draw under a Facility LC. LC Issuer shall promptly notify Company and each Lender of each demand for payment under a Facility LC and of the date on which such payment is to be made (the “LC Payment Date”) and the amount of such Lender’s Revolving Loan to be made under Sections 2.1 and 2.12, if any.

If Company fails to reimburse LC Issuer for any drawing on any Facility LC on the date of such drawing through the making of Revolving Loans or otherwise, then, by not later than 1:00 P.M. (Minneapolis time), on such date, each Lender shall fund its LC Participation in such Facility LC drawing by paying to LC Issuer, in Immediately Available Funds, such Lender’s Applicable Share of such demand for payment that Company has not paid to LC Issuer. Each Lender’s obligation to make such amounts available to LC Issuer shall be irrevocable and is not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances except where Company is not liable to LC Issuer for payment of a draw on a Facility LC under Section 2.13. If and to the extent any Lender has not made such amount available to LC Issuer on any such date, such Lender shall, upon demand, pay interest on such amount to LC Issuer for the account of LC Issuer for each day from and including the date on which such payment was to be made to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect, based upon a year of 360 days. Any Lender’s failure to make available to LC Issuer its Applicable Share of any demand for payment under a Facility LC does not relieve any other Lender of its obligation to make available to LC Issuer its Applicable Share of such demand for payment on the date such payment is to be made, but no Lender is responsible for the failure of any other Lender to make available to LC Issuer such other Lender’s Applicable Share of any such payment.

Whenever, at any time after LC Issuer has made a payment under any Facility LC and has received from another Lender such other Lender’s Applicable Share of the unreimbursed portion of such payment, LC Issuer receives any reimbursement on account of such unreimbursed portion or any payment of interest on account of such unreimbursed portion, LC

Issuer shall promptly distribute to such other Lender its pro rata share of such reimbursement in like funds as received in accordance with Section 8.17; provided that if LC Issuer is required to return such reimbursement or such payment of interest (as the case may be), such other Lender shall return to LC Issuer any portion of such reimbursement previously distributed to it by LC Issuer in like funds as such reimbursement or payment is required to be returned by LC Issuer.

2.14. Obligations Absolute. Company’s obligation under Section 2.13 to repay LC Issuer for any amount drawn on any Facility LC and to repay the Lenders for any Revolving Loans made under Sections 2.12 or 2.13 is absolute, unconditional, and irrevocable and shall continue for so long as any Facility LC is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Facility LC;

(b) The existence of any claim, setoff, defense or other right that Company may have or claim at any time against any beneficiary, transferee or holder of any Facility LC (or any Person for whom any such beneficiary, transferee or holder is acting), LC Issuer or any Lender or any other Person, whether in connection with a Facility LC, this Agreement, the transactions this Agreement contemplates, or any unrelated transaction; or

(c) Any statement or any other document presented under any Facility LC is forged, fraudulent, invalid, or insufficient in any respect or any statement in such document is untrue or inaccurate in any respect whatsoever.

None of Agent, LC Issuer, any other Lender, or their officers, directors or employees is liable or responsible for, and the obligations of Company to LC Issuer and the Lenders are not impaired by:

(i) The use that is made of any Facility LC or for any acts or omissions of any beneficiary, transferee or holder of a Facility LC in connection with the Facility LC;

(ii) The validity, sufficiency, or genuineness of documents, or of any endorsements on or to them, even if such documents or endorsements are, in any or all respects, invalid, insufficient, fraudulent, or forged;

(iii) LC Issuer’s acceptance of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv) Any other action of LC Issuer in making or failing to make payment under any Facility LC if in good faith and in conformity with U.S. or foreign laws, regulations or customs that apply to such Facility LC.

Notwithstanding the foregoing, Company shall have a claim against LC Issuer, and LC Issuer shall be liable to Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Company that Company proves were caused by LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under any Facility LC comply with the terms of such Facility LC.

2.15. Actions of LC Issuer. LC Issuer is entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, or electronic mail message, statement, order or other document it believes to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by LC Issuer. LC Issuer is fully justified in failing or refusing to take any action under this Agreement unless it first receives any advice or concurrence of the Majority Lenders it reasonably deems appropriate or it is first indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that it may incur by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Article II, Part B, LC Issuer is in all cases fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant to such request is binding upon the Lenders and any future holders of a participation in any Facility LC.

2.16. Indemnification by Company. Company shall indemnify and hold harmless each Lender, LC Issuer and Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) that such Lender, LC Issuer or Agent incurs (or that is claimed against such Lender, LC Issuer, or Agent by any Person whatsoever) by reason of or in connection with the issuance, signing, and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) that LC Issuer incurs by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to LC Issuer under this Agreement (but nothing in this Section 2.16 affects any rights Company has against any Defaulting Lender) or (ii) by reason of or on account of LC Issuer issuing any Facility LC that specifies that the term “Beneficiary” included in such Facility LC includes any successor by operation of law of the named beneficiary, but that Facility LC does not require that any drawing by any such successor beneficiary be accompanied by a copy of a legal document, satisfactory to LC Issuer, evidencing the appointment of such successor beneficiary; provided that Company is not required to indemnify any Lender, LC Issuer, or Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (b) LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.16 limits Company’s obligations under any other provision of this Agreement.

2.17. Indemnification by Lenders. The Lenders severally shall indemnify LC Issuer acting in its capacity as issuer of the Facility LCs, and each officer, director, employee, agent and affiliate of LC Issuer, ratably according to their Applicable Shares with respect to the USD LC Obligations or the Multicurrency Tranche LC Obligations, as applicable, to the extent not reimbursed by Company, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the payment of any of the LC Obligations) be imposed on, incurred by or asserted against LC Issuer in any way relating to or arising out of the issuance of or payment or failure to pay under the Facility LC or the use of proceeds of any payment made under the Facility LC; provided that no Lender shall be liable for the payment to LC Issuer of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from LC Issuer’s gross negligence or willful misconduct. All obligations provided for in this Section 2.17 shall survive the termination of this Agreement.

Part C-Terms of the Swingline Loan Facility

2.18. Swingline Loan Commitment.

a. Swingline Loan Commitment On the terms and subject to the conditions of this Agreement, Swingline Lender, in its individual capacity, agrees to make a revolving credit facility available as loans under the USD Tranche (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to Company on a revolving basis at any time and from time to time from the Effective Date to the Facility Termination Date, during which period Company may borrow, repay, and reborrow in accordance with the provisions of this Agreement; provided that no Swingline Loan will be made in any amount that, after giving effect to such Swingline Loan, would cause the: (i) the aggregate outstanding principal amount of the Swingline Loans to exceed $60,000,000 (the “Swingline Commitment Amount”); or (ii) the Aggregate Outstanding USD Tranche Credit Exposure to exceed the Aggregate USD Tranche Commitment Amount. Swingline Loans may be obtained and maintained as Base Rate Advances unless Swingline Lender agrees to different interest rate; provided that: (A) Swingline Lender may not agree to a different rate if a Default or Event of Default exists; and (B) upon the occurrence and during the existence of any Event of Default, the Swingline Loans shall, at the option of Swingline Lender, bear interest until paid in full at a rate per annum equal to the Default Rate in effect for Base Rate Advances with respect to any Swingline Loan that has been made as a Base Rate Advance or, if any Swingline Loan accrues interest at a different rate, at a rate per annum equal to the sum of such rate plus 2.00%. Accrued interest on Swingline Loans is payable on the last day of each calendar month or, if any Event of Default has exists, on demand. On the Effective Date, Company, Agent and Swingline Lender acknowledge and agree that the aggregate outstanding principal balance of the “Swingline Loans” under the Existing Credit Agreement shall be deemed to be the initial Swingline Loans under this Agreement.

b. Procedure for Swingline Loans. Any request by Company for Swingline Loans must be in writing or by telephone and must be given so as to be received by Swingline Lender not later than 1:00 P.M. (Minneapolis time) on the requested Swingline Loan Date or, if the requested Swingline Loan will accrue interest at a rate other than the rate applicable to Base Rate Advances, as Swingline Lender requires. Each request for Swingline Loans is irrevocable and is deemed a representation by Company that on the requested Swingline Loan Date and after giving effect to the requested Swingline Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Swingline Loans shall specify (i) the requested Swingline Loan Date, and (ii) the aggregate amount of the Swingline Loans to be made on such date, which must be in a minimum amount of $100,000. Swingline Lender may rely on any telephone request by Company for Swingline Loans that it believes in good faith to be genuine. On the date of the requested Swingline Loans, Swingline Lender, unless Swingline Lender determines, or has been notified by Agent that Agent has determined, that any applicable condition specified in Article III has not been satisfied, Swingline Lender shall make available to Company at Swingline Lender’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time) on the requested Swingline Loan Date the amount of the requested Swingline Loans.

c. Repayment of Swingline Loans. Each Swingline Loan is due and payable in full on the earlier of the date selected by Swingline Lender or the Facility Termination Date. Company has the right to prepay all or a portion of any Swingline Loan at any time without premium or penalty. Swingline Lender has the right, at any time, in its sole discretion, by written notice to Company, Agent, and the Lenders, to demand repayment of its Swingline Loans by way of a USD Tranche Revolving Loan borrowing, in which case Company shall be deemed to have requested a USD Tranche Revolving Loan borrowing comprised entirely of Base Rate Advances in the amount of such Swingline Loans; provided that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Facility Termination Date, (ii) the occurrence of any Event of Default described in Section 7.1.f; (iii) upon acceleration of the Obligations, whether on account of an Event of Default or otherwise, and (iv) the exercise of remedies in accordance with Section 7.2 (each such USD Tranche Revolving Loan borrowing made on account of any such deemed request by Company under this Section 2.18.c is a “Mandatory Swingline Borrowing”).

Each USD Tranche Lender hereby irrevocably agrees to make such USD Tranche Revolving Loans ratably in accordance with its USD Tranche Share promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (x) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of USD Tranche Revolving Loans otherwise required under this Agreement, (xi) whether any conditions specified in Section 2.2 are then satisfied, (xii) whether a Default or an Event of Default then exists, (xiii) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.2, (xiv) the date of such Mandatory Swingline Borrowing, or (xv) any reduction in the USD Tranche Commitment Amounts or termination of the USD Tranche Commitments immediately before or at the same time as such Mandatory Swingline Borrowing.

If any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each USD Tranche Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from Company on or after such date and prior to such purchase) from Swingline Lender such participations in the outstanding Swingline Loans as is necessary to cause each such USD Tranche Lender to share in such Swingline Loans ratably based upon its USD Tranche Share (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (A) all interest payable on the Swingline Loans is for the account of Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing USD Tranche Lender shall pay to Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing purchase occurs under this Agreement to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Effective Rate.

Part D — General

2.19. Fees. On or before the Effective Date, Company shall (i) pay to Agent the fees set forth in the separate letter agreement dated May 25, 2011 between Agent and Company, (ii) pay to RBC the fees set forth in the separate letter agreement dated May 25, 2011 between Company and RBC, and (iii) pay to J.P. Morgan Securities Inc. and JP Morgan Chase Bank the fees set for the separate letter agreement dated May 25, 2011 between Company and those two entities. Company shall pay such fees on the Effective Date and at such other times the fee letters require. Agent may separately agree with any Lender to pay a portion of such fees to such Lender, but is not obligated to pay such portion to such Lender unless and until it is received from Company.

2.20. Commitment Fee. Borrowers shall, from the Effective Date through the Facility Termination Date, pay to Agent, for the account of each USD Tranche Lender according to its USD Tranche Share, and for the account of each Multicurrency Tranche Lender according to its Multicurrency Tranche Share, in arrears on the last day of each calendar quarter commencing on September 30, 2011, and on the Facility Termination Date, a commitment fee (the “Commitment Fee”) equal to the per annum Applicable Commitment Fee Rate on the Average Available Aggregate Commitment Amount for such calendar quarter. Swingline Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the amount of the Commitment Fee Borrower owes, but shall count for the purposes of calculating Agent’s share of the Commitment Fee.

2.21. LC Fees. For each Facility LC issued, Company shall pay to Agent for the account of the Lenders ratably in accordance with their Applicable Shares, in arrears, payable on the last day of each calendar quarter, a letter of credit fee (an “LC Fee”) in an amount determined by applying a per annum rate equal to the Applicable Margin for Eurocurrency Advances in effect on such date to the average daily face amount of such Facility LC during such calendar quarter. In addition to the LC Fee, Company shall pay to Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by Agent to its letter of credit customers and a fronting fee at the per annum rate separately agreed to by Company and Agent of the face amount of each Facility LC for the period from the date of issuance to the scheduled expiration date of such Facility LC, and all out-of-pocket expenses incurred by Agent in connection with the issuance, Modification, amendment, administration, or payment of any Facility LC. During the existence of an Event of Default, the rate used for calculating the LC Fee shall equal the rate that otherwise applies plus 2.00%.

2.22. Computation. The Commitment Fee, LC Fee, and interest on the Eurocurrency Advances shall be calculated for actual days elapsed on the basis of a 360-day year, except that Interest at the Base Rate, or any interest rate that is based on the Prime Rate, shall be calculated for actual days elapsed on the basis of a 365 or 366-day year, as applicable.

2.23. Method of Payment. Each Advance shall be repaid and each payment of interest on such Advance shall be paid in the currency in which such Advance was made. All payments of the Obligations shall be made without setoff, deduction, or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time) on the date when due to Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. Except (i) with respect to repayments of Swingline Loans, (ii) in the case of Reimbursement Obligations for which LC Issuer has not been fully indemnified by the Lenders, or (iii) as this Agreement otherwise specifically requires, Agent shall promptly distribute in like funds to each Lender its ratable share of each such payment of principal, interest and fees received by Agent for the account of the Lenders. Whenever any payment on the Obligations is stated to be due on a day that is not a Business Day, such payment is due on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided that if such extension would cause payment of interest on or principal of a Eurocurrency Advance to be made in the next following calendar month, such payment is due on the immediately preceding Business Day. Each payment delivered to Agent for the account of any Lender shall be delivered promptly by Agent to such Lender in the same type of funds that Agent received at its address specified pursuant to this Agreement or at any Lending Installation specified in a notice received by Agent from such Lender. Company and the Lenders hereby authorize Agent to charge the account of Company maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations, and fees as it becomes due. Each reference to Agent in this Section 2.23 also refers and applies equally to LC Issuer in the case of payments Company owes LC Issuer under Section 2.13.

Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than U.S. Dollars, currency control or exchange regulations are imposed in the country that issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or Borrowers are not able to make payment to Agent for the account of the Lenders in such Original Currency, then all payments to be made by Borrowers in such currency shall instead be made when due in U.S. Dollars in an amount equal to the U.S. Dollar Amount (as of the date of repayment) of such payment due, it being the intention of Borrowers and the Lenders that Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.24. Use of Loan Proceeds. Borrowers shall use the proceeds of each Credit Extension and each Facility LC to refinance, but not to pay, the “Loans” under the Existing Credit Agreement, and for other general corporate purposes subject to the Borrowers’ covenants in this Agreement.

2.25. Lending Installations. Each Lender has the right to book its Advances and its LC Participations and LC Issuer has the right to book the Facility LCs at any Lending Installation it selects and has the right to change its Lending Installation at any time. All terms of this Agreement apply to each Lending Installation and the Loans, Facility LCs, LC Participations, and any Notes issued under this Agreement shall be deemed held by each Lender or LC Issuer for the benefit of any such Lending Installation. Each Lender and LC Issuer have the right, by written notice to Agent and Company, to designate replacement or additional Lending Installations through which it will make Loans or issue Facility LCs and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.26. Interest Rate Not Ascertainable, Etc. If Agent or the Majority Lenders determine that deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available to such Lenders in the relevant market or Agent, in consultation with the Lenders, determines that the interest rate applicable to Eurocurrency Advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Advances, then Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 2.30.

2.27. Yield Protection. If, on or after the Effective Date, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) is adopted, or any change is made in its interpretation, promulgation, implementation, or administration by any governmental or quasi-governmental authority, central bank, or comparable agency charged with interpreting or administering it, including, notwithstanding the foregoing, all requests, rules, guidelines, or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date enacted, adopted or issued, or compliance by any Lender or applicable Lending Installation or LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency:

a. subjects any Lender or any applicable Lending Installation or LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or LC Issuer with respect to its Eurocurrency Loans, Facility LCs or participations in its Eurocurrency Loans or Facility LCs, or

b. imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or LC Issuer (other than reserves and assessments taken into account in determining the interest rate that applies to Eurocurrency Advances), or

c. imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or LC Issuer of making, funding, or maintaining its Eurocurrency Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or LC Issuer as the case may be;

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or LC Issuer, as the case may be, in connection with such Eurocurrency Loans or Commitment, Facility LCs, or participations in any of them, then, within 15 days after demand by such Lender or LC Issuer, as the case may be, Company shall pay such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such increased cost or reduction in amount received.

2.28. Illegality. If any change after the Effective Date in federal, state, or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Lender under any federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with its interpretation or administration makes it unlawful or impossible for any Lender to make, maintain or fund any Eurocurrency Advances, such Lender shall notify Company and Agent, whereupon the obligation of such Lender to make or continue, or to convert any Advances to, Eurocurrency Advances, shall be suspended until such Lender notifies Company and Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If any Lender determines that it may not lawfully continue to maintain any Eurocurrency Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of such Lender’s notice, and upon such conversion Company shall indemnify such Lender in accordance with Section 2.30.

2.29. Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines the amount of capital required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer, or any corporation or holding company controlling such Lender or LC Issuer is increased as a result of a Change, then, within 30 days after demand by such Lender or LC Issuer, Company shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that such Lender or LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or LC Issuer’s policies as to capital adequacy). If any such Lender or LC Issuer fails to make demand for any such amounts within 90 days after it obtains knowledge of an event giving rise to such demand, such Lender shall only be entitled to payment under this Section for costs incurred from and after the date 90 days prior to the date on which demand for payment under this Section is provided. “Change” means (i) any change after the Effective Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or LC Issuer or any Lending Installation or any corporation controlling any Lender or LC Issuer. Notwithstanding the foregoing, for the purposes of this Agreement, all requests, rules, guidelines, or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted, or issued. All requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted before the Effective Date.

2.30. Funding Losses; Eurocurrency Advances. If (a) any payment of a Eurocurrency Advance occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurocurrency Advance is not made on the date specified by Company for any reason other than default by the Lenders, (c) a Eurocurrency Loan is converted other than on the last day of the Interest Period that applies to it, (d) Company fails to borrow, convert, continue, or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant to this Agreement, or (e) any Eurocurrency Loan is assigned other than on the last day of the Interest Period that applies to it as a result of a request by Company pursuant to Section 2.35, Company shall indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” means the sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrowers agree that any Interest Differential shall not be discounted to its present value.

2.31. Discretion of Lender as to Manner of Funding. Each Lender is entitled to fund and maintain its funding of Eurocurrency Advances in any manner it elects, except that, for the purposes of this Agreement, all determinations under this Agreement (including, but not limited to, determinations under Section 2.25) shall be made as if such Lender had actually funded and maintained each Eurocurrency Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurocurrency Rate for such Interest Period.

2.32. Taxes.

a. All payments by Borrowers to or for the account of any Lender, LC Issuer, or Agent under this Agreement or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If Borrowers are required by law to deduct any Taxes with respect to any sum payable under this Agreement to any Lender, LC Issuer or Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.32), such Lender, LC Issuer, or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrowers shall make such deductions, (c) Borrowers shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrowers shall deliver to Agent the original copy of a receipt evidencing payment of such Taxes within 30 days after making the payment.

b. In addition, Borrowers shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges, or similar levies that arise from any payment made under this Agreement or under any Note or Facility LC Application or from the signing or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

c. Borrowers shall indemnify Agent, LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.32) paid by Agent, LC Issuer, or such Lender as a result of its Commitment, any Loans by it under this Agreement, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising from or with respect to this Agreement. Borrowers shall make each payment due under this indemnification within 30 days after Agent, LC Issuer or such Lender requests it.

d. In the case of any payment under this Agreement or under any Notes by or on behalf of Borrowers through an account or branch outside the United States or by or on behalf of Borrowers by a payor that is not a United States person, if Company determines that no Taxes are payable in respect of such payment, Company shall furnish or shall cause such payor to furnish, to Agent, at such address, an opinion of counsel acceptable to Agent stating that such payment is exempt from Taxes. For the purposes of this Section 2.32.d, the terms “United States” and “United States person” have the meanings specified in Section 7701 of the Internal Revenue Code.

e. If any Borrower is required by law or regulation to make any deduction, withholding, or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States, any U.S. possession or territory (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States) from any payments to a Lender pursuant to any Loan Document with respect to the Obligations that are then, or thereafter become, payable to such Lender, Borrowers shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

f. Each Lender that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction of the United States), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall, on or before the Effective Date, deliver to Company and Agent two duly completed copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions or successors, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions or successors (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a “bank” for the purposes of Section 881(c) of the Code, is not a 10% percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Company and is not a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly signed and delivered by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Company and Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). All forms or amendments described in the preceding sentence shall provide evidence that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred before any such delivery would otherwise be required that makes all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Company and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Notwithstanding any other provision of this Section 2.32.f, a Non-U.S. Lender is not required to deliver any form pursuant to this Section 2.32.f that such Non-U.S. Lender is not legally able to deliver.

g. Borrowers are not required to pay any additional amounts with respect to United States federal income tax pursuant to Section 2.32 to any Lender for the account of any Applicable Lending Office of such Lender:

(i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 2.32.f with respect to such Applicable Lending Office;

(ii) if such Lender has delivered to Company a Form W-8BEN and/or Form W-8ECI (or any subsequent versions or successors) with respect to such Applicable Lending Office pursuant to Section 2.32.f and such Lender is at any time entitled to exemption from deduction or withholding of United States federal income tax with respect to payments by Borrowers under this Agreement for the account of such Applicable Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any governmental authority charged with its interpretation or administration (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions or successors); or

(iii) if such Lender has delivered to Company a Form W-8 (or any subsequent versions or successors) with respect to such Applicable Lending Office pursuant to Section 2.32.f and such Lender is not at any time entitled to exemption from deduction or withholding of United States federal income tax with respect to payments by Borrowers under this Agreement for the account of such Applicable Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with its interpretation or administration (whether or not having the force of law) after the date of delivery of such Form W-8 (or subsequent versions or successors).

h. Agent and the Lenders agree to use commercially reasonable efforts, upon request by Company and at Borrowers’ sole cost and expense, to assist Borrowers in obtaining a refund that is available to Borrowers of any Taxes paid by Borrowers under this Agreement; provided that (i) Agent or Lender of which such request is made determines in its reasonable discretion, that such assistance would not be prejudicial and (ii) if any such refund is subsequently disallowed, Borrowers shall indemnify Agent and the Lenders for any liability (including penalties, interest, additions to tax and expenses) arising from or related to such disallowance. If Agent or any Lender receives a refund or tax credit when computing its tax payable in the jurisdiction in which Agent or such Lender, as the case may be, is organized or maintains an Applicable Lending Office, with respect to Taxes paid by Borrowers, Agent or such Lender shall, to the extent it can do so without jeopardizing its right to such refund or credit, pay to Borrowers an amount that would leave Agent or such Lender in the same position as if no such Taxes had been imposed; provided that (i) nothing in this Section 2.32.h shall interfere with the right of Agent or such Lender to arrange its tax affairs in whatever manner it thinks fit, nor require it to disclose any information relating to its tax affairs or any computations with respect to taxes or to do anything that would prejudice its ability to benefit from any other credits, relief, remissions or repayments to which it may be entitled and (ii) if any such refund or tax credit is subsequently disallowed, then Borrowers shall within 30 days after receiving notice of any such disallowance from Agent or any Lender, return the amount paid to Borrowers under this Section 2.32.h to Agent or Lenders and indemnify Agent and Lenders for any liability (including penalties, interest, additions to tax and expenses) arising from or related to such disallowance.

i. For any period during which a Non-U.S. Lender has failed to provide Borrowers with an appropriate form pursuant to Section 2.32.f (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring after a form originally was required to be provided), such Non-U.S. Lender is not entitled to indemnification under this Section 2.32 with respect to Taxes imposed by the United States; provided that, if a Non-U.S. Lender that is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required under Section 2.32.f, Borrowers shall take all steps such Non-U.S. Lender reasonably requests to assist such Non-U.S. Lender to recover such Taxes.

j. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Company (with a copy to Agent), at the time or times prescribed by applicable law, such properly completed and signed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

k. If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision of the United States claims that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify Agent of a change in circumstances that made its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax, withholding for taxes, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Agent under this Section 2.32.k, together with all related costs and expenses (including attorney fees and time charges of attorneys for Agent, which attorneys may be employees of Agent). The Lenders’ obligations under this Section 2.32.k shall survive the payment of the Obligations and termination of this Agreement.

2.33. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions apply for so long as such Lender is a Defaulting Lender:

a. Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

b. the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action under this Agreement;

c. if any Swingline Loans are outstanding or any LC Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the unfunded participations in and commitments with respect to such Swingline Loans or Facility LCs shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding

Credit Exposure plus such Defaulting Lenders’ Loans and participations in and commitments with respect to Loans and Facility LCs does not exceed the total of all non-Defaulting Lender’s Commitment Amounts and (y) the conditions set forth in Article III are satisfied at such time; provided, that the LC Fees payable to the Lenders shall be determined taking into account such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (A) first, prepay the outstanding Swingline Loans that were not reallocated and (B) second, cash collateralize such Defaulting Lender’s Applicable Share of the LC Obligations in accordance with the procedures in Section 7.2 for so long as such Facility LC Exposure is outstanding;

(iii) if Borrowers cash collateralize any portion of such Defaulting Lender’s Facility LC Exposure pursuant to clause (ii) above, Borrowers are not required to pay any LC Fees to such Defaulting Lender with respect to such Defaulting Lender’s Facility LC Exposure during the period such Defaulting Lender’s Facility LC Exposure is cash collateralized; and

(iv) if any Defaulting Lender’s Facility LC Exposure is not cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of LC Issuer or any Lender under this Agreement, all LC Fees with respect to such Defaulting Lender’s Facility LC Exposure are payable to LC Issuer until such Facility LC Exposure is cash collateralized;

d. so long as any Lender is a Defaulting Lender, LC Issuer has no obligation to issue or Modify any Facility LC unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by Borrowers in accordance with Section 2.33.c; and

e. any amount payable to such Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.4 but excluding Section 2.35) shall, instead of being distributed to such Defaulting Lender, be retained by Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times Agent determines (i) first, to the payment of any amounts owing by such Defaulting Lender to Agent under this Agreement, (ii) second, to the payment of any amounts owing by such Defaulting Lender to LC Issuer or Swingline Lender under this Agreement, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Facility LC with respect to which such Defaulting Lender has failed to fund its portion as this Agreement requires, as determined by Agent, (iv) fourth, if so determined by Agent and Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and

(vi) sixth, if so determined by Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately before the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs or Swingline Loans and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or Reimbursement Obligations with respect to draws under Facility LCs for which LC Issuer has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

If each of Agent, Company, LC Issuer and Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the “Swingline Exposure” and “Facility LC Exposure”, as the next sentence defines those terms, of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders that Agent determines are necessary in order for such Lender to hold the Revolving Loans in accordance with its Applicable Share. For the purposes of this Section 2.33, (i) “Swingline Exposure” means, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Applicable Share of the aggregate principal amount of all Swing Line Loans outstanding at such time and (ii) “Facility LC Exposure” means, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Applicable Share of the LC Obligations at such time. Nothing in this Section 2.33 waives any of Borrowers’ rights or remedies (whether in equity or law) against any Lender that fails to fund any of its Loans at the time or in the amount this Agreement requires.

2.34. Market. Notwithstanding the satisfaction of all conditions referred to in Article II and Article III with respect to any Advance or Facility LC in any Agreed Currency other than U.S. Dollars, if there occurs on or before the date of such Advance or the date such LC Facility is issued any change in national or international financial, political, or economic conditions or currency exchange rates or exchange controls that would in the reasonable opinion of Agent or the Majority Lenders make it impracticable for the Eurocurrency Advances comprising such Advance or Facility LC to be denominated in the Agreed Currency specified by Company, then Agent shall promptly give Company and the Lenders notice of such determination, and such Loans or LC Facility shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in U.S. Dollars, in an aggregate principal amount equal to the U.S. Dollar Amount of the aggregate principal amount specified by Company in the related Borrowing Notice or Conversion/Continuation Notice, as Base Rate Loans, unless Company notifies Agent at least one Business Day before that date that (i) it elects not to borrow on that date or (ii) it elects to borrow on that date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of Agent and the Majority Lenders be practicable and in an aggregate principal amount equal to the U.S. Dollar Amount of the aggregate principal amount Company specified in the related Borrowing Notice or Conversion/Continuation Notice.

2.35. Replacement of Lender With Respect to Increased Costs. If Borrowers are required under Section 2.27, 2.29, 2.30, or 2.32 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurocurrency Advances is suspended under Section 2.26 or 2.28 or if any Lender defaults in its obligation to make a Loan, to reimburse LC Issuer under Section 2.22, to reimburse Swing Line Lender under Section 2.17.d, or if any Lender declines to approve an amendment or waiver that is approved by the Majority Lenders or otherwise becomes a Defaulting Lender (any Lender so affected is an “Affected Lender”), Company has the right, within 45 days after written demand for such payment or written notice of such suspension, so long as such amounts continue to be charged or such suspension is still effective, to give Agent written notice that it desires to replace such Affected Lender with a replacement lender (a “Replacement Lender”) as a Lender under this Agreement, provided that no Default or Event of Default exists either at the time of such notice or at the time of replacement. If Company obtains a Replacement Lender that is satisfactory to Agent within 90 days after notice of its intention to replace an Affected Lender, the Affected Lender shall sell and assign its Advances and Obligations to the Replacement Lender, provided that (i) the Replacement Lender must purchase for cash the Advances and other Obligations due to the Affected Lender under an assignment acceptable to Agent and the Affected Lender, and the Replacement Lender must become a Lender for all purposes under this Agreement, assume all obligations of the Affected Lender to be terminated as of such date, and agree to comply with the requirements of this Agreement that apply to assignments, and (ii) Borrowers must pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees, and other amounts then accrued but unpaid to such Affected Lender under this Agreement through the date of termination, including without limitation payments due to such Affected Lender under Sections 2.27, 2.29, or 2.32, and (B) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 2.30 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.36. Increase Option. Company may from time to time request an increase in the Aggregate Commitment Amount, which may be in the form of Commitments for additional Revolving Loans or term loans (“Term Loans”), in each case in minimum increments of $10,000,000 or any lower amount that Company and Agent agree on, so long as, after giving effect to such increase, the aggregate amount of such increases does not exceed $240,000,000 and the Aggregate Commitment Amount does not exceed $900,000,000 in accordance with the following terms. Each Term Loan shall have a maturity date no earlier than the Facility Termination Date, each Term Loan may include amortization, and each Term Loan may be priced differently than Revolving Loans. Company may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, is an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution, or other entity, is an “Augmenting Lender”), to increase their existing Commitments, or extend new Commitments, as the case may be; provided that (i) each Augmenting Lender and each Increasing Lender is subject to the reasonable approval of Company and Agent and (ii) (A) in the case of an Increasing Lender, Company and such Increasing Lender enter into an agreement substantially in the form of Exhibit C, (B) in the case of an Augmenting Lender, Company and such Augmenting Lender enter into an agreement substantially in the form of Exhibit D, and (C) if any portion of such increase is a Term Loan, Agent, the Augmenting Lender, and Borrowers enter into an amendment to this Agreement with respect to such Term Loan on terms satisfactory to Agent and Borrowers. No consent of any Lender (other than the Lenders participating in the increase) is required for any increase in the Commitment Amounts or the Aggregate Commitment Amount under this Section 2.36, or any amendment to this Agreement with respect to a Term Loan pursuant the preceding sentence. Increases and new Commitments created under this Section 2.36 become effective on the date agreed by Company, Agent and the relevant Increasing Lenders or Augmenting Lenders, and Agent shall notify each Lender of such dates. Notwithstanding the foregoing, no increase in the Aggregate Commitment Amount (or in the Commitment Amount of any Lender) shall become effective under this Section 2.36 unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in Section 3.2 are satisfied or waived by the Majority Lenders and Agent receives a certificate to that effect dated such date and signed by an authorized officer of Company and (B) Company is in compliance (on a pro forma basis reasonably acceptable to Agent) with its financial covenants in this Agreement, and (ii) Agent has received documents consistent with those delivered on the Effective Date as to the corporate power and authority of Company to borrow under this Agreement after giving effect to such increase. On the effective date of any increase in the Commitment Amounts, to the extent such increase is in the form of Revolving Loans, (i) each relevant Increasing Lender and Augmenting Lender shall make available to Agent amounts in immediately available funds that Agent determines, for the benefit of the other Lenders, are required to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Share of the Revolving Loans and LC Participations outstanding on such date, and (ii) Company shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by Company, in accordance Section 2.3). The deemed payments made under clause (ii) of the immediately preceding sentence must be accompanied by payment of all accrued interest on the amount prepaid and, with respect to each Eurocurrency Advance, are subject to indemnification by Company under Section 2.30 if the deemed payment occurs other than on the last day of the related Interest Periods. No Lender has any obligation to become an Increasing Lender, and no refusal to become an Increasing Lender shall make such Lender a Defaulting Lender.

2.37. Borrowing Subsidiaries. Subject to the terms and conditions of this Section 2.37, Company may from time to time designate any Foreign Subsidiary organized under the laws of Canada as a Borrowing Subsidiary (each being, a “Borrowing Subsidiary”) with the ability to borrow under this Agreement within the limits of a specified Borrowing Subsidiary Sublimit to be established by the Lenders; provided, that all of the Multicurrency Tranche Lenders shall first consent to any such designation (which consent shall not be unreasonably withheld or delayed). Upon Agent’s signing and delivery of a Borrowing Subsidiary Agreement that has been signed and delivered by such Subsidiary and Company (and, in the case of the designation of the initial Borrowing Subsidiary, Agent’s signing and delivery of a separate amendment to this Agreement that has been signed and delivered by the Lenders, such Subsidiary and Company, a legal opinion of special Canadian counsel to Company and such Borrowing Subsidiary in form and substance acceptable to Agent and such other documents, certificates, and other items Agent requires and establishment of the related Borrowing Subsidiary Sublimit and Borrowing Subsidiary Commitment(s), such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement.

2.38. Termination of Borrowing Subsidiaries. Any Subsidiary shall cease to be a Borrowing Subsidiary when (a) no Credit Extension is outstanding to such Subsidiary and (b) such Subsidiary and Company sign and deliver to Agent a Borrowing Subsidiary Termination. If a Borrowing Subsidiary liquidates, dissolves, or ceases to be a Subsidiary, all Credit Extensions outstanding to such Borrowing Subsidiary shall be due and payable and such Subsidiary shall no longer be entitled to obtain any Credit Extensions.

2.39. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower in the currency in which it is payable under this Agreement (the “specified currency”) into another currency, the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the specified currency with such other currency at Agent’s Minneapolis, Minnesota office on the Business Day preceding that on which final, non-appealable judgment is given. Each Borrower’s obligations with respect to any sum due to any Lender or Agent under this Agreement shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or Agent of any sum adjudged to be so due in such other currency such Lender or Agent is able, in accordance with normal, reasonable banking procedures, to purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or Agent in the specified currency, each Borrower agrees, to the fullest extent that it can effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or Agent, as applicable, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or Agent in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 8.17, such Lender or Agent shall remit such excess to such Borrower.

ARTICLE III

CONDITIONS PRECEDENT

3.1. Conditions of Closing. The effectiveness of this Agreement is conditioned on the satisfaction of the following conditions precedent on the Effective Date:

a. Documents. Agent has received the following in form and substance satisfactory to Agent:

(i) A Note dated as of the Effective Date drawn to the order of each Lender who requests a Note, drawn to the order of such Lender, signed by a duly authorized officer (or officers) of Company and delivered to each such Lender.

(ii) The Guaranty signed and delivered by each Guarantor Subsidiary to Agent.

(iii) The Upstream Distribution Agreement signed and delivered by Company, LTF Club Operations Company, Inc., LTF Real Estate Holdings, LLC, LTF Real Estate Company, Inc, LTF CMBS Managing Member, Inc., and LTF CMBS I, LLC, a Delaware limited liability company.

(iv) The Security Agreement signed and delivered by Company.

(v) The Security Agreement signed and delivered by each Guarantor Subsidiary.

(vi) A Pledge Agreement signed and delivered by Company and each Restricted Subsidiary that owns Equity Interests in another Restricted Subsidiary.

(vii) A certificate of the secretary or assistant secretary (or other appropriate officer) of Company dated as of the Effective Date and certifying to the following:

(A) A true and accurate copy of the corporate (or other) resolutions of Company authorizing the signing, delivery, and performance of the Loan Documents to which Company is a party;

(B) The incumbency, names, titles and signatures of the officers of Company authorized to sign the Loan Documents to which Company is a party and to request Advances;

(C) The Articles of Incorporation (or the equivalent) of Company, including all amendments, previously delivered by Company to Agent have not been amended, modified or supplement and remain in full force and effect; and

(D) The bylaws (or other constituent documents) for Company previously delivered by Company to Agent have not been amended, modified, or supplement and remain in full force and effect.

(viii) A certificate of good standing for Company in the jurisdiction of its incorporation or organization and in the jurisdictions where the character of the properties owned or leased by Company or the business conducted by Company makes such qualification necessary, certified by the appropriate governmental officials as of a date acceptable to Agent.

(ix) A certificate of good standing for each Loan Party in the jurisdiction of such Loan Party’s incorporation or organization and in the jurisdictions where the character of the properties owned or leased by such Loan Party or the business conducted by such Loan Party makes such qualification necessary, certified by the appropriate governmental officials as of a date acceptable to Agent.

(x) ACORD 27 certificates of insurance with respect to each of the businesses and real properties of Company in amounts and with carriers that are reasonably acceptable to Agent.

(xi) A certificate dated the Effective Date of the chief executive officer or chief financial officer of Company certifying as to the matters set forth in Sections 3.2.a and 3.2.b.

b. Opinions. Agent has received written legal opinions of counsel to Company addressed to the Lenders in form and substance satisfactory to Agent, except that Company shall deliver local opinions of counsel as to Leadville Trail 100, Inc. and Creative & Production Resources, Inc. within 10 Business Days after the Effective Date.

c. Compliance. Company has performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by Company before or on the Effective Date.

d. Collateral Documents. All financing statements and similar documents required to perfect a first priority Lien in the Collateral have been appropriately filed or recorded to the satisfaction of Agent; all Collateral Documents required to be delivered to Agent have been duly delivered to Agent; and the priority and perfection of the Liens created by the Collateral Documents have been established to the satisfaction of Agent and its counsel.

e. Other Matters. All corporate and legal proceedings relating to Company and all instruments and agreements in connection with the transactions contemplated by this Agreement are satisfactory in scope, form and substance to Agent, the Lenders and Agent’s counsel, and Agent has received all information and copies of all documents, including records of corporate proceedings, any Lender or such counsel reasonably requests. Where appropriate such documents must be certified by proper corporate or governmental authorities.

f. Fees and Expenses. Agent has received for itself and for the account of the Lenders all fees and other amounts due and payable by Company on or before the Effective Date, including the reasonable fees and expenses of counsel to Agent Company owes under Section 9.2.

g. Compliance Certificate. Agent has received a Compliance Certificate appropriately completed and duly signed and delivered by Company showing compliance with Sections 6.14, 6.15, 6.16 and 6.22 as of March 31, 2011.

h. No Material Adverse Change. There has not occurred a material adverse change (i) in the business, property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of Company and its Subsidiaries taken as a whole, since December 31, 2010 or (ii) in the facts and information regarding Company and its Subsidiaries as represented by Company and its Subsidiaries as of the Effective Date.

i. Financial Projections. Agent has received: (i) Company-prepared financial projections over a 5-year period giving effect to the Credit Extensions that demonstrate, in Agent’s reasonable judgment, together with all other information then available to Agent, that Company can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants in this Agreement, (ii) information Agent reasonably requests to confirm the tax, legal, and business assumptions made in such pro forma financial statements, and (iii) unaudited consolidated financial statements of Company and its Subsidiaries for the fiscal quarter ended March 31, 2011.

j. Consents. Agent has received all governmental, equity holder, and third party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent, or impose any material adverse conditions on Company and its Subsidiaries, taken as a whole, and no law or regulation applies that in Agent’s reasonable judgment could have such effect.

3.2. Conditions Precedent to all Credit Extensions. The effectiveness of this Agreement and the obligations of the Lenders to make any Credit Extension are subject to the satisfaction of the following conditions precedent on the Effective Date and on the applicable Borrowing Date:

a. Representations and Warranties. The representations and warranties in Article IV are true and correct with the same force and effect as if made at such time, except: (i) to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; and (ii) the representations and warranties in Section 4.6 as to Company’s financial statements shall be deemed to refer to the financial statements then most recently delivered to the Lenders pursuant to Section 5.1.a or 5.1.b, as the case may be; provided that the unaudited interim financial statements do not comply with GAAP because of the absence of footnotes and are subject to immaterial year-end audit adjustments.

b. No Default. There exists no Default or Event of Default, and no Default or Event of Default would result from such Credit Extension.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loans under this Agreement and to induce LC Issuer to issue Facility LCs, Company and, to the extent applicable, the other Borrowers, represent and warrant to the Lenders and Agent:

4.1. Organization, Standing, Etc. Each of Company and its Restricted Subsidiaries is a corporation or limited liability company duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Company and its Restricted Subsidiaries has all requisite power and authority to carry on its businesses as now conducted, to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of each Borrower, to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. Each of Company and its Restricted Subsidiaries: (a) holds all certificates of authority, licenses and permits necessary to carry on its businesses as presently conducted in each jurisdiction in which such Person is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence, and (b) is duly qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction in which the character of the properties it owns, leases, or operates, or the business it conducts, makes such qualification necessary and the failure so to qualify would permanently preclude such Person from enforcing its rights with respect to any material assets or could reasonably be expected to constitute a Material Adverse Occurrence.

4.2. Authorization and Validity. The signing, delivery, and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or company action by such Loan Party. Each of the Loan Documents constitutes the legal, valid, and binding obligations of each Loan Party that is a party to such Loan Document, enforceable against such Loan Party in accordance with its terms, subject to limitations as to enforceability that might result from bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

4.3. No Conflict; No Default. The signing, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party will not (a) violate in any material respect any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Loan Party, (b) violate or contravene any provision of the organizational documents of such Loan Party, or (c) result in a breach of or constitute a default under any indenture, loan, credit agreement or any Related Agreement or any other material agreement, lease or instrument to which such Loan Party is a party or by which it or any of its properties is bound or result in the creation of any Lien under any such instrument. Neither Company nor any of its Restricted Subsidiaries is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to constitute a Material Adverse Occurrence.

4.4. Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Loan Party to authorize, or is required in connection with the signing, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Collateral Documents.

4.5. Material Adverse Change. Since the date of the most recent audited financial statements delivered to Agent there has been no change in the business, property, financial condition, or results of operations of Company and its Subsidiaries that could reasonably be expected to be a Material Adverse Occurrence.

4.6. Financial Statements and Condition. The audited consolidated financial statements for Company and its Subsidiaries as of December 31, 2010, as delivered to the Lenders before the Effective Date, were prepared in accordance with GAAP on a consistent basis and fairly present the consolidated financial condition of Company and its Subsidiaries as of such date and the results of its consolidated operations and changes in financial position for the period then ended. As of the date of such financial statements, Company did not have any material obligation, contingent liability, liability for taxes, or long-term lease obligation that is not reflected in such financial statements or in the notes to them. Since December 31, 2010, there has been no Material Adverse Occurrence.

4.7. Litigation. Except as set forth on Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of Borrowers, threatened against or affecting Company or any of its Subsidiaries or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality that could reasonably be expected to constitute a Material Adverse Occurrence, or that seeks to prevent, enjoin, or delay the making of any Credit Extension, and there are no unsatisfied judgments against Company or any of its Subsidiaries, the satisfaction or payment of which could reasonably be expected to constitute a Material Adverse Occurrence.

4.8. Environmental, Health and Safety Laws. There does not exist any violation by Company or any of its Restricted Subsidiaries of any applicable U.S. or foreign federal, state, provincial, or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental pollution, health, or safety matters that has, will or threatens to impose a material liability on Company or any of its Restricted Subsidiaries or that has required or would require a material expenditure by Company or any of its Restricted Subsidiaries to cure in either case, the effect of which could reasonably be expected to constitute a Material Adverse Occurrence. Except as set forth in Schedule 4.8, neither Company nor any of its Restricted Subsidiaries has received any notice to the effect that any part of such Person’s operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to constitute a Material Adverse Occurrence. Except as set forth in Schedule 4.8, Company does not have knowledge that it, any of its Subsidiaries, or any of their respective property will become subject to Environmental Laws during the term of this Agreement, compliance with which could reasonably be expected to require significant capital expenditures by Company or its Restricted Subsidiaries or to constitute a Material Adverse Occurrence.

4.9. ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under ERISA and the Code setting forth those requirements. No ERISA Event exists with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition that would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lenders) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets. Neither the signing and delivery of this Agreement nor the making of Credit Extensions gives rise to a “prohibited transaction” as Section 406 of ERISA or Section 4975 of the Code defines that term.

4.10. Federal Reserve Regulations. None of Company or its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying “margin stock”, as that term is defined in Regulation U. The value of all margin stock owned by Company or any of its Subsidiaries does not constitute more than 25% of the value of the consolidated assets of Company and its Subsidiaries.

4.11. Title to Property; Leases; Liens; Subordination. Company and each of its Restricted Subsidiaries has (a) good and marketable title in fee simple to, or valid leasehold interests in, their respective real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, their respective other properties, including all other properties and assets, referred to as owned by Company and its Restricted Subsidiaries in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under this Agreement). None of such properties is subject to a Lien, except as allowed under 6.12 or Liens to be discharged on the Effective Date. Neither Company nor any of its Restricted Subsidiaries has subordinated any of its material rights under any obligation owing to it to the rights of any other person.

4.12. Taxes. Company and its Restricted Subsidiaries have filed all U.S. and foreign federal, state, provincial, and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against any such Person or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of Company). No material tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals, and reserves on the books of Company with respect to taxes and other governmental charges are adequate and Company does not know of any proposed material tax assessment against it or any of its Restricted Subsidiaries or any basis for such an assessment.

4.13. Trademarks, Patents. Each of Company and its Restricted Subsidiaries has licenses to use or otherwise has the right to use, all intellectual property necessary for the conduct of its business as currently conducted, except to the extent that the absence of such property could not individually, or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence. As of the Effective Date, no claim has been asserted or is pending or, to the knowledge of Company, has been threatened against Company or any of its Restricted Subsidiaries by any Person challenging or questioning the use by Company or any of its Restricted Subsidiaries of any intellectual property in a manner that could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence, nor does Company know of any reason to believe that any such claim would be successful if brought. As of the Effective Date, no claim has been asserted or is pending or, to the knowledge of Company, threatened against Company or any of its Restricted Subsidiaries by any Person challenging or questioning the validity or effectiveness of any intellectual property of Company or any of its Restricted Subsidiaries in a manner that could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence. The use of intellectual property by Company and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Occurrence. Schedule 4.13 is a complete list of all such intellectual property that is owned by Company or any of its Restricted Subsidiaries and constitutes a patent issued by, or a trademark or service mark registered with, the United States Patent and Trademark Office (or, in either case, applications therefor) or a copyright issued by the United States Copyright Office (or an application therefor).

4.14. Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of Company or any of its Restricted Subsidiaries have not been affected as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God that could reasonably be expected to constitute a Material Adverse Occurrence.

4.15. Investment Company Act. Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

4.16. Public Utility Holding Company Act. Neither Company nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.17. Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of Company in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such financial statements not misleading in light of the circumstances in which made. Certificates or statements furnished by or on behalf of Company to the Lenders consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of Company and its Restricted Subsidiaries, and, as of the date of delivery, Company has no reason to believe that such projections or forecasts are not reasonable; provided that Company can give no assurances that such projections will be attained.

4.18. Subsidiaries; Etc. As of the Effective Date, neither Company nor any of its Subsidiaries owns, beneficially or of record, any Equity Interests in any other Person other than (i) the Subsidiaries listed in Schedule 1.1.b, and (ii) Bloomingdale LIFE TIME Fitness, L.L.C., an Illinois limited liability company. With respect to all Persons in which Company or any of its Subsidiaries owns any Equity Interests, beneficially or of record, Schedule 4.18 sets forth the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by Company or its Subsidiaries, and the jurisdiction of organization of each Subsidiary or other issuer of Equity Interests.

4.19. Labor Matters. Neither Company nor any Restricted Subsidiary is a party to any collective bargaining agreement, and, to the knowledge of Company, there are no pending or threatened strikes, lockouts, or slowdowns against Company or any of its Restricted Subsidiaries.

Neither Company nor any of its Restricted Subsidiaries has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local, or foreign law dealing with such matters that could reasonably be expected to cause a Material Adverse Occurrence. All payments due from Company or any of its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of Company.

4.20. Solvency. Immediately after this Agreement becomes effective on the Effective Date, and immediately following each Credit Extension: (i) the fair value of the assets of Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent, or otherwise of Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Company and its Subsidiaries on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, of Company and its Subsidiaries on a consolidated basis; (iii) Company and its Subsidiaries on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is proposed to be conducted following the Effective Date.

4.21. Insurance. Schedule 4.21 sets forth a summary of the property and casualty insurance program carried by Company and its Subsidiaries on the Effective Date, including any self-insurance or risk assumption agreed to by any such Person or imposed upon any such Person by any such insurer.

4.22. Indebtedness. Except for Indebtedness permitted by Section 6.11, neither Company nor any of its Restricted Subsidiaries has any Indebtedness.

4.23. Guaranty or Suretyship. Except for Contingent Obligations described on Schedule 6.13 or permitted by Section 6.13, neither Company nor any of its Restricted Subsidiaries is a party to any contract of guaranty or suretyship and none of its assets is subject to such a contract.

4.24. Related Agreements.

a. Company has furnished to Agent a true and correct copy of all Related Agreements in effect on the Effective Date.

b. Company, and to Company’s knowledge, each other party to a Related Agreement, has taken all necessary corporate, company, partnership or other organizational action to authorize the signing, delivery and performance of the Related Agreements and the consummation of the transactions contemplated thereby.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers agree that until any obligation of the Lenders to make any Credit Extension has expired or been terminated and the Obligations have been paid in full and all outstanding Facility LCs have expired or the liability of LC Issuer on the outstanding Facility LC has otherwise been discharged (including by providing cash collateral or backup letters of credit in accordance with Section 2.12), unless Agent and the Majority Lenders otherwise consent in writing:

5.1. Financial Statements and Reports. Company shall maintain, for itself and each Restricted Subsidiary, a system of accounting established and administered in accordance with GAAP, and shall deliver to Agent, for the benefit of the Lenders:

a. As soon as they become available and in any event within 90 days after the end of each fiscal year of Company, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by Company’s existing certified public accountants or other independent certified public accountants of recognized national standing selected by Company and acceptable to Agent, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for Company and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and statements of income, cash flow, and changes in stockholders’ equity, accompanied by any management letter prepared by the accountants.

b. As soon as they become available and in any event within 45 days after the end of each quarter, unaudited consolidated statements of income and cash flow for Company for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form to the corresponding period for the preceding fiscal year, a consolidated balance sheet of Company as at the end of such quarter, together with corresponding figures for the prior fiscal year. Company shall also deliver to Agent the related consolidating financial statements and a certificate signed by the chief financial officer of Company, on behalf of Company, stating that such financial statements present fairly the financial condition of Company and that they were prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments).

c. Within 10 Business Days after filing or delivering financial statements pursuant to Section 5.1.a and 5.1.b, a Compliance Certificate in the form attached to this Agreement as Exhibit A signed by the chief financial officer of Company demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.14, 6.15, and 6.16, as of the end of such quarter and stating that as of the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence of the Default or Event of Default and what action Company proposes to take.

d. Upon Agent’s request, by not later than December 31 of each year, projections by Company for Company’s immediately following fiscal year consisting of a balance sheet as of the end of such following fiscal year and monthly and year to date income statements together with the assumptions underlying such projections certified by Company’s chief financial officer or treasurer as being based on reasonable estimates, information and assumptions and that such officer has no reason to believe that such projections are not reasonable (provided that no assurance can be given that such projections will be attained), all in reasonable detail and reasonably satisfactory in scope to Agent.

e. Promptly upon any Executive Officer of Company becoming aware of any Default or Event of Default, a notice describing the nature of the Default or Event of Default and what action Company proposes to take to remedy or cure such Default or Event of Default.

f. Promptly upon any Executive Officer of Company becoming aware of the occurrence, with respect to any Plan, of any ERISA Event, a notice specifying the nature of the event or transaction and what action Company proposes to take, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

g. Promptly upon any Executive Officer of Company becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Occurrence, a notice from Company describing the nature of the occurrence and what action Company proposes to take.

h. Promptly upon any Executive Officer of Company becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting Company, any of its Subsidiaries or any property of such Person, or to which Company or any of its Subsidiaries is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) that could reasonably be expected to result in a Material Adverse Occurrence; or (ii) any adverse development that occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by Company that could reasonably be expected to result in a Material Adverse Occurrence, a notice from Company describing the nature and status of the development.

i. Without duplication of items otherwise delivered pursuant to this Section 5.1, promptly upon mailing or filing, copies of all financial statements, reports and proxy statements mailed to Company’s shareholders.

j. Promptly upon receipt by Company or any of its Restricted Subsidiaries, a copy of any notice of default on, or acceleration of, any Indebtedness of Company or any Restricted Subsidiary in excess of $10,000,000 or waiver of such Person’s non-compliance with the terms of such Indebtedness; or immediately upon Company or any of its Restricted Subsidiaries becoming aware of the occurrence of any event of default

(however defined) on Indebtedness of Company or any Restricted Subsidiary in excess of $10,000,000 or of any event that could, with the giving of notice and/or lapse of time, constitute any such event of default, a notice describing the nature of the event and what action such Person proposes to take.

k. Promptly upon any material change in accounting policies of, or financial reporting practices by, Company or any Restricted Subsidiary, a notice describing such material change.

l. Promptly upon any Executive Officer of Company becoming aware of it, a notice describing the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to be a Material Adverse Occurrence.

m. From time to time, promptly upon request, such other information regarding the business, operation, and financial condition of Company or any of its Subsidiaries that any Lender reasonably requests.

Any financial statement Section 5.1.a or 5.1.b requires shall be deemed to have been furnished on the date on which Company has filed such financial statement with the Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent and the Lenders without charge. Notwithstanding the foregoing, Company shall deliver paper copies of any such financial statement to Agent upon request.

5.2. Existence. Company shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, its existence as a corporation or other entity, as applicable, in good standing under the laws of its jurisdiction of incorporation or formation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Person from enforcing its rights with respect to any material asset or could reasonably be expected to constitute a Material Adverse Occurrence; provided that nothing in this Section 5.2 prohibits the merger or liquidation of any Subsidiary allowed under Section 6.1.

5.3. Insurance. Company shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies such insurance that is required by law, any Loan Document or any Related Agreement and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

5.4. Payment of Taxes and Claims. Company shall file, and shall cause each of its Restricted Subsidiaries to file, all tax returns and reports that are required by law to be filed by such Person, and shall pay, and shall cause each of its Restricted Subsidiaries to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon Company’s or any of its Restricted Subsidiaries’ property; provided that: (a) the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as Company’s or any of its Restricted Subsidiaries’ title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Company’s books in accordance with GAAP; and (b) in all events, Company and its Restricted Subsidiaries shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith upon the commencement of foreclosure of any Lien on any asset of Company or any Restricted Subsidiary that may have attached as security for such Lien.

5.5. Inspection. Company shall permit, and shall cause each of its Restricted Subsidiaries to permit, any Person designated by any Lender or Agent to visit and inspect its books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss with and be advised by its officers of the affairs, finances and accounts of Company or Restricted Subsidiaries at any reasonable times and intervals that any Lender, or Agent designates; provided that so long as no Default or Event of Default exists, each Lender, Agent and their respective representatives shall use their best efforts to coordinate their inspections so that such inspections occur at the same time. So long as no Event of Default exists at the time of any such visit, inspection or examination or any such inspection or examination does not reveal significant errors or discrepancies in the most recent financial and operating statements furnished to any Lender or Agent, the expenses of the relevant inspecting Person for such visits, inspections and examinations shall be at the expense of such inspecting Person; provided that: (a) any such visit, inspection, or examination made while any Event of Default exists or that reveals any such significant error or discrepancy shall be at the expense of Company; and/or (b) Borrowers agree to pay to Agent, solely for Agent’s account, the costs and expenses incurred by Agent, or its representative, in connection with such Person’s review of Company’s and/or its Restricted Subsidiaries’ real estate construction procedures; provided further that, so long as no Default or Event of Default exists, Borrowers are not obligated to pay for more than one such review during any 12 month period.

5.6. Maintenance of Properties. Company shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, such Person’s properties used or desirable in the conduct of its business in good condition, repair and working order, normal wear and tear excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith is properly and advantageously conducted at all times.

5.7. Books and Records. Company shall keep, and shall cause each of its Subsidiaries to keep, adequate and proper records and books of account in which full and correct entries shall be made of such Person’s dealings, business, and affairs.

5.8. Compliance. Company shall comply, and shall cause each of its Restricted Subsidiaries to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is subject, including, without limitation, all Environmental Laws; provided that the failure so to comply shall not be a breach of this covenant if such failure could not reasonably be expected to result in a Material Adverse Occurrence and, with respect to any such failure by Company or a Restricted Subsidiary, Company or its Restricted Subsidiary is acting in good faith to cure such non-compliance.

Without limiting the foregoing sentence, Company shall ensure that no person who owns a controlling interest in or otherwise controls Company is (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (c) without limiting clause (a) above, Company shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

5.9. ERISA. Company shall maintain, and shall cause each of its ERISA Affiliates to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under ERISA and of the Code and shall not, and shall not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which Company or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $100,000, (b) fail to make full payment when due of all amounts that, under the provisions of any Plan, Company or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $100,000 or (c) fail to make any payments in an aggregate amount exceeding $100,000 to any Multiemployer Plan that Company or any of the ERISA Affiliates is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

5.10. Environmental Matters; Reporting. Company shall observe and comply with, and shall cause each of its Restricted Subsidiaries to observe and comply with, all Environmental Laws to the extent non-compliance could result in a material liability or otherwise could reasonably be expected to result in a Material Adverse Occurrence. Company shall give Agent prompt written notice of any violation as to any environmental matter by Company and of the commencement of any judicial or administrative proceeding relating to health, safety, or environmental matters in which an adverse determination or result could reasonably be expected to result in a Material Adverse Occurrence.

5.11. Further Assurances. Company shall promptly correct any defect or error that is discovered in any Loan Document or in the signing, acknowledgment, or recordation of any Loan Document. Promptly upon request by Agent or the Majority Lenders, Company also shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations, notices of assignment, transfers, certificates, assurances and other instruments that Agent or the Majority Lenders reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders the rights granted now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument signed and delivered in connection with any Loan Document or that Company may be or become bound to convey, mortgage or assign to Agent for the benefit of the Lenders in order to carry out the intention or facilitate the performance of the provisions of any Loan Document.

5.12. LTF Leases. Company shall comply with, and shall cause each applicable Restricted Subsidiary to comply with, its obligations under each LTF Lease in all material respects such that neither the Encumbered Real Estate Subsidiary that is the lessor under such LTF Lease nor any third party lender whose Permitted Permanent Loan is secured by such LTF Lease has at any time the right to terminate such LTF Lease by reason of default by Company or Operations under such LTF Lease.

5.13. Ownership of Real Estate. All Real Estate owned by Company or any of its Restricted Subsidiaries must be owned by either: (i) an Unencumbered Real Estate Subsidiary, if such Real Estate is not subject to a Lien encumbering a Permitted Permanent Loan; or (ii) an Encumbered Real Estate Subsidiary if such Real Estate is encumbered by a Lien securing a Permitted Permanent Loan. Company shall not permit any Unencumbered Real Estate Subsidiary that owns fee simple title to any Real Estate to own any Real Estate that consists of or includes the tenant’s interest under a long-term ground lease, except that LTF Real Estate Company, Inc., is permitted to continue to own the ground leasehold interests it owns on the Effective Date. Company shall not permit any Unencumbered Real Estate Subsidiary to: (a) own any material assets other than Real Estate or Equity Interests in another Real Estate Subsidiary; (b) engage in any substantial business activity other than acquiring, owning, developing, and operating Real Estate, except that LTF Real Estate Company, Inc. is permitted to be the tenant under the existing sale-leaseback leases of Clubs listed in Schedule 6.18; (c) incur any Indebtedness other than (1) the Obligations, (2) Indebtedness that is not evidenced by a promissory note and is not secured by a Lien on any property that such Unencumbered Real Estate Subsidiary incurs in the ordinary course of owning and operating its Real Estate, and (3) LTF Real Estate Company, Inc.’s obligations and liabilities under the leases listed in Schedule 6.18; or (d) grant or permit any Lien on any of its Real Estate or other assets, other than Liens that secure the Obligations.

5.14. Mandatory Distributions. Company shall cause:

a. Each Restricted Subsidiary other than Operations, Real Estate Subsidiaries, and Foreign Subsidiaries that are not Guarantor Subsidiaries, to distribute, not less often than monthly, to its owners all cash and cash equivalents that come into the possession of such Restricted Subsidiary that are not required by such Restricted Subsidiary to satisfy its immediate working capital requirements.

b. Operations and each Real Estate Subsidiary other than Foreign Subsidiaries that are not Guarantor Subsidiaries, to enter into an agreement (each an “Upstream Distribution Agreement”) with Company in form and substance satisfactory to Agent: (i) requiring Operations and such Real Estate Subsidiary to promptly distribute, and not less often than monthly, to Company all cash and cash equivalents that come into the possession of such Subsidiary and that are not required by such Subsidiary to satisfy: (A) its immediate obligations to contractors and vendors entered into in the ordinary course of business; and (B) its obligations under any Permitted Permanent Loan it has borrowed; and (ii) assigning to Agent a Lien in all of Company’s right, title and interest in, to and under such agreement and to all payments required to be made under such Upstream Distribution Agreement, and Company shall cause each such Subsidiary to comply with such agreement.

5.15. Depository Accounts. Company shall maintain, and cause each of its Restricted Subsidiaries to maintain, their depository accounts at: (a) a Lender; or (b) any other financial institution; provided that, unless Agent has determined that the amount on deposit in the relevant depository accounts is immaterial, such financial institution has entered into a depository account control agreement with Agent that is reasonably acceptable to Agent.

5.16. Designated Guarantor Subsidiaries. Company has the right, at any time, to make any Subsidiary that is not a Wholly-Owned Subsidiary, a “Designated Guarantor Subsidiary”, by delivering to Agent, both (i) written notice that such Subsidiary is a Designated Guarantor Subsidiary for the purposes of this Agreement, and (ii) delivering to Agent the Guaranty and Collateral Documents Section 5.18 requires with respect to such Designated Guarantor Subsidiary. Company also has the right to terminate the Designated Guarantor Subsidiary status of any Subsidiary by delivering a written notice to Agent that it is terminating the Designated Guarantor Subsidiary status of such Subsidiary, so long as no Default or Event of Default exists or would exist as a result of such termination, and Agent shall promptly sign and deliver any termination documents Company reasonably requests to terminate the Guaranty and Collateral Documents signed by such Subsidiary.

5.17. Designated Unrestricted Subsidiaries. Company has the right, by delivering written notice to Agent, to designate any Wholly-Owned Subsidiary to be an Unrestricted Subsidiary, provided that Company may not make any such designation (i) when an Event of Default exists or (ii) if after giving effect to any such designation, the aggregate Net Worth of all Subsidiaries that Company has designated as Unrestricted Subsidiaries under this Section 5.17 (“Designated Unrestricted Subsidiaries”) would exceed 5% of the consolidated Net Worth of Company and its Subsidiaries as of the last day of the immediately preceding fiscal quarter of Company. If, at any time, the aggregate Net Worth of all Designated Unrestricted Subsidiaries exceeds 5% of the consolidated Net Worth of Company and its Subsidiaries, Company shall (a) within 30 days identify in writing to Agent a sufficient number of Designated Unrestricted Subsidiaries that shall no longer be so-designated in order to cause the Net Worth of all Designated Unrestricted Subsidiaries (after giving effect to such redesignation) to be not greater than 5% of the consolidated Net Worth of Company and its Subsidiaries, and (b) shall deliver to Agent the Guaranty and Collateral Documents Section 5.18 requires with respect to each Restricted Subsidiary in order to become a Restricted Subsidiary, at which time such Subsidiaries’ status as Designated Unrestricted Subsidiaries shall terminate.

5.18. Subsidiaries that Become Guarantor Subsidiaries after the Effective Date. Company shall, with respect to each Subsidiary that becomes a Guarantor Subsidiary after the Effective Date, on or before the date such Subsidiary becomes a Designated Guarantor Subsidiary, or within 10 Business Days after such Subsidiary becomes a Required Guarantor Subsidiary, as applicable: (i) cause such Guarantor Subsidiary to sign and deliver to Agent, for the benefit of the Lenders, either a joinder to the existing Guaranty, or a new Guaranty, guaranteeing the Obligations; (ii) cause such Guarantor Subsidiary to sign and deliver to Agent all Collateral Documents Agent requests in order to grant to Agent, for the benefit of the

Lenders, a perfected first priority security interest in all of the assets, other than Real Estate, of such Guarantor Subsidiary subject to no other Liens, except for Liens permitted pursuant to Section 6.12; (iii) grant, and cause its Subsidiaries to grant, a perfected Lien to Agent, for the benefit of the Lenders, in the Equity Interests Company or any of its Subsidiaries owns in each Guarantor Subsidiary, on terms substantially equivalent to the terms of the Pledge Agreements or otherwise on terms acceptable to Agent, in its reasonable discretion, subject to no other Liens except for Liens permitted pursuant to Section 6.12 and, as to any Guarantor Subsidiary that is not a Wholly-Owned Subsidiary, obtain the consent of all other owners of Equity Interests in such Guarantor Subsidiary to such Lien and to the exercise of Agent’s rights and remedies pursuant to the relevant Collateral Document.

5.19. Pledge of Equity Interests. Notwithstanding any other term of this Agreement to the contrary, Company shall grant, and cause its Restricted Subsidiaries to grant, a continuing perfected Lien to Agent, for the benefit of the Lenders, in the Equity Interests Company or any of its Restricted Subsidiaries owns in each Restricted Subsidiary; except that, in the case of a Foreign Subsidiary that is a Restricted Subsidiary where the granting of such pledge would result in a Deemed Dividend Problem, the Lien of such pledge shall be limited to 65% of the Equity Interest of such Subsidiary.

5.20. Most Favored Lender.

a. If Company or any Restricted Subsidiary (a) amends, restates, or otherwise modifies any Indebtedness other than the Obligations that exceeds $10,000,000 (a “Material Financing”) or (b) otherwise enters into, assumes, or otherwise becomes bound or obligated under any Material Financing, that contains covenants or default provisions that restrict Company more than do the covenants and default provisions of this Agreement, the terms of this Agreement shall, without any further action on the part of Company, any Restricted Subsidiary, the Agent, or any Lender, be immediately and automatically amended to include in this Agreement each such more restrictive covenant or default provision (subject to Section 5.20.b). Company shall give Agent written notice of each such event to Agent together with a copy of the fully-signed and delivered Related Agreements for such Material Financing within 10 Business Days after such Material Financing becomes binding on Company or any Restricted Subsidiary. Upon the written request of Company, Agent, or the Majority Lenders, Company and Agent shall promptly sign and deliver at Company’s expense (including Agent’s attorney fees) an amendment to this Agreement in form and substance reasonably satisfactory to Agent evidencing the amendment of this Agreement to include such more restrictive covenants or default provisions, provided that the signing and delivery of such an amendment is merely for the convenience of the parties to this Agreement and is not a precondition to the effectiveness of the automatic amendment of this Agreement under this Section 5.20.a.

b. If, after this Agreement is amended under Section 5.20.a to include any more restrictive covenant or default provision from any Material Financing, any such more-restrictive covenant or default provision ceases to bind Company or any Restricted Subsidiary or is amended to be less restrictive with respect to Company or any Restricted Subsidiary, then, upon the written request of any of Company, Agent, or the Majority

Lenders, provided that no Default or Event of Default then exists, Agent shall release or similarly amend, as applicable, such more-restrictive covenant or default provision, provided further that, if Company or any Restricted Subsidiary pays a waiver fee or other material consideration to induce such a termination or amendment, then Company shall pay or give to Agent, for the benefit of the Lenders, the same fee or other consideration on a pro rata basis in proportion to the relative outstanding principal amounts of the Obligations and the principal amount of the Indebtedness outstanding under such Material Financing (plus, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund). But no release or amendment under this Section 5.20.b shall make the covenants and Events of Default in this Agreement less restrictive than they would have been absent the original amendments under Section 5.20.a that are being terminated or amended to be less restrictive.

ARTICLE VI

NEGATIVE COVENANTS

The Borrowers agree that until any obligation of the Lenders to make any Credit Extension has expired or been terminated, the Obligations have been paid in full, and all outstanding Facility LCs have expired or LC Issuer’s liability on the outstanding Facility LCs has otherwise been discharged (including by providing cash collateral or backup letters of credit in accordance with Section 2.12), unless the Majority Lenders otherwise consent in writing:

6.1. Merger. Company shall not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) and shall not permit any of its Restricted Subsidiaries to do any of the foregoing; provided that, upon not less than 5 Business Days prior written notice to Agent, any Wholly-Owned Subsidiary of Company may be merged with or liquidated into Company or any other Wholly-Owned Subsidiary so long as Company or such Wholly-Owned Subsidiary is the surviving corporation or entity and such merger or liquidation does not violate or result in a violation of any other term of this Agreement.

6.2. Disposition of Assets. Company shall not directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing and shall not permit any of its Restricted Subsidiaries to do any of the foregoing, except, subject to the limitations in Section 6.22:

a. dispositions of inventory, equipment, or fixtures in the ordinary course of business;

b. the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

c. the sale or transfer of any open and operating Clubs to an Encumbered Real Estate Subsidiary made in connection with such Encumbered Real Estate Subsidiary’s incurrence of a Permitted Permanent Loan to be secured by such Clubs;

d. the LTF Leases;

e. the sale or transfer of open and operating Clubs in connection with a sale-leaseback transaction permitted by Section 6.18.b;

f. the sale or transfer of any Unrestricted Subsidiary or the property of any Unrestricted Subsidiary;

g. the sale or transfer of Outlots in the ordinary course of Company’s and its Restricted Subsidiaries’ business; and

h. other dispositions of property not described in Section 6.2.a through Section 6.2.g that are not material to the operation of Company or any Restricted Subsidiary, so long as the aggregate net book value of all property disposed of under this Section 6.2.h in any fiscal year is less than 10% of the net book value of the consolidated assets of Company and its Subsidiaries as of the then most fiscal year end.

6.3. Plans. Company shall not permit any event to occur or condition to exist that would permit any Plan to terminate under any circumstances that would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of Company or any of its ERISA Affiliates and shall not permit any of its ERISA Affiliates to do so; and Company shall not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lenders) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets by more than $100,000 and shall not permit any of its ERISA Affiliates to do so.

6.4. Change in Nature of Business. Company shall not make, and shall not permit any of its Restricted Subsidiaries to make, any material change in the nature of the business of such Person, as carried on at the Effective Date.

6.5. Acquisitions; Subsidiaries, Partnerships and Joint Ventures and Ownership. Subject to the limitations in Section 6.22, Company shall not, and shall not permit any of its Restricted Subsidiaries to, purchase or lease or otherwise acquire all or substantially all of the assets of any Person or make any Acquisition except Permitted Acquisitions for Restricted Subsidiaries, LTF Leases, and the transactions permitted by Section 6.2, 6.10, or 6.18. Company shall not permit any of its Unrestricted Subsidiaries to make any Acquisitions other than Permitted Acquisitions for Unrestricted Subsidiaries.

6.6. Negative Pledges. Company shall not enter into, and shall not permit any of its Restricted Subsidiaries to enter into, any agreement, bond, note or other instrument (including, without limitation, any ground lease or other real estate lease described in Section 6.21) with or for the benefit of any Person other than the Lenders that would (a) prohibit such Person from granting, or otherwise limit the ability of such Person to grant, to the Lenders any Lien on any assets or properties of such Person, and/or, in the case of any of Company’s Restricted Subsidiaries, would prohibit such Restricted Subsidiary from paying distributions or dividends to its equity holders except for the Related Agreements evidencing or securing: (i) a Permitted Permanent Loan so long as such restriction applies only to the Encumbered Real Estate Subsidiaries that are bound by the relevant Related Agreements and terminates upon the payment of such Permitted Permanent Loan; and (ii) Purchase Money Indebtedness (including Capitalized Leases) that prohibit the granting of additional Liens on the property securing such Purchase Money Indebtedness, or (b) require Company or any of its Restricted Subsidiaries to grant a Lien to any other Person if such Person grants any Lien to the Lenders.

6.7. Restricted Payments. Company shall not make, and shall not permit any Restricted Subsidiary to make any Restricted Payments or prepay any Indebtedness of Company or any of its Restricted Subsidiaries other than the Obligations, except for the following:

a. So long as no Default or Event of Default exists either before or immediately following the making of any such payment, Company may make Restricted Payments;

b. any Wholly-Owned Subsidiary of Company may pay dividends or make distributions to its parent; provided that, if such Wholly-Owned Subsidiary is indirectly owned by Company through one or more intermediate Subsidiaries, then such Subsidiary may not pay dividends or make distributions to its parent unless all of such intermediate Subsidiaries can pay dividends or make distributions to their respective parents without any restriction or limitation set forth in any Related Agreement;

c. FCA Restaurant Company, LLC may make distributions to its members in an amount equal to their federal and state income tax liability arising from their respective allocable share of that Subsidiary’s taxable income so long as that Subsidiary is a pass-through tax entity under the Code (such distributions being the “Tax Distributions”); provided that: (i) such members’ federal and state income tax liability shall be computed on the basis of the highest marginal combined tax rate for individuals under the Code and Minnesota law; (ii) Tax Distributions shall be paid in estimated quarterly installments contemporaneously with an individual’s obligations to pay estimated income taxes based upon FCA Restaurant Company, LLC’s annualized income through the end of its fiscal month immediately preceding such tax installment’s due date and also contemporaneously with any such members’ filing of its, his or her federal and state income tax returns if the estimated Tax Distributions paid for any of that Subsidiary’s fiscal years are not sufficient to pay such members’ actual income tax liability arising from its, his or her share of that Subsidiary’s actual taxable income for such fiscal year as disclosed by copies of that Subsidiary’s tax returns and related Schedules K-1 for such fiscal year delivered to Agent and the Lenders pursuant to this Agreement; and (iii) if the Tax Distributions actually paid with respect to any of such Subsidiary’s fiscal years exceed the Tax Distributions permitted by this Section based upon such Subsidiary’s actual taxable net income as disclosed by copies of such tax returns and schedules described above, then such Subsidiary shall immediately recover the excess amount from the recipient and shall not pay any further Tax Distribution to any person until such excess amount is recovered;

d. prepayments of: (i) Capitalized Lease Obligations; and/or (ii) other Indebtedness for borrowed money, provided that prepayments of Subordinated Indebtedness and unsecured Indebtedness shall not exceed $100,000,000 in the aggregate between the Effective Date and the Facility Termination Date, determined on a consolidated basis for Company and its Subsidiaries so long as, in either case, no Default or Event of Default exists either before or immediately following the making of such prepayment and such prepayment does not require Company or any of its Subsidiaries to pay any prepayment premium or penalty; and

e. Company may purchase shares of its stock in the open market for the purpose of selling such shares to its employees pursuant to a qualified employee stock bonus plan described in Section 401 of the Code or an employee stock purchase plan described in Section 422 of the Code that has been adopted by Company.

6.8. Transactions with Affiliates. Company shall not, and shall not permit any of its Restricted Subsidiaries to: (a) permit the direct or indirect transfer, distribution or payment of any of its funds, assets or property to any Affiliate other than a Restricted Subsidiary, except that Company or any of its Restricted Subsidiaries may pay: (i) bona fide employee or director compensation (including benefits) to any Affiliate for services actually rendered to such Affiliate; (ii) expenses incurred by an employee in the ordinary course of business; and (iii) expenses or rents for services or property or the use of property allocated to such Affiliate; provided that: (A) all such payments pursuant to clauses (a)(i), (ii) and (iii) shall not exceed the amount that would be payable in a comparable arm’s length transaction with a third party who is not an Affiliate; (b) lend or advance money, credit or property to any Affiliate except as permitted by Sections 6.10 and 6.11; (c) invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any assets or properties, of any Affiliate except as permitted by Sections 6.7 and 6.10 or otherwise permitted by other provisions of this Section 6.8; or (d) guarantee, assume, endorse or otherwise become responsible for, or enter into any agreement or instrument for the purpose of discharging or assuming (directly or indirectly, through the purchase of goods, supplies or services or otherwise) the indebtedness, performance, capability, obligations, dividends or agreement for the furnishing of funds of any Affiliate or any of its officers, directors or employees except for the Contingent Obligations permitted by Section 6.13.

6.9. Accounting Changes. Company shall not make, and shall not permit any of its Restricted Subsidiaries to make, any significant change in accounting treatment or reporting practices, except as permitted by GAAP; provided that, for the purposes of this Agreement, any such change is subject to Section 1.2.

6.10. Investments. Company shall not, and shall not permit any of its Restricted Subsidiaries to, acquire for value, make, have or hold any Investments, except the following, provided that Company’s right to make any of the following Investments is subject to the limitation in Section 6.22:

a. Investments described in Schedule 6.10.

b. Travel-related advances to management personnel and employees in the ordinary course of business.

c. Investments in readily marketable United States Government Treasury notes or bills, or in United States Government Agency Securities, including discount notes that are supported by the full faith and credit of the United States.

d. Certificates of deposit or bankers’ acceptances issued by any Lender or overnight Eurocurrency deposits issued by any Lender or any of its Affiliates.

e. Commercial paper with an investment grade rating of A1/P1 or A2/P2;

f. Asset backed securities with a credit rating of AAA.

g. Repurchase agreements backed by securities listed in Section 6.10.c or Section 6.10.d above; provided that all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

h. Money market mutual funds having a top short-term rating.

i. Extensions of credit in the nature of (i) purchase money financing extended to a purchaser of any assets of Company or its Restricted Subsidiaries, not to exceed $50,000,000 in the aggregate during the term of this Agreement, and (ii) accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business.

j. Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business.

k. Investments by Company in a Encumbered Real Estate Subsidiary that are made in connection with such Encumbered Real Estate Subsidiary’s incurrence of a Permitted Permanent Loan that are required to be made by the applicable Related Agreements; provided that such Investments are made solely by transferring to such Encumbered Real Estate Subsidiary the real property and improvements of the relevant open and operating Clubs or of Company’s relevant corporate headquarters office buildings that secure such Permitted Permanent Loan.

l. Investments by Company in its Restricted Subsidiaries.

m. Permitted Acquisitions.

n. Investments made after the Effective Date in Unrestricted Subsidiaries for Club joint ventures; provided that the cumulative net amount of all such Investments, taken in the aggregate, shall not exceed $50,000,000 at any time.

o. Additional Investments by Company or Restricted Subsidiaries of types not described in Section 6.10.a through 6.10.n above; provided that the aggregate amount of all such additional Investments described in this Section 6.10.o shall not exceed 10% of the consolidated Net Worth of Company and its Subsidiaries at any time.

Any Investment under Section 6.10.a, .d, .e, .f., or .g above must mature within one year of the acquisition of such Investment by Company and such Investment must be maintained in securities accounts maintained with a Lender or, if not with a Lender, then with any securities intermediary that has signed a securities account control agreement with Agent that is reasonably acceptable to Agent.

6.11. Indebtedness. Company shall not incur, create, issue, assume, or suffer to exist any Indebtedness, and Company shall not permit any of its Restricted Subsidiaries to do any of the foregoing, except:

a. The Obligations.

b. At any time, current liabilities determined in accordance with GAAP, other than for borrowed money, incurred in the ordinary course of business, and intercompany Indebtedness between any of Company and its Restricted Subsidiaries.

c. Indebtedness existing on the Effective Date and disclosed on Schedule 6.11, and any extension or refinancing of such Indebtedness; provided that the Indebtedness incurred in connection with such extension or refinancing, and the Related Agreements pertaining thereto, do not cross-default to any other Indebtedness of Company or any of its Subsidiaries except, in the case of: (A) an extension, any cross-default that is contained in the Related Agreements pertaining to such extended Indebtedness at the time of its extension; or (B) a refinancing, any cross-default to other Indebtedness that is held by the holder of the refinancing Indebtedness.

d. Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

e. Permitted Permanent Loans, provided that such Permitted Permanent Loans shall cause any automatic amendment of this Agreement that applies under the “most favored lender” provision in Section 5.20.

f. Contingent liabilities permitted by Section 6.13.

g. Other unsecured Indebtedness incurred by Company or any of its Restricted Subsidiaries; provided that: (i) the Related Agreements do not cross-default to any other Indebtedness of Company or any of its Subsidiaries except for Indebtedness that is held by the holder of such additional Indebtedness; (ii) reasonably before the incurrence of such Indebtedness, Agent has received an unexecuted form that is finalized in all material respects of each material Related Agreement to be signed and delivered in connection with such transaction; and (iii) such other unsecured Indebtedness shall cause any automatic amendment of this Agreement that applies under the “most favored lender” provision in Section 5.20.

h. The Rate Protection Obligations.

i. The Parity Secured Debt, provided that such other secured Indebtedness shall cause any automatic amendment of this Agreement that applies under the “most favored lender” provision in Section 5.20.

j. Other recourse Indebtedness secured by Real Estate that is not described in Sections 6.11.a through 6.11.i, in an aggregate amount not to exceed at any time more than 10% of the Net Worth of Company and its Subsidiaries on a consolidated basis as shown on the consolidated balance sheet of Company then most recently provided to Agent under Section 5.1, provided that (i) the Related Agreements evidencing or securing such Indebtedness are in form and substance satisfactory to Agent, in its reasonable business judgment, provided that the default provisions in such Related Agreements may provide for cross-acceleration with respect to the covenant defaults under this Agreement, (ii) reasonably before the incurrence of such Indebtedness, Agent has received drafts that are finalized in all material respects of each material Related Agreement to be signed and delivered in connection with such transaction, and (iii) that such other recourse Indebtedness shall cause any automatic amendment of this Agreement that applies under the “most favored lender” provision in Section 5.20.

k. Other secured Indebtedness that is not described in Sections 6.11.a through 6.11.j, in an aggregate amount not to exceed at any time more than 10% of the assets of Company and its Subsidiaries on a consolidated basis as shown on the consolidated balance sheet of Company then most recently provided to Agent under Section 5.1, provided that such other secured Indebtedness shall cause any automatic amendment of this Agreement that applies under the “most favored lender” provision in Section 5.20.

Notwithstanding the foregoing, the Indebtedness, other than Permitted Permanent Loans, of Foreign Subsidiaries that are Restricted Subsidiaries but not Guarantor Subsidiaries shall not exceed the Approximate Equivalent Amount of U.S.$15,000,000.

6.12. Liens. Company shall not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by Company and shall not permit any of its Restricted Subsidiaries to do any of the foregoing with respect to any property now owned or hereafter acquired by such Restricted Subsidiary, except:

a. Liens granted to Agent and the Lenders under the Collateral Documents to secure the Obligations.

b. Liens existing on the Effective Date and disclosed on Schedule 6.12.

c. Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of Company or its Subsidiaries.

d. Liens for taxes, fees, assessments, and governmental charges not delinquent or to the extent that Section 5.4 does not require such Liens to be paid.

e. Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent Section 5.4 does not require such sums to be paid; provided that the Liens of mechanics and materialmen shall: (i) not exceed the aggregate outstanding amount of $15,000,000 determined on a consolidated basis for Company and its Subsidiaries; and (ii) in all events, Company and its Restricted Subsidiaries shall pay or cause to be paid each such Lien forthwith upon the commencement of foreclosure of such Lien.

f. Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

g. Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the account holder in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by Company or any of its Restricted Subsidiaries to provide collateral to the depository institution.

h. Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented that do not materially detract from the value of such property or impair its use in the business of Company or its Restricted Subsidiaries.

i. The interest of any lessor under any Capitalized Lease entered into after the Effective Date or purchase money Liens on property acquired after the Effective Date; provided that (i) the Indebtedness it secures is permitted by Section 6.11.d and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

j. Liens against the real property and improvements and rights as lessor under leases of an Encumbered Real Estate Subsidiary securing a Permitted Permanent Loan.

k. Liens against the Collateral securing the Parity Secured Debt, provided that: (i) Agent, or another Person acceptable to Agent, in its reasonable business judgment, is the collateral agent for the holders of such Parity Secured Debt; and (ii) such Liens are subject to an Intercreditor Agreement.

l. Liens on Collateral securing the Indebtedness described in Section 6.11.j and 6.11.k.

6.13. Contingent Liabilities. Company shall not, and shall not permit any of its Restricted Subsidiaries to: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except: (i) by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business; (ii) for guarantees of the obligations of Company to the Lenders or any Rate Protection Provider and for other Contingent Obligations for the benefit of the Lenders or any Rate Protection Provider; (iii) Contingent Obligations existing on the Effective Date and described on Schedule 6.13; (iv) contingent liabilities incurred after the Effective Date in connection with Permitted Permanent Loans so long as such contingent liabilities comply with the conditions set forth in the definition of Permitted Permanent Loan; (v) guaranties of obligations that would otherwise constitute permitted Indebtedness under Section 6.11; and (vi) Company’s guaranty of the obligations of any Real Estate Subsidiary as the lessee under ground leases or other real estate leases covering any Real Estate on which Company intends to develop and operate a Club and related businesses (including, without limitation, the lease guaranties existing on the Effective Date and described in Schedule 6.13) so long as: (A) the applicable Related Agreements evidencing any lease guaranty issued after the Effective Date shall not: (1) impose any materially greater liability on Company than that incurred by Company pursuant to the LTF CMBS I Related Agreements; (2)(a) cross-default to any other Indebtedness of Company or any other Subsidiary; and/or (b) violate Section 6.6; and/or (c) require Company to waive its rights of contribution, subrogation or other similar rights to succeed to the relevant lender’s rights against the borrowing Encumbered Real Estate Subsidiary or its assets upon Company’s payment and performance in full of its obligations under such Related Agreements; and (B) in the case of a ground lease, such ground lease contains the material provisions that are routinely required by rating agencies in connection with rating a Securitized commercial loan that is secured by a leasehold mortgage (any guaranty described in this clause (a)(vi) shall cause any automatic amendment of this Agreement that applies under the “most favored lender” provision in Section 5.20); or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person; or (c) enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

6.14. Fixed Charge Coverage Ratio. Commencing with the Quarterly Measurement Date occurring on June 30, 2011, Company shall not permit the Fixed Charge Coverage Ratio, as of the Quarterly Measurement Date for the Measurement Period ending on that date, to be less than 1.50 to 1.00.

6.15. Consolidated Leverage Ratio. Commencing with the Quarterly Measurement Date occurring on June 30, 2011, Company shall not permit the Consolidated Leverage Ratio, as of the Quarterly Measurement Date for the Measurement Period ending on that date, to be more than 4.00 to 1.00.

6.16. Unencumbered Asset Coverage Ratio. Commencing with the Quarterly Measurement Date occurring on June 30, 2011, Company shall not permit the Unencumbered Asset Coverage Ratio, as of the Quarterly Measurement Date for the Measurement Period ending on that date, to be less than 1.30 to 1.00.

6.17. Loan Proceeds. Company shall not use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry “margin stock”, as that term is defined in Regulation U, or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose that entails a violation of, or that is inconsistent with, Regulations U or X.

6.18. Sale and Leaseback Transactions. Company shall not enter into, and shall not permit any of its Restricted Subsidiaries to enter into, any arrangement, directly or indirectly, whereby it sells or transfer any property, real or personal, and thereafter leases the same property for the same or a substantially similar purpose or purposes as the property sold or transferred, except for:

(a) Sale-leaseback transactions existing on the Effective Date and disclosed on Schedule 6.18.

(b) Sale-leaseback transactions relating to an open and operating Club that are entered into by Company after the Effective Date; provided that: (i) the Related Agreements do not cross-default to any other Indebtedness of Company or any of its Subsidiaries except for Indebtedness that is held by the lessor party to such lease; and (ii) reasonably before the consummation of such transaction, Agent has received drafts that are finalized in all material respects of each material Related Agreement to be signed and delivered in connection with such transaction.

6.19. Related Agreements. Company shall not, and shall not permit any of its Subsidiaries to amend, modify, or supplement any provision of, or waive any other party’s compliance with any of the terms of, any Related Agreement in any manner that:

(a) provides for any cross-default to any Indebtedness of Company or any of its Subsidiaries under this Agreement or any Loan Document, except that such Related Agreement may cross default among the Indebtedness of Unrestricted Subsidiaries;

(b) could reasonably be expected to result in a Material Adverse Occurrence; or

(c) is materially adverse to the rights and benefits of Agent or the Lenders.

6.20. Fiscal Year. Company shall not change its fiscal year.

6.21. Real Estate Leases. Company shall not permit any Real Estate Subsidiary to become the tenant under any ground lease or other lease covering any Real Estate with any lessor or landlord in which the Related Agreements relating to such ground lease or other Real Estate lease: (a)(i) cross-default to any Indebtedness of Company or any of its Subsidiaries under this Agreement or any Loan Document; (ii) contains any financial covenants, or (iii) violates Section 6.6; and (b) in the case of a long-term ground lease, such long-term ground lease does not contain the material provisions that are routinely required by rating agencies in connection with rating a Securitized commercial loan that is secured by a ground leasehold mortgage.

6.22. Limitation on Net Worth of Unrestricted Subsidiaries. Notwithstanding anything in this Agreement to the contrary, Company shall not: (i) permit the aggregate Net

Worth of all Unrestricted Subsidiaries to exceed 10% of the consolidated Net Worth of Company and its Subsidiaries as of any Quarterly Measurement Date; or (ii) make, or permit any Subsidiary to make, any Acquisition, Investment, or Disposition, that would cause the aggregate Net Worth of all Unrestricted Subsidiaries to exceed 10% of the consolidated Net Worth of Company and its Subsidiaries immediately after such Acquisition, Investment, or Disposition.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1. Events of Default. The occurrence of any one or more of the following events constitutes an Event of Default:

a. Any of the Borrowers fails to pay when due, whether by acceleration or otherwise, any interest on any Loan, any fee or other amount required to be made to Agent pursuant to the Loan Documents, or any payment on any Rate Protection Obligation, or any of the Borrowers fails to pay when due, whether by acceleration or otherwise, any principal of any Loan or any Reimbursement Obligation that is not paid with the proceeds of Revolving Loans pursuant to Section 2.13.

b. Any representation or warranty made by or on behalf of any of the Company or any of its Restricted Subsidiaries in any Loan Document or by or on behalf of any of Company or any of its Restricted Subsidiaries in any certificate, statement, report, or document delivered to any Lender or Agent pursuant to or in connection with any Loan Document or any Credit Extension is false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

c. any of the Borrowers fails to comply with Sections 5.2 or 5.3 or any Section of Article VI.

d. Company or any Restricted Subsidiary fails to comply with any other agreement, covenant, condition, provision, or term in this Agreement (other than those set forth in this Section 7.1) or any other Loan Document on its part to be performed and such failure to comply continues for 30 calendar days after whichever of the following dates is the earliest: (i) the date Company gives notice of such failure to the Lenders, (ii) the date Company should have given notice of such failure to Agent pursuant to Section 5.1, or (iii) the date Agent or any Lender gives notice of such failure to Company.

e. Borrowers or any of its Restricted Subsidiaries becomes insolvent or generally does not pay its debts as they mature or applies for, consents to, or acquiesces in the appointment of a custodian, trustee or receiver of Company or any of its Restricted Subsidiaries or for a substantial part of the property of such Restricted Subsidiary or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver is appointed for Company or any of its Restricted Subsidiaries or for a substantial part of its property and is not discharged within 30 days, or Company or any of its Restricted Subsidiaries makes an assignment for the benefit of creditors.

f. Any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law is instituted by or against Company, or any of its

Restricted Subsidiaries, and, if instituted against such Person, is consented to or acquiesced in by such Person, or remains undismissed for 30 days, or an order for relief is entered against such Person.

g. Any dissolution or liquidation proceeding not permitted by Section 6.1 is instituted by or against Company or any of its Restricted Subsidiaries and, if instituted against such Person, is consented to or acquiesced in by such Person or remains undismissed for 30 days.

h. A judgment or judgments for the payment of money in excess of $3,000,000 in the aggregate is entered against Company and/or any of its Restricted Subsidiaries and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 30 days from the date it is entered or such longer period during which execution of such judgment is stayed during an appeal from such judgment.

i. The maturity of any Indebtedness of Company or any of its Restricted Subsidiaries (other than Indebtedness under this Agreement or the other Loan Documents) in excess of the aggregate amount of $10,000,000 for any or all of such Persons is accelerated, or Company or any of its Restricted Subsidiaries fails to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event occurs or condition exists and continues for more than the period of grace, if any, that applies and has the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security for such Indebtedness.

j. Any execution or attachment is issued whereby any substantial part of the property of Company or any of its Restricted Subsidiaries is taken or attempted to be taken and it is not vacated or stayed within 30 days after its issuance.

k. Any Loan Document, at any time, ceases to be in full force and effect (except in accordance with its terms or in a transaction permitted by this Agreement) or is judicially declared null and void, or its validity or enforceability is contested by Company or any other Loan Party, or Agent or the Lenders cease to have a valid and perfected first priority security interest in any of the collateral it describes (other than by reason of the action or inaction of Agent or any Lender).

l. Any Change of Control occurs.

m. The lessor party to any material Operating Lease on which Company or any of its Restricted Subsidiaries is the lessee party declares an event of default (howsoever defined) under such Operating Lease and terminates such Operating Lease or accelerates Company’s or any of its Restricted Subsidiaries’ payment obligations under such Operating Lease. For the purposes of this Event of Default, an Operating Lease is material if the aggregate rent payable under such Operating Lease and all other Operating

Leases between the original lessor party (without giving effect to any assignment of such original lessor party’s assignment of its rights under such leases), on the one hand, and Company or any of its Restricted Subsidiaries, on the other hand, are more than $5,000,000 during any fiscal year.

n. An ERISA Event occurs that, in Agent’s opinion, when taken together with all other ERISA Events that have occurred, could reasonably be expected to be a Material Adverse Occurrence.

7.2. Remedies. If (a) any Event of Default described in Sections 7.1.e, .f or .g occurs with respect to any of the Borrowers, the Commitments shall automatically terminate and the Obligations shall automatically become immediately due and payable, and Borrowers shall without demand pay into the Facility LC Collateral Account an amount equal to the aggregate face amount of all outstanding Facility LCs; or (b) any other Event of Default exists, then, upon receipt by Agent of a request in writing from the Majority Lenders, Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall terminate; (ii) declare the outstanding unpaid principal balance of the Loans, the accrued and unpaid interest on each Loan, and all other Obligations to be forthwith due and payable, whereupon the Loan, all accrued and unpaid interest on the Loans, and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and (iii) demand that Borrowers pay into the Facility LC Collateral Account an amount equal to the aggregate face amount of all outstanding Facility LCs. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Lenders, Agent has the right to exercise all rights and remedies under any of the Loan Documents and to enforce all rights and remedies under any applicable law.

7.3. Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while it continues, each Borrower hereby irrevocably authorizes each Lender or any other holder of any Note to offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts (including, without limitation, any demand deposit, savings or investment account) or monies of such Borrower then or thereafter with such Lender or such other holder, or any obligations of such Lender or such other holder of the Note against the Obligations. Each Borrower hereby grants to Agent for itself and the pro rata use and benefit of each Lender, each other Note holder and each Rate Protection Provider a Lien in all such balances, credits, deposits, accounts or monies. Each Borrower and each Lender agree that Agent has perfected its Lien by “control” over each such demand deposit, savings or investment account or monies of each Borrower then or thereafter with such Lender or other holder of any Notes within the meaning of Article 8 and Article 9 of the Uniform Commercial Code enacted in the relevant jurisdiction. Each Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify such Borrower of its exercise of such setoff right; provided that the failure of any Lender to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Lender to all rights of banker’s lien, setoff, and counterclaim available pursuant to law.

ARTICLE VIII

THE AGENT

The following provisions govern the relationship of Agent with the Lenders.

8.1. Appointment; Nature of Relationship. Each Lender hereby appoints U.S. Bank as its contractual representative and irrevocably authorizes U.S. Bank as the “Agent” to act as its contractual representative with the rights and duties the Loan Documents expressly set forth. Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII. Each reference in the Loan Documents to U.S. Bank as the “Agent” refers only to U.S. Bank in its capacity as the contractual representative of the Lenders, and notwithstanding the use of the defined term “Agent,” the Lenders understand and agree that Agent has no fiduciary responsibilities to any Lender by reason of any Loan Document and that Agent is merely acting as the contractual representative of the Lenders with only those duties the Loan Documents expressly set forth. In its capacity as the Lenders’ contractual representative, Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Minnesota Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in the Loan Documents. Each of the Lenders hereby agrees to assert no claim against Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

8.2. Powers. Agent has and has the right to exercise all powers the Loan Documents specifically delegate to Agent, together with all powers that are reasonably incidental to those express powers. Agent has no implied duty to any Lender or any obligation to any Lender to take any action under any Loan Document except actions the Loan Documents expressly require Agent to take.

8.3. General Immunity. Neither Agent nor any of its directors, officers, agents, or employees shall be liable to any of the Borrowers or any of the Lenders for any action taken or omitted to be taken by it or them under any Loan Document or in connection with any Loan Document except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

8.4. No Responsibility for Loans, Recitals, etc. Neither Agent nor any of its directors, officers, agents or employees is responsible for or has any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any Advance or Facility LC ; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency, or genuineness of any Loan Document or any other instrument or writing furnished in connection with any Loan Document; (f) the value, sufficiency, creation, perfection, or priority of any Lien in any Collateral; or (g) the financial condition of any of the Borrowers or any guarantor of any of the Obligations or of any of Company’s or any such guarantor’s Subsidiaries.

8.5. Action on Instructions of Lenders. Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with written instructions signed by the Majority Lenders (or by all Lenders, to the extent Section 9.1 requires the consent of all Lenders), and such instructions and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders. Each Lender hereby acknowledges that Agent has no duty to take any discretionary action any Loan Document permits it to take unless the Majority Lenders (or all Lenders, to the extent Section 9.1 requires the consent of all Lenders) request it to take such an action. Agent is fully justified in failing or refusing to take any action under any Loan Document unless it is indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost, and expense it incurs by reason of taking or continuing to take any such action.

8.6. Employment of Administrative Agents and Counsel. Agent has the right to execute any of its duties as the Agent under any Loan Document by or through employees, agents, and attorneys-in-fact and is not answerable to the Lenders, except as to money or securities it or its authorized agents receive, for the default or misconduct of any such agents or attorneys-in-fact it selects with reasonable care. Agent is entitled to advice of counsel concerning the contractual arrangement between Agent and the Lenders and all matters pertaining to Agent’s duties under this any Loan Document.

8.7. Reliance on Documents; Counsel. Agent is entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, facsimile, electronic mail message, statement, paper, or document it believes to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be employees of Agent. For the purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter those Sections require to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent has received notice from such Lender before the applicable date specifying its objection to such matter.

8.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by Borrowers for which Agent is entitled to reimbursement by Borrowers under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of the Lenders, in connection with the preparation, signing, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by Agent in connection with any dispute between Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that are imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection with the Loan Documents or the transactions they contemplate (including, without limitation, for any such amounts incurred by or asserted against Agent in connection with any dispute between Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Agent and (ii) any indemnification required pursuant to Section 2.32.k shall, notwithstanding the provisions of this Section 8.8, be paid by the relevant Lender in accordance with Section 2.32.k. The obligations of the Lenders under this Section 8.8 shall survive payment of the Obligations and termination of this Agreement.

8.9. Rights as a Lender. At all times when Agent is a Lender, Agent has the same rights and powers under the Loan Documents with respect to its Commitment and its Loans as any Lender and has the right to exercise those rights and powers as though it were not Agent, and the term “Lender” or “Lenders” shall, at any time when Agent is a Lender, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates have the right to accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those the Loan Documents contemplate, with Company or any of its Subsidiaries in which Company or such Subsidiary is not restricted by this Agreement from engaging with any other Person.

8.10. Lender Credit Decision, Legal Representation.

(a) Each Lender acknowledges that it has, independently and without reliance upon Agent, the Arranger or any other Lender and based on the financial statements prepared by Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent, the Arranger, or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents. Except for any notice, report, document, or other information this Agreement expressly requires Agent or the Arranger to deliver to the Lenders, neither Agent nor the Arranger has any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition, or business of Company or any of its Affiliates that comes into Agent’s or any Arranger’s possession (whether or not in their capacities as the Agent or an Arranger) or any of their Affiliates.

(b) Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its signing and delivery of this Agreement and any other Loan Document, that it has made its own evaluation of all applicable laws and regulations relating to the transactions this Agreement contemplates, and that the counsel to the Agent represents only Agent and not the Lenders in connection with this Agreement and the transactions it contemplates.

8.11. Successor Agent. Agent has the right to resign at any time by giving written notice of resignation to the Lenders and Company, and such resignation shall be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, 45 days after the resigning Agent gives notice of its intention to resign. Upon any such resignation or removal, the Majority Lenders have the right to appoint, on behalf of Company and the Lenders, a successor Agent. If no successor Agent is appointed by the Majority Lenders within 30 days after the resigning Agent gave notice of its intention to resign, then the resigning Agent has the right to appoint, on behalf of Company and the Lenders, a successor Agent. Notwithstanding the previous sentence, Agent has the right at any time without the consent of any of the Borrowers or any Lender to appoint any of its Affiliates that is a commercial bank as the successor Agent. If Agent resigns and no successor Agent is appointed, the Lenders have the right to perform all the duties of Agent and Borrowers shall make all payments with respect to the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed under this Agreement until such successor Agent accepts the appointment. Any such successor Agent, including any Affiliate that Agent appoints as the successor Agent, must be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as the Agent by a successor Agent, such successor Agent shall succeed to and become vested with all of the rights, powers, privileges, and duties of the resigning Agent. Upon the effectiveness of the resignation of Agent, the resigning Agent shall be discharged from its duties and obligations under the Loan Documents. After the effectiveness of the resignation of an Agent, this Article VIII shall continue in effect for the benefit of such Agent with respect to any actions it took or omitted to take while it was acting as the Agent.

8.12. Delegation to Affiliates. Borrowers and the Lenders agree that Agent has the right to delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents, and employees) that performs duties in connection with this Agreement is entitled to the same benefits of the indemnification, waiver. and other protective provisions to which Agent is entitled under this Article VIII and under Article IX.

8.13. Signing and Delivery of Collateral Documents. The Lenders hereby empower and authorize Agent to sign and deliver to Company on their behalf the Upstream Distribution Agreements, the Collateral Documents, and all related financing statements and any financing statements, agreements, documents or instruments that are necessary or appropriate to effect the purposes of the Upstream Distribution Agreements and Collateral Documents.

8.14. Collateral Releases. The Lenders hereby empower and authorize Agent to sign and deliver to Company or any of the other Borrowers on their behalf any agreements, documents, or instruments that are necessary or appropriate to effect any releases of Collateral that any Loan Document or that is otherwise approved by the Majority Lenders (or, if required by Section 8.14, all of the Lenders) in writing.

8.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction any Loan Document contemplates (including in connection with any amendment, waiver, or other modification of any Loan Document), Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between Company and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions the Loan Documents contemplate; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for Company or any of its Affiliates, or any other Person and (B) no Lender has any obligation to Company or any of its Affiliates with respect to the transactions the Loan Documents contemplate except those obligations the Loan Documents expressly set forth; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Company and its Affiliates, and no Lender has any obligation to disclose any of such interests to Company or its Affiliates. To the fullest extent permitted by law, Borrowers hereby waive and release any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction this Agreement contemplates.

8.16. Notices of Event of Default. If Agent acquires actual knowledge of any Event of Default or Default, Agent shall promptly give notice of such Event of Default or Default to the Lenders, provided that, except as expressly set forth in the Loan Documents, Agent has no duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company or any of its Subsidiaries that is communicated to or obtained Agent or any of its Affiliates in any capacity. Agent shall not be deemed to have knowledge or notice of any Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent has received written notice from a Lender or Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”.

8.17. Payments and Collections. All funds received by Agent with respect to any payments made by any Borrower on the Loans, the Commitment Fee, or LC Fees shall be promptly distributed by Agent among the Lenders, in like currency and funds as received, ratably according to each Lender’s Applicable Share. All funds received by Agent with respect to any payments made by Company on the Swingline Loan shall be promptly distributed by Agent to Swingline Lender, in like currency and funds as received. After any Event of Default has occurred, all funds received by Agent, whether as payments by Borrowers or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by Agent in the following order: (a) first to Agent or any Lender that has incurred unreimbursed costs of collection with respect to any Obligations under this Agreement, ratably to Agent and each Lender in the proportion that the costs incurred by Agent or such Lender bear to the total of all such costs incurred by Agent and all Lenders; (b) next to Agent for the account of the Lenders for application on the Loan (first to unpaid accrued interest and then to principal) and to pay any Rate Protection Obligations then due and payable, ratably to the Lenders and the holders of such Rate Protection Obligations; provided that: (i) if no Rate Protection Obligations are then due and payable, each Lender’s ratable share shall be based on its Applicable Share; or (ii) if any Rate Protection Obligations are then due and payable, then: (A) the denominator used in calculating each Lender’s Applicable Share shall be increased by the amount of such then due and payable Rate Protection Obligations; and (B) each Rate Protection Provider’s ratable share shall be calculated as the percentage equivalent of a fraction, the numerator of which are the Rate Protection Obligations then due and payable to such Rate Protection Provider and the denominator of which is the sum of the Commitment Amounts (or, if the Revolving Credit Commitments have terminated, the Aggregate Outstanding Credit Exposure) of all Lenders and all Rate Protection Obligations then due and payable; (c) next to Agent for the account of the Lenders (in accordance with their Applicable Shares) for any unpaid Commitment Fee or LC Fees owing by the Borrowers under this Agreement; (d) next to Agent to be held in the Facility LC Collateral Account to cover any outstanding Facility LCs and upon the termination or expiration to the Facility LCs without a drawing thereon, in the order of application set forth in subparts (a), (b) and (c) above and (e) below; and (e) last to Agent to pay or satisfy all other Obligations then due and payable.

8.18. Sharing of Payments. If any Lender receives and retains any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, with respect to Indebtedness under this Agreement or any Notes in excess of such Lender’s share of such payment as determined under this Agreement, then such Lender shall purchase from the other Lenders, promptly upon demand, for cash and at face value and without recourse, a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Applicable Share of the Aggregate Outstanding Credit Exposure; provided that if all or any part of such excess payment is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above in this Section 8.18, each Lender agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations in such Notes held by such Lender, next to any other Indebtedness of any of the Borrowers to such Lender arising under or pursuant to this Agreement and to any participations held by such Lender in Indebtedness of any of the Borrowers arising under or pursuant to this Agreement, and only then to any other Indebtedness of any of the Borrowers to such Lender. If any Lender, whether in connection with setoff or amounts that might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts that may be subject to setoff, such Lender shall, promptly upon demand, take any action required to ensure that all Lenders share in the benefits of such collateral ratably in proportion to their respective Applicable Shares of the Aggregate Outstanding Credit Exposure. If any such payment is disturbed by legal process or otherwise the Lenders shall make any further adjustments that are appropriate.

8.19. Defaulting Lender.

a. Remedies Against a Defaulting Lender. In addition to the rights and remedies that are available to Agent or any of the Borrowers under this Agreement or applicable law, if at any time a Lender is a Defaulting Lender such Defaulting Lender’s right to participate in the administration of the Loans and the Loan Documents, including without limitation, any right to vote with respect to, to consent to, or to direct any action or inaction of Agent or to be taken into account in the calculation of the Majority Lenders, shall be suspended while such Lender remains a Defaulting Lender. If a Lender is a Defaulting Lender because it has failed to make timely payment to Agent of any amount required to be paid to Agent under this Agreement (without giving effect to any notice or cure periods), in addition to other rights and remedies that Agent or any of the Borrowers may have under the immediately preceding provisions or otherwise, Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Agent with respect to a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Agent and either applied against the purchase price of such Loans under Section 8.19.b or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

b. Purchase from Defaulting Lender. Any Lender that is not a Defaulting Lender has the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitments. If more than one Lender exercises such right, each such Lender has the right to acquire such proportion of such Defaulting Lender’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Lender’s interest in its Loans and its rights under this Agreement (but not its liability with respect to its Loans or under the Loan Documents to the extent such liability relates to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly sign and deliver all documents reasonably requested to surrender and transfer such interest to the purchaser subject to and in accordance with the requirements set forth in Section 9.5, including an assignment in form acceptable to Agent. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by any of the Borrowers to the Defaulting Lender. The purchaser shall pay to the Defaulting Lender in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Lender under this Agreement (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the Defaulting Lender by Agent at a subsequent date upon receipt of payment of such amounts from any of the Borrowers). Prior to payment of such purchase price to a Defaulting Lender, Agent shall apply against such purchase price any amounts retained by Agent pursuant to the last sentence of the immediately preceding Section 8.19.a. The Defaulting Lender is entitled to receive amounts owed to it by any of the Borrowers under the Loan Documents that accrued before the default by the Defaulting Lender, to the extent they are received by Agent from or on behalf of any of the Borrowers. There shall be no recourse against any Lender or Agent for the payment of such sums except to the extent of the receipt of payments from any other party or with respect to the Loans.

ARTICLE IX

GENERAL PROVISIONS

9.1. Modifications. Notwithstanding any provision to the contrary in this Agreement, any term of this Agreement may be amended with the written consent of Company; provided that no amendment, modification, or waiver of any provision of this Agreement or consent to any departure by Company from any provision of this Agreement shall be effective unless it is in writing and is signed the Majority Lenders or by Agent with the written approval of the Majority Lenders, and then such amendment, modification, waiver, or consent shall be effective only in the specific instance and for the purpose for which given, except that the consent of all Lenders is required to: (a) increase Commitment Amounts except as permitted by Section 2.36; (b) forgive or extend the maturity of any principal or any installment of principal payable under any Loan or any LC Obligation or extend the expiration date of any Facility LC beyond the latest expiration date for such Facility LC that this Agreement permits; (c) reduce the rate of interest payable with respect to any Loan or LC Obligation or extend the date any payment is due under such Loan or LC Obligation; (d) reduce the fees or any other payment obligations of any of the Borrowers under this Agreement or under any other Loan Document or extend the date of any such payment is due; (e) release any material Collateral or any material guarantor of any of the Obligations except as otherwise expressly permitted by the terms of the Loan Documents; (f) change the definition of Majority Lenders; or (g) amend, modify, or supplement Section 8.17 or this Section 9.1, or grant any waiver or consent with respect to the provisions of Section 8.17 or this Section 9.1. Notwithstanding any other provisions of this Agreement, no amendment, modification, or waiver shall be made with respect to the provisions of any Loan Document that affects the rights and obligations of Agent without the consent of Agent or that affects the rights and obligations of Swingline Lender without the consent of Swingline Lender. Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Lenders are not parties without the Lenders joining in such amendments, modifications, consents, and waivers, provided that Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Lenders.

9.2. Expenses. Whether or not the transactions this Agreement contemplates are consummated, Borrowers agree to reimburse Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by Agent (including filing and recording costs and fees and expenses of Fabyanske, Westra, Hart & Thomson, PA, counsel to Agent) in connection with the due diligence, negotiation, preparation, approval, review, signing, delivery, syndication, distribution (including, without limitation, by DebtX or any other internet service Agent selects), administration, amendment, modification, and interpretation of the Loan Documents and any related commitment letters. Borrowers shall also pay or reimburse Agent, the LC Issuer, and the Lenders upon demand for all costs, internal charges, and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses, and reasonable fees, charges and disbursements of outside counsel to Agent, LC Issuer, and the Lenders and the allocated costs of in-house counsel incurred from time to time, paid or incurred by Agent, LC Issuer, or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses that this Section obligates the Borrowers to pay or reimburse include, without limitation, audit reports prepared by Agent and distributed to the Lenders (but Agent has no obligation or duty to prepare or to distribute any such reports to the Lenders concerning the assets of Company and its Subsidiaries. The obligations of Borrowers under this Section shall survive any termination of this Agreement.

9.3. Waivers, etc. No failure by Agent or the holder of any Note to exercise and no delay in exercising any power or right under any Loan Document waives such power or right;

nor does any single or partial exercise of any power or right preclude any other or further exercise of such power or right or the exercise of any other power or right. The remedies provided in this Agreement and in the other Loan Documents are cumulative and not exclusive of any remedies provided by law; provided that, except for the exercise of rights pursuant to Section 7.3, no Lender has the right to independently exercise any right or remedy available to it by contract, at law or in equity.

9.4. Notices. Except in the case of notices and other communications this Agreement expressly permits to be given by telephone, and except as this Section 9.4 provides with respect to electronic communications, any notice or other communication to any party in connection with this Agreement must be in writing and must be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page of this Agreement, or at such other address such party specifies to the other parties to this Agreement in writing in accordance with this Section 9.4. All periods of notice shall be measured from the date the notice is delivered if manually delivered, from the date the notice is sent if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided that any notice to Agent or any Lender under Article II shall be deemed to have been given only when received by Agent or such Lender. Notices and other communications to the Lenders and LC Issuer may be delivered by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Company (for itself and on behalf of the other Borrowers) may, in its discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that it may limit such determination or approval to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address to be used.

9.5. Successors and Assigns; Participations; Purchasing Lenders.

a. Successors and Assigns. This Agreement binds and inures to the benefit of Borrowers, Agent, the Lenders, all future holders of any Notes, and their respective successors and assigns, except that (i) no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders, (ii) any assignment by any Lender must be made in compliance with Section 9.5.c, and (iii) any transfer by participation must be made in compliance with Section

9.5.b. Any attempted assignment or transfer by any party not made in compliance with this Section 9.5.a shall be null and void unless it is treated as participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 9.5.a relates only to absolute assignments and this Section 9.5.a does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender that is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations under this Agreement unless and until the parties to the pledge or assignment comply with Section 9.5.c. Agent has the right to treat the Person that made any Loan or that holds any Note as the owner of such Loan and Note for all purposes related to this Agreement unless and until such Person complies with Section 9.5.c; provided, however, that Agent has the right in its discretion (but has no obligation to) follow instructions from the Person that made any Loan or that holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority, or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

b. Participations. Any Lender has the right, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time to sell to one or more banks or other financial institutions (“Participants”) participating interests in a minimum amount of $5,000,000 in any Outstanding Credit Exposure owing to such Lender, any Commitment of such Lender, or any other interest of such Lender under the Loan Documents. In the case of any such sale by any Lender of participating interests to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for performing its obligations under this Agreement, (iii) such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence of its Outstanding Credit Exposure for all purposes under the Loan Documents, (iv) all amounts payable by Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, (v) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (vi) the agreement pursuant to which such Participant acquires its participating interest under this Agreement shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to any Loan Document, provided that such agreement may provide that such Lender will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1.a through .e without the prior consent of such Participant; and further provided that each Participant shall be bound by Section 9.6 as if it was a Lender.

Borrowers agree that if amounts outstanding under this Agreement, any Notes, and the Loan Documents are due and unpaid, or are declared or become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff with respect to its participating interest in amounts owing under this Agreement and any Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note or other Loan Document; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 8.18. Borrowers also agree that each Participant is entitled to the benefits of Sections 2.27, 2.29, 2.30, 2.32, 9.2, and 9.22 with respect to its participation in the Commitments, Swingline Loan Commitment, Revolving Loans and Swingline Loans; provided that no Participant is entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive with respect to the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred; and (ii) any Participant not incorporated under the laws of any U.S. jurisdiction agrees to comply with Section 2.32 to the same extent as if it were a Lender.

c. Assignments. Any Lender may at any time assign to one or more Eligible Assignees (each, a “Purchaser”) all or any part of its rights and obligations under the Loan Documents. Such assignment must be substantially in the form of Exhibit B or in any other form that is reasonably acceptable to Agent and approved by the parties to this Agreement. Each such assignment with respect to a Purchaser that is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of Company and Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment must be based on the Commitment or Aggregate Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date”, if the “Trade Date” is specified in the assignment. The consent of Company is required for an assignment to be effective unless the Purchaser is a Lender, an Affiliate of a Lender, or an Approved Fund, provided that the consent of Company is not required if an Event of Default exists; provided further that Company shall be deemed to have consented to any such assignment unless it objects by written notice to Agent within 5 Business Days after receiving notice of the assignment. Agent’s consent is required for an assignment to be effective unless the Purchaser is a Lender, an Affiliate of a Lender, or an Approved Fund. LC Issuer’s consent is required for an assignment of a Commitment to be effective unless the Purchaser is a Lender with a Commitment. Any consent this Section 9.5.c requires shall not be unreasonably withheld, conditioned, or delayed. Upon (i) delivery to Agent of an assignment, together with any consents required by Sections 9.5.a and 9.5.b, and (ii) payment of a $3,500 fee to Agent for processing such assignment (unless Agent waives such fee), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be

“plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document signed by or on behalf of the Lenders and have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party to the Loan Documents, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by Borrowers, the Lenders, or Agent. In the case of an assignment of all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender but shall continue to be entitled to the benefits of, and subject to, those provisions of the Loan Documents that survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.5.c shall be treated for the purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.5.b. Upon the consummation of any assignment to a Purchaser pursuant to this Section 9.5.c, the transferor Lender, Agent and Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the United States, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms of this Agreement from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Agent, and the Lenders have the right to treat each Person whose name is recorded in the Register pursuant to this Section 9.5.c as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice.

d. No Cost to Borrowers. Borrowers are not liable for any costs incurred by any Lender in effecting any participation or assignment under Section 9.5.b or 9.5.c.

e. Dissemination of Information. Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Company and its Subsidiaries, including without limitation any information contained in any audit reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.6.

f. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of any United States jurisdiction, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with Section 2.32.f.

9.6. Confidentiality of Information. Agent and each Lender shall use reasonable efforts to assure that information about Company and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, that is furnished to or obtained by Agent or such Lender pursuant to the provisions of this Agreement is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Lenders, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys, accountants, and other professional advisors, (b) in connection with the enforcement of the rights of Agent and the Lenders under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective Purchasers and Participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by Agent or any Lender, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about any Lender’s investment portfolio in connection with ratings issued with respect to such Lender, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over Agent or any Lender or by any applicable law, rule, regulation or judicial process, the opinion of any Lender’s counsel concerning the making of such disclosure to be binding on the parties to this Agreement. No Lender shall incur any liability to any of the Borrowers by reason of any disclosure permitted by this Section.

9.7. Governing Law and Construction. THE VALIDITY, CONSTRUCTION, AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of the Loan Documents and any other statement, instrument or transaction that relates to or is contemplated by any Loan Document shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of any Loan Documents or any other statement, instrument, or transaction that relates to or is contemplated by any Loan Document shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document or other statement, instrument or transaction.

9.8. Consent to Jurisdiction. AT THE OPTION OF AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF ANY OF THE BORROWERS COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, AGENT, AT ITS OPTION, IS ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES DESCRIBED ABOVE, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

9.9. Waiver of Jury Trial. EACH BORROWER, AGENT, AND EACH LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR ANY RELATIONSHIP ESTABLISHED UNDER ANY LOAN DOCUMENT.

9.10. Survival of Agreement. All representations, warranties, covenants, and agreements made by Borrowers in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to any Loan Document shall be deemed to have been relied upon by the Lenders and shall survive the making of the Credit Extensions and the signing and delivery to the Lenders by Borrowers of any Notes, regardless of any investigation made by or on behalf of the Lenders, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid; provided that the obligations of Borrowers under Sections 9.2 and 9.11 shall survive payment in full of the Obligations.

9.11. Indemnification. Borrowers hereby agree to defend, protect, indemnify and hold harmless Agent, the Arrangers, each Lender, their respective Affiliates, and each of their directors, officers, employees, attorneys, agents, and advisors (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all losses, claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local, or foreign laws or regulations (including securities laws, Environmental Laws, commercial laws, and regulations of any United States or Canadian jurisdiction), under common law or on equitable cause, or on contract or otherwise:

a. by reason of, relating to or in connection with the signing, delivery, performance, or enforcement of any Loan Document, any commitments relating to any Loan Document, or any transaction contemplated by any Loan Document; or

b. by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies under the Loan Documents, including the acquisition of any collateral by the Lenders by way of foreclosure of the Lien on such Collateral, whether by deed or bill of sale in lieu of such foreclosure or otherwise;

provided that Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. If this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to in this Agreement, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above are in addition to any liability that Borrowers otherwise have. Without prejudice to the survival of any other obligation of Borrowers under this Agreement, the indemnities and obligations of Borrowers in this Section shall survive the payment in full of the Obligations.

9.12. Captions. The captions and headings to this Agreement and the table of contents to this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

9.13. Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Borrowers, Agent, and the Lenders with respect to the subject matter of this Agreement and the other Loan Documents. This Agreement supersedes all prior agreements and understandings relating to the subject matter of this Agreement. Nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties to this Agreement any rights, remedies, obligations, or liabilities under this Agreement or such other Loan Document.

9.14. Counterparts; Effectiveness. This Agreement may be signed and delivered in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties to this Agreement may execute this Agreement by signing any such counterpart. Except as provided in Article III, this Agreement shall become effective when Agent signs it and receives counterparts which, when taken together, bear the signatures of each of the parties to this Agreement. Delivery of a signed counterpart of a signature page of this Agreement by fax, email, or other electronic transmission has the same binding effect as the delivery of an original manually signed counterpart of this Agreement.

9.15. Borrower Acknowledgements. Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, signing and delivery of the Loan Documents, (b) neither Agent nor any Lender has any fiduciary relationship to any of the Borrowers, the relationship being solely that of debtor and creditor, (c) no joint venture exists between any of the Borrowers and Agent or any Lender, and (d) neither Agent nor any Lender undertakes any responsibility to any of the Borrowers to review or inform any of the Borrowers of any matter in connection with any phase of the business or operations of any of the Borrowers and each of the Borrowers shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, any of the Borrowers by Agent or any Lender is for the protection of the Lenders and none of the Borrowers nor any third party is entitled to rely thereon.

9.16. Interest Rate Limitation. Notwithstanding anything in this Agreement to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable with respect to such Loan, together with all Charges payable with respect to such Loan, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable with respect to such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender with respect to other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, has been received by such Lender.

9.17. Effect on Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be deemed to be amended, restated, and replaced in its entirety by this Agreement. Each reference to the “Credit Agreement”, the “Loan Agreement” or words of like import in each Loan Document to which Company is party is hereby amended to refer to this Agreement.

9.18. Recitals. The Recitals to this Agreement are incorporated into and constitute an integral part of this Agreement.

9.19. Governmental Regulation. Notwithstanding anything in this Agreement to the contrary, no Lender is obligated to extend credit to any of the Borrowers in violation of any limitation or prohibition provided or imposed by any applicable statute or regulation.

9.20. Several Obligations; Benefits of this Agreement. The obligations of the Lenders under this Agreement are several and not joint and no Lender is the partner or agent of any other (except to the extent to which Agent is authorized to act as such). The failure of any Lender to perform any of its obligations under this Agreement does not relieve any other Lender from any of its obligations under this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties to this Agreement expressly agree that each of J.P. Morgan Securities Inc. and RBC Capital Markets, in its capacity as an Arranger, enjoys the benefits of Sections 9.2, 9.11, 9.22 and 10.10 and has the right to enforce those Sections on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.21. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.22. Nonliability of Lenders. The relationship between Borrowers on the one hand and the Lenders and Agent on the other hand is solely that of borrower and lender. Neither Agent, the Arranger, nor any Lender has any fiduciary responsibilities to any of the Borrowers. Neither Agent, the Arranger, nor any Lender undertakes any responsibility to any of the Borrowers to review or inform any of the Borrowers of any matter in connection with any phase of Company’s business or operations. Borrowers agree that neither Agent, the Arranger, nor any Lender has liability to any of the Borrowers (whether sounding in tort, contract or otherwise) for losses any of the Borrowers suffers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection with the Loan Documents, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither Agent, the Arranger, nor any Lender has any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue for, any special, indirect, consequential, or punitive damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions they contemplate. No Arranger, in its capacity as such, has any duties or responsibilities under any Loan Document. Each Lender acknowledges that it has not relied and will not rely on any Arranger in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action.

9.23. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any “margin stock”, as that term is defined in Regulation U for the repayment of any of the Obligations.

9.24. Disclosure. Each Borrower and each Lender hereby acknowledge and agree that U.S. Bank and its Affiliates and each Lender and its Affiliates from time to time have the right to hold investments in, make other loans to, or have other relationships, with Company and its Affiliates.

9.25. USA PATRIOT Act Notification. The following notification is provided to each of the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

9.26. Electronic Signatures on Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually-signed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

Signature Pages Follow

The parties hereby sign this Third Amended and Restated Credit Agreement.

Life Time Fitness, Inc.

By:

Name:

Title:

Address:

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

Attention: Michael R. Robinson

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

U.S. Bank National Association, as Agent and as a Lender

By:

Name:

Title:

USD Tranche Commitment $82,500,000
Multicurrency Tranche Commitment $7,500,000

Address:

U.S. Bank National Association

U.S. Bancorp Center, (BC-MN-HO3P)

800 Nicollet Mall

Minneapolis, Minnesota 55402

Fax: (612) 303-2264

Attention: Karen E. Weathers

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

JPMorgan Chase Bank, N. A.

By:

Name:

Title:

USD Tranche Commitment $82,500,000
Multicurrency Tranche Commitment $7,500,000

Address:

Mail Code MI1-8938

28660 Northwestern Highway

Southfield, MI 48034

Fax: 248-799-5826

Attention: Joseph Bomberski

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Royal Bank of Canada

By:

Name:

Title:

USD Tranche Commitment $82,500,000
Multicurrency Tranche Commitment $7,500,000

Address:

Royal Bank of Canada

Three World Financial Center

200 Vesey Street

New York, NY 10281-8098

Fax: 212- 428-2372

Attention: Manager – Loans Administration

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Bank of America National Association

By:

Name:

Title:

USD Tranche Commitment $57,291,66.68
Multicurrency Tranche Commitment $5,208,333.32

Address:

Bank of America National Association

135 South LaSalle St.

Chicago, IL 60603

Fax: 404-260-9796

Attention: Timothy Cassidy

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Compass Bank

By:

Name:

Title:

USD Tranche Commitment $35,750,000
Multicurrency Tranche Commitment $3,250,000

Address:

Compass Bank

8080 N. Central Expressway

Suite 250

Dallas, TX 75206

Fax: 214-346-2746

Attention: Brandon Kelley

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

RBS Citizens, N.A.

By:

Name:

Title:

USD Tranche Commitment $35,750,000
Multicurrency Tranche Commitment $3,250,000

Address:

RBS Citizens, N.A.

71 South Wacker Drive

Chicago, IL 60606

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

M&I Marshall & Ilsley Bank

By:

Name:

Title:

and

By:

Name:

Title:

USD Tranche Commitment $35,750,000
Multicurrency Tranche Commitment $3,250,000

Address:

M&I Marshall & Ilsley Bank

50 South Sixth Street, Suite 1000

Minneapolis, MN 55402-1611

Fax: 612-904-8012

Attention: Kristing Leuer

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Bank of the West, a California banking corporation

By:

Name:

Title:

USD Tranche Commitment $35,750,000
Multicurrency Tranche Commitment $3,250,000

Address:

Bank of the West

250 Marquette Avenue, Suite 575

Minneapolis, Minnesota 55402

Fax: 612-339-6362

Attention: Philip P. Krump

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Fifth Third Bank

By:

Name:

Title:

USD Tranche Commitment $25,208,333.33
Multicurrency Tranche Commitment $2,291,666.67

Address:

Fifth Third Bank

38 Fountain Square Plaza

Cincinnati, OH 45202

Email: gary.losey@53.com

Attention: Gary S. Losey

Fax: 513-534-5947

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Union Bank, N.A.

By:

Name:

Title:

USD Tranche Commitment $25,208,333.33
Multicurrency Tranche Commitment $2,291,666.67

Address:

Union Bank, N.A.

445 S. Figueroa Street

Los Angeles, CA 90071

Fax: 1-800-446-9951

Email: #clo_synd@unionbank.com

Attention: Gena Robles

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Associated Bank, National Association

By:

Name:

Title:

USD Tranche Commitment $18,333,333.33
Multicurrency Tranche Commitment $1,666,666.67

Address:

Associated Bank, National Association

740 Marquette Ave

Minneapolis MN55402

Fax: 612-338-3950

Attention: Paul Way

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

BOKF, N.A., dba Bank of Texas

By:

Name:

Title:

USD Tranche Commitment $18,333,333.33
Multicurrency Tranche Commitment $1,666,666.67

Address:

Bank of Texas

5956 Sherry Lane

Suite 1100

Dallas, TX 75225

Fax: 212-987-8892

Attention: Alan Morris

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Branch Banking and Trust Company

By:

Name:

Title:

USD Tranche Commitment $15,125,000
Multicurrency Tranche Commitment $1,375,000

Address:

Branch Banking and Trust Company

200 West 2nd Street, 16th Floor

Winston-Salem, North Carolina 27101

Fax: 336-733-2740

Attention: Kenneth M. Blackwell

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

First Tennessee Bank National Association

By:

Name:

Title:

USD Tranche Commitment $16,500,000
Multicurrency Tranche Commitment NONE

Address:

First Tennessee Bank National Association

165 Madison Avenue

10th Floor

Memphis, TN 38103

Fax: 901-523-4235

Attention: Bob Nieman

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Bank of Taiwan, New York Agency

By:

Name:

Title:

USD Tranche Commitment $13,000,000
Multicurrency Tranche Commitment NONE

Address:

Bank of Taiwan, New York Agency

100 Wall Street, 11th FL

New York, NY 10005

Fax: 212-968-8370

Attention: Thomas K.C. Wu

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Mega International Commercial Bank Co., Ltd. Silicon Valley Branch

By:

Name:

Title:

USD Tranche Commitment $8,500,000
Multicurrency Tranche Commitment NONE

Address:

Mega International Commercial Bank Co., Ltd. Silicon Valley Branch

333 W. San Carlos St., Ste. 100

San Jose, CA 95110

Fax: 408-283-1678

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Chang Hwa Commercial Bank, Ltd.

By:

Name:

Title:

USD Tranche Commitment $8,500,000
Multicurrency Tranche Commitment NONE

Address:

Chang Hwa Commercial Bank, Ltd.

333 South Grand Avenue, Suite 600

Fax: 213-620-7227

Attention: Note Department

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Taiwan Cooperative Bank

By:

Name:

Title:

USD Tranche Commitment $8,500,000
Multicurrency Tranche Commitment NONE

Address:

Taiwan Cooperative Bank

601 South Figueroa Street, Suite 3500

Los Angeles, CA 90017

Fax: 213-489-5195

Attention: Life Time Fitness, Inc. Loan

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

Hua Nan Commercial Bank, Ltd. New York Agency

By:

Name:

Title:

USD Tranche Commitment $5,000,000
Multicurrency Tranche Commitment NONE

Address:

Hua Nan Commercial Bank, LTD., New York Agency

330 Madison Avenue, 38th Floor

New York, NY 10017

Fax:

Email:

Attention:

SIGNATURE PAGE: THIRD

AMENDED AND RESTATED CREDIT AGREEMENT

EXHIBIT A

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Pursuant to Section 5.1.c of the Third Amended and Restated Credit Agreement dated June 30, 2011 (the “Credit Agreement”) between Life Time Fitness, Inc. (“Company”) and the Lenders, Company certifies to the Agent and the Lenders as follows:

1. The financial statements of Company attached to this Certificate for the period ending             , 201     (the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis subject only to year-end adjustments that in the aggregate are not expected to be materially adverse, and to the omission of footnotes.

2. The representations and warranties in Article IV of the Credit Agreement are true and correct as of the date of this Certificate as though made on that date except: (i) to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; and (ii) that the representations and warranties in Section 4.6 regarding Company’s financial statements shall be deemed to refer to the financial statements of Company, as applicable, that Company has then most recently delivered to the Lenders under Section 5.1 of the Credit Agreement.

3. As of             , 201    , (the “Measurement Date”) no Default or Event of Default exists [except (describe here any Default or Event of Default and the action Company proposes to take to cure it.)].

4. Section 1.1; EBITDAR. EBITDAR for the Measurement Period was calculated as follows in accordance with the Credit Agreement:

(i)	Net Income	$

(ii)	Non-operating Gains/Losses	$

(iii)	Income attributable to any Unrestricted Subsidiary that is not distributed in cash	$

(iv)	Non-cash equity based compensation	$

(v)	Adjusted Net Income (Sum of (i) minus (ii) minus (iii) plus (iv))	$

(vi)	Interest Expense	$

(vii)	Depreciation and Amortization Expense	$

(viii)	Federal, State and Local Income Taxes	$

(ix)	Rent Expense	$

(x)	EBITDAR (Sum of (v), (vi), (vii), (viii), and (ix))		$

5. Section 6.14; Fixed Charge Coverage Ratio. If the Measurement Date is a Quarterly Measurement Date, Company’s required Fixed Charge Coverage Ratio for the Measurement Period ending at the Measurement Date was not less than 1.50 to 1.00 and Company’s actual ratio on such Measurement Date was              to 1.00 and was computed in accordance with the Credit Agreement as follows:

(i)	EBITDAR for such Measurement Period	$

(ii)	Cash income taxes paid during such Measurement Period	$

(iii)	Maintenance Capital Expenditures during such Measurement Period
	- General		$10,000,000
	- $3.75 times gross square feet in open Clubs	$

(iv)	Difference of (i) minus (ii) minus (iii)			$

(v)	Interest Expense during such Measurement Period	$

(vi)	Rent Expense during such Measurement Period	$

(vii)	Mandatory Principal Payments during such Measurement Period			$

(viii)	Restricted Payments during such Measurement Period
(ixi)	Sum of (v) plus (vi) plus (vii) plus (viii)	$

(ix)	Fixed Charge Coverage Ratio(Ratio of (iv) to (ix))				to 1.00

6. Section 6.15; Consolidated Leverage Ratio. If the Measurement Date is a Quarterly Measurement Date, Company’s maximum permitted Consolidated Leverage Ratio for the Measurement Period ending at the Measurement Date was not more than 4.00 to 1.00 and Company’s actual ratio on such Measurement Date was              to 1.00 and was computed in accordance with the Credit Agreement as follows:

(i)	Revolving Loans	$

(ii)	Swingline Loans	$

(iii)	6 times Rent Expense (excluding certain rent paid to Subsidiaries as provided in the definition of Consolidated Adjusted Funded Debt)	$

(iv)	LC Obligations	$

(v)	Capitalized Lease Obligations	$

(vi)	Other interest-bearing Indebtedness	$

(vii)	Contingent Obligations	$

(viii)	Consolidated Adjusted Funded Debt (Sum of (i) through (vii))		$

(ix)	EBITDAR for Measurement Period		$

(x)	Consolidated Leverage Ratio (Ratio of (viii) to (ix))		to 1.00

7. Section 6.16; Unencumbered Asset Coverage Ratio. If the Measurement Date is a Quarterly Measurement Date, Company’s maximum permitted Unencumbered Asset Coverage Ratio for the Measurement Period ending at the Measurement Date was not less than 1.30 to 1.00 and Company’s actual ratio on such Measurement Date was              to 1.00 and was computed in accordance with the Credit Agreement as follows:

(i)	Net book value of all Real Estate owned by Unencumbered Real Estate Subsidiaries	$

(ii)	Aggregate Outstanding Credit Exposure	$

(iii)	Parity Secured Debt	$

(iv)	Unencumbered Asset Coverage Ratio (Ratio of (i) to sum of (ii) plus (iii))		to 1.00

8. Applicable Margin. If the Measurement Date is a Quarterly Measurement Date occurring on or after June 30, 2011, the Applicable Margin for the period from the first day of the month following delivery of this Compliance Certificate until changed in accordance with definition of “Applicable Margin”[Check One]:

A.	Consolidated Leverage Ratio is greater than 3.50:1.00

	Base Rate Advances	1.25% per annum
	Eurocurrency Rate Advances	2.25% per annum

B.	Consolidated Leverage Ratio is greater than 3.00:1.00 but less than or equal to 3.50: 1.00.

	Base Rate Advances	1.00% per annum
	Eurocurrency Rate Advances	2.00% per annum

C.	Consolidated Leverage Ratio is greater than 2.50:1.00 but less than or equal to 3.00:1.00.

	Base Rate Advances	0.75% per annum
	Eurocurrency Rate Advances	1.75% per annum

D.	Consolidated Leverage Ratio is greater than 2.00:1.00 but less than or equal to 2.50:1.00.

	Base Rate Advances	0.50% per annum
	Eurocurrency Rate Advances	1.50% per annum

E.	Consolidated Leverage Ratio is less than or equal to 2.00:1.00.

	Base Rate Advances	0.25% per annum
	Eurocurrency Rate Advances	1.25% per annum.

Signature Page Follows

Signature Page to

Compliance Certificate

Dated             , 201    .

Life Time Fitness, Inc.

By:
Name:
Title:

EXHIBIT B

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is between [Insert name of Assignor] (“Assignor”) and [Insert name of Assignee] (“Assignee”). Capitalized terms used but not defined in this Assignment and Assumption have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by Assignee. The Terms and Conditions set forth in Annex 1 attached to this Assignment and Assumption are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below, the interest in and to all of Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant to the Credit Agreement that represents the amount and percentage interest identified below of all of Assignor’s outstanding rights and obligations under the facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant to the Credit Agreement or the loan transactions it governs) (the “Assigned Interest”). Such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/ Approved Fund of [identify Lender][1]

3.	Borrower(s):

[1]	Select as applicable.

4.	Agent:	[ ], as the agent under the Credit Agreement.

5.	Credit Agreement:	The [amount] Credit Agreement dated as of [ ], 20[ ] among [name of Borrower(s)], the Lenders party thereto, U.S. Bank National Association, as Agent, and the other agents party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
[ ][3]	$	$	[	]%
[ ][3]	$	$	[	]%
[ ][3]	$	$	[	]%

7.	Trade Date:	[ ][4]

Effective Date: [            , 20[    ] [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][5] Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Agent

By:
Title:

[Consented to:][6]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.
[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment )
[4]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
[5]	To be added only if the consent of Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by Assignee and (b) agrees that (i) it will, independently and without reliance on Agent, Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. Assignee shall pay Assignor, on the Effective Date, the amount agreed to by Assignor and Assignee. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to Assignor for amounts that have accrued to but excluding the Effective Date and to Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption binds and inures to the benefit of Assignor, Assignee, and their successors and assigns. This Assignment and Assumption may be signed in any number of counterparts, which together constitute one instrument. Delivery of a signed counterpart of a signature page of this Assignment and Assumption electronically shall be effective as delivery of a manually signed original counterpart of this Assignment and Assumption. This Assignment and Assumption is governed by, and shall be construed in accordance with, the law of the State of Minnesota.

EXHIBIT C

Form of Increasing Lender Supplement

This Increasing Lender Supplement is dated [            ], 20[    ] (this “Supplement”), and is between              (“Increasing Lender”), U.S. Bank National Association, as administrative agent (in such capacity, “Agent”), and LifeTime Fitness, Inc., a Minnesota corporation (“Company”).

This Supplement supplements the Third Amended and Restated Credit Agreement dated June 30, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Company, Agent, and the “Lenders”, as the Credit Agreement defines that term.

Under Section 2.36 of the Credit Agreement Company has the right, subject to the terms and conditions of the Credit Agreement, to increase the Aggregate Commitment under the Credit Agreement with the consent of one or more Lenders to increase the amount of its Commitment. Company has given notice to Agent of its intention to increase the Aggregate Commitment pursuant to Section 2.36 of the Credit Agreement. Pursuant to Section 2.36 of the Credit Agreement, the Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by signing and delivering to Company and Agent this Supplement.

Therefore, each of the parties hereby agrees as follows:

1. Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement its Commitment is increased by $[        ], thereby making the aggregate amount of its total Commitments $[        ].

2. Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date of this Supplement.

3 Each capitalized term in this Supplement that this Supplement does not define has the meaning the Credit Agreement gives it.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

5. This Supplement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

Increasing Lender, Agent, and Company hereby sign this Increasing Lender Supplement.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

[                                 ]

By:
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

EXHIBIT D

Form of Augmenting Lender Supplement

This Augmenting Lender Supplement (this “Supplement” ) is dated [            ], 20[    ] and supplements the Third Amended and Restated Credit Agreement dated June 30, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between [            ] ( “Borrower”), the Lenders that are parties to the Credit Agreement, and U.S. Bank National Association, as administrative agent (in such capacity, “Agent”).

The Credit Agreement provides in Section      that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of Borrower and Agent, by signing and delivering to Borrower and Agent a supplement to the Credit Agreement in substantially the form of this Supplement.

The undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party to it.

Therefore, the parties agree as follows:

1. The undersigned Augmenting Lender agrees to be bound by the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes under and related to the Credit Agreement, with a Commitment with respect to Revolving Loans of $[        ].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 of the Credit Agreement, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document delivered under this Supplement or the Credit Agreement; (d) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[            ]

4. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Each capitalized term in this Supplement that this Supplement does not define has the meaning the Credit Agreement gives it.

6. This Supplement is governed by, and shall be construed in accordance with, the laws of the State of Minnesota.

7. This Supplement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed is an original and all of which taken together are one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

[                                 ]

By:
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

EXHIBIT E

Form of Note

NOTE

Minneapolis, Minnesota

June 30, 2011

Life Time Fitness, Inc., a Minnesota corporation (“Borrower”), promises to pay to the order of              (“Lender”), the aggregate unpaid principal amount of all Loans by Lender to Borrower under the Credit Agreement in accordance with Article II of the Credit Agreement, in immediately available funds at the applicable office of U.S. Bank National Association, as Agent, together with interest on the unpaid principal amount of this Note (this “Note”) at the rates and on the dates the Credit Agreement requires. Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

Lender shall, and is hereby authorized to, record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment under this Note.

This Note is one of the Notes referred to in, evidences indebtedness incurred under, and is entitled to the benefits of, the Third Amended and Restated Credit Agreement dated June 30, 2011 (as amended or modified and in effect at any relevant time, the “Credit Agreement”) between Borrower, the Lenders that are parties to the Credit Agreement, LC Issuer, and U.S. Bank National Association, as the Agent. The terms and provisions of the Credit Agreement govern this Note, including the terms and conditions under which this Note and the indebtedness it evidences may be prepaid or its maturity date accelerated. As the Credit Agreement provides, this Note is secured by the Collateral Documents and guaranteed under the Guaranty. Each capitalized term in this Note that this Note does not define has the meaning the Credit Agreement gives it.

Borrower and any other parties to this Note, whether as makers, endorsers, or otherwise, severally waive presentment, demand, protest, and notice of dishonor in connection with this Note. In the event of a default under this Note, Borrower shall pay all costs and expenses of collection, including reasonable attorney fees.

This Note is made under, and its validity, construction, and enforcement are governed by, the internal laws of the State of Minnesota without giving effect to any conflict of laws principles, but giving effect to the federal laws of the United States that apply to national banks.

Life Time Fitness, Inc.

By:
Name:
Title:

SCHEDULES

1.1.a	Collateral Documents
1.1.b	Subsidiaries
1.1.c	LTF CMBS I Related Agreements
1.1.d	Permitted Permanent Loans
1.1.e	Related Agreements
1.1.f	Lenders and Commitment Amounts
2.10	Facility LCs
4.7	Litigation
4.8	Environmental
4.13	Trademarks and Patents
4.18	Equity Interests in Persons other than Wholly-Owned Subsidiaries
4.21	Insurance
6.10	Investments
6.11	Indebtedness
6.12	Liens
6.13	Contingent Liabilities
6.18	Sale Leasebacks

Schedule 1.1.a

Collateral Documents

Each Security Agreement made by the following entities in favor of Agent:

1.	Life Time Fitness, Inc.
2.	LTF Club Operations Company, Inc.
3.	LTF Management Services, LLC
4.	LTF Operations Holdings, Inc.
5.	LTF Real Estate Holdings, LLC
6.	LTF Real Estate Company, Inc.
7.	LTF Real Estate Voyager I, LLC
8.	LTF Real Estate Voyager II (WBL), LLC
9.	LTF Real Estate Voyager III (Bloomington), LLC
10.	LTF Real Estate CBC I (Chan Club), LLC
11.	FCA Construction Company, LLC
12.	LTF Triathlon Series, LLC
13.	Creative & Production Resources, Inc.
14.	Leadville Trail 100, Inc.
15.	LTF Yoga Company, LLC
16.	LTF Club Management Company, LLC
17.	FCA Restaurant Company, LLC
18.	LTF Minnetonka Restaurant Company, LLC

Each Pledge Agreement made by the following entities in favor of Agent:

a.	Life Time Fitness, Inc.
b.	LTF Club Operations Company, Inc.
c.	LTF Operations Holdings, Inc.
d.	LTF Real Estate Holdings, LLC
e.	LTF Real Estate Company, Inc.
f.	LTF CMBS Managing Member, Inc.
g.	LTF Triathlon Series, LLC
h.	FCA Restaurant Company, LLC

Schedule 1.1.b

Subsidiaries

Guarantor Subsidiaries:

1.	LTF Club Operations Company, Inc., a Minnesota corporation FEIN 20-3369824
2.	LTF Management Services, LLC, a Delaware limited liability company FEIN 27-0603333
3.	LTF Operations Holdings, Inc., a Minnesota corporation FEIN 20-3369967
4.	LTF Real Estate Holdings, LLC, a Delaware limited liability company FEIN 20-3370029
5.	LTF Real Estate Company, Inc., a Minnesota corporation FEIN 20-3369902
6.	LTF Real Estate Voyager I, LLC, a Delaware limited liability company FEIN 26-3725827
7.	LTF Real Estate Voyager II (WBL), LLC, a Delaware limited liability company FEIN 26-4479170
8.	LTF Real Estate Voyager III (Bloomington), LLC, a Delaware limited liability company FEIN 27-0150822
9.	LTF Real Estate CBC I (Chan Club), LLC, a Delaware limited liability company FEIN 27-1127470
10.	FCA Construction Company, LLC, a Delaware limited liability company FEIN 41-1905748
11.	LTF Triathlon Series, LLC, a Delaware limited liability company FEIN 20-8185939
12.	Creative & Production Resources, Inc., an Illinois corporation FEIN 36-3817013
13.	Leadville Trail 100, Inc., a Colorado corporation FEIN 84-1133718
14.	LTF Yoga Company, LLC, a Delaware limited liability company FEIN None
15.	LTF Club Management Company, LLC, a Delaware limited liability company FEIN 20-2874566
16.	FCA Restaurant Company, LLC, a Delaware limited liability company FEIN 41-1947047
17.	LTF Minnetonka Restaurant Company, LLC, a Delaware limited liability company FEIN 26-2455594

Restricted Subsidiaries: all Guarantor Subsidiaries, plus the following:

1.	LTF Club Operations Company Canada Inc., an Ontario, Canada corporation; no FEIN
2.	LTF CMBS I, LLC, a Delaware limited liability company FEIN 20-2413914
3.	LTF Real Estate Company Canada Inc., an Ontario, Canada corporation no FEIN
4.	LTF CMBS Managing Member, Inc., a Delaware limited liability company FEIN 20-8103047
5.	LTF Real Estate VRDN I, LLC, a Delaware limited liability company FEIN 71-1050443
6.	FCA Construction Company Canada Inc., an Ontario, Canada corporation no FEIN

Unencumbered Real Estate Subsidiaries:

1.	LTF Real Estate Company, Inc., a Minnesota corporation
2.	LTF Real Estate Company Canada, Inc., an Ontario corporation
3.	LTF Real Estate Holdings, LLC

Encumbered Real Estate Subsidiaries:

1.	LTF CMBS I, LLC, a Delaware limited liability company
2.	LTF CMBS Managing Member, Inc., a Delaware limited liability company
3.	LTF Real Estate VRDN I, LLC, a Delaware limited liability company
4.	LTF Real Estate Voyager I, LLC, a Delaware limited liability company
5.	LTF Real Estate Voyager II (WBL), LLC, a Delaware limited liability company
6.	LTF Real Estate Voyager III (Bloomington), LLC, a Delaware limited liability company
7.	LTF Real Estate CBC I (Chan Club), LLC, a Delaware limited liability company

Unrestricted Subsidiaries:

1.	LTF TIAA Real Estate Holdings, LLC, a Delaware limited liability company
2.	LTF Michigan Real Estate Company, LLC, a Delaware limited liability company
3.	LTF Minnesota Real Estate Company, LLC, a Delaware limited liability company
4.	LTF USA Real Estate Company, LLC, a Delaware limited liability company
5.	FCA Real Estate Holdings, LLC, a Delaware corporation
6.	Two non-wholly owned Subsidiaries with a combined net worth of not more than U.S.$2.8 million.

Designated Unrestricted Subsidiaries:

1.	LTF TIAA Real Estate Holdings, LLC, a Delaware limited liability company
2.	LTF Michigan Real Estate Company, LLC, a Delaware limited liability company
3.	LTF Minnesota Real Estate Company, LLC, a Delaware limited liability company
4.	LTF USA Real Estate Company, LLC, a Delaware limited liability company
5.	FCA Real Estate Holdings, LLC, a Delaware corporation

Foreign Subsidiaries:

1.	LTF Club Operations Company Canada Inc., an Ontario, Canada corporation
2.	LTF Real Estate Company Canada Inc., an Ontario, Canada corporation
3.	FCA Construction Company Canada Inc., an Ontario, Canada corporation

Wholly-Owned Subsidiaries: All Subsidiaries listed above except the following:

1.	Two non-wholly owned Subsidiaries with a combined net worth of not more than U.S.$2.8 million.

Schedule 1.1.c

LTF CMBS I Related Agreements

LTF CMBS I Related Agreements

A.	LTF CMBS I

	1.	Loan Agreement (1/24/07)
	2.	LTF CMBS I Note
	3.	Mortgages (1/24/07)
-Tempe Club
-Commerce Township Club
-Garland Club
-Flower Mound Club
-Willowbrook Club
-Sugar Land Club
	4.	Deposit Account Agreement (1/24/07)
	5.	Blocked Account Control Agreement with Lockbox Services (1/24/07)
	6.	Environmental Indemnity Agreement (1/24/07)
	7.	Collateral Assignment of Security Interest (1/24/07)
	8.	Mortgage Loan Cooperation Agreement (1/24/07)
	9.	LTF Leases (1/24/07)
-Tempe Club
-Commerce Township Club
-Garland Club
-Flower Mound Club
-Willowbrook Club
-Sugar Land Club

B.	Borrower

	1.	Guaranty (1/24/07)
	2.	Lease Guaranty (1/24/07)
	3.	Environmental Indemnity Agreement (1/24/07)
	4.	Mortgage Loan Cooperation Agreement (1/24/07)

C.	Operations

	1.	Subordination, Non-Disturbance and Attornment Agreements (1/24/07)
-Tempe Club
-Commerce Township Club
-Garland Club
-Flower Mound Club
-Willowbrook Club
-Sugar Land Club

D.	LTF CMBS Managing Member, Inc.

	1.	Mortgage Loan Cooperation Agreement (1/24/07)

Schedule 1.1.d

Permitted Permanent Loans

LTF Real Estate VRDN I

A.	LTF Real Estate VRDN I

$34,235,000 million in variable rate demand notes issued LTF Real Estate VRDN I, LLC with the proceeds financing the corporate headquarters and the Overland Park, KS center which is secured by mortgages held by General Electric Capital Corporation and evidenced by the following Related Agreements dated June 13, 2008:

	1.	Indenture of Trust
	2.	Specimen Note
	3.	Reimbursement Agreement
	4.	Irrevocable Direct Pay Letter of Credit
	5.	Remarketing Agreement
	6.	Purchase Agreement
	7.	UCC-1 Financing Statement
	8.	Mortgage, Security Agreement Assignment of Leases and Rents and Fixture Filing (Chanhassen Property)
	9.	Mortgage, Security Agreement Assignment of Leases and Rents and Fixture Filing (Overland Park Property)
	10.	Environmental Indemnity Agreement (Chanhassen Corporate Headquarters)
	11.	Environmental Indemnity Agreement (Overland Park, Kansas)
	12.	Lease between LTF Real Estate VRDN I, LLC and LTF Club Operations Company, Inc.
	13.	Lease Guaranty by Life Time Fitness, Inc.

LTF Real Estate Voyager I

A.	LTF Real Estate Voyager I

A note in the principal amount of $5,750,000 from LTF Real Estate Voyager I, LLC to Voyager Bank pursuant to the Loan Agreement and Term Promissory Note related to the Minnetonka Club, which is evidenced and secured by the following Related Agreements dated November 21, 2008:

	1.	Loan Agreement
	2.	Term Promissory Note
	3.	Mortgages and Security Agreement and Fixture Financing Statement
	4.	Assignment of Leases and Rents
	5.	Lease between LTF Real Estate Voyager I, LLC and LTF Club Operations Company, Inc.
	6.	Lease Guaranty by Life Time Fitness, Inc.

LTF Real Estate Voyager II

A.	LTF Real Estate Voyager II (WBL)

A note in the principal amount of $4,812,500 from LTF Real Estate Voyager II (WBL), LLC to Voyager Bank pursuant to the Loan Agreement and Term Promissory Note related to the White Bear Lake Club, which is evidenced and secured by the following Related Agreements dated November March, 2009:

	1.	Loan Agreement
	2.	Term Promissory Note
	3.	Mortgages and Security Agreement and Fixture Financing Statement
	4.	Assignment of Leases and Rents
	5.	Lease between LTF Real Estate Voyager II (WBL), LLC and LTF Club Operations Company, Inc.
	6.	Lease Guaranty by Life Time Fitness, Inc.

LTF Real Estate Voyager III

A.	LTF Real Estate Voyager III (Bloomington)

A note in the principal amount of $3,000,000 from LTF Real Estate Voyager II (WBL), LLC to Voyager Bank pursuant to the Loan Agreement and Term Promissory Note related to the Bloomington Club, which is evidenced and secured by the following Related Agreements dated November May 12, 2009:

	1.	Loan Agreement
	2.	Term Promissory Note
	3.	Mortgages and Security Agreement and Fixture Financing Statement
	4.	Assignment of Leases and Rents
	5.	Lease between LTF Real Estate Voyager III (Bloomington), LLC and LTF Club Operations Company, Inc.
	6.	Lease Guaranty by Life Time Fitness, Inc.

LTF Real Estate CBC I (Chan Club)

A.	LTF Real Estate CBC I (Chan Club)

A note in the principal amount of $10,300,000 from LTF Real Estate CBC I (Chan Club), LLC to Community Bank Chanhassen pursuant to the Credit Agreement and Promissory Note related to the Chanhassen Club, which is evidenced and secured by the following Related Agreements dated November 20, 2009:

	1.	Credit Agreement
	2.	Promissory Note
	3.	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement
	4.	Environmental and ADA Indemnification Agreement
	5.	Lease Agreement between LTF Real Estate CBC I (Chan Club), LLC and LTF Club Operations Company, Inc.
	6.	Lease Guaranty by Life Time Fitness, Inc.

Schedule 1.1.e

Related Agreements

See the documents described on Schedules 1.1.c., 1.1.d., 6.11 and 6.18.

Leases and related documents for the Clubs at the following locations:

Champlin, MN

Savage, MN

Plymouth, MN

Columbus, OH

Loudon County, VA

Berkeley Heights, NJ

Syosset, NY

Mississauga, Ontario

Sandy Springs, GA

Schedule 1.1.f

Lenders and Commitment Amounts

Lender	USD Tranche Commitment Amount	Multicurrency Tranche Commitment Amount	Combined Commitment Amount
U.S. Bank National Association	$82,500,000.00	$7,500,000.00	$90,000,000.00
JPMorgan Chase Bank, N. A.	$82,500,000.00	$7,500,000.00	$90,000,000.00
Royal Bank of Canada	$82,500,000.00	$7,500,000.00	$90,000,000.00
Bank of America National Association	$57,291,666.68	$5,208,333.32	$62,500,000.00
Compass Bank	$35,750,000.00	$3,250,000.00	$39,000,000.00
RBS Citizens, N.A.	$35,750,000.00	$3,250,000.00	$39,000,000.00
M&I Marshall & Ilsley Bank	$35,750,000.00	$3,250,000.00	$39,000,000.00
Bank of the West	$35,750,000.00	$3,250,000.00	$39,000,000.00
Fifth Third Bank	$25,208,333.33	$2,291,666.67	$27,500,000.00
Union Bank, N.A.	$25,208,333.33	$2,291,666.67	$27,500,000.00
Associated Bank, National Association	$18,333,333.33	$1,666,666.67	$20,000,000.00
BOKF, N.A., dba Bank of Texas	$18,333,333.33	$1,666,666.67	$20,000,000.00
Branch Banking and Trust Company	$15,125,000.00	$1,375,000.00	$16,500,000.00
First Tennesse Bank National Association	$16,500,000.00		$16,500,000.00
Bank of Taiwan, New York Agency	$13,000,000.00		$13,000,000.00
Mega International Commercial Bank Co., Ltd. Silicon Valley Branch	$8,500,000.00		$8,500,000.00
Chang Hwa Commercial Bank, Ltd.	$5,000,000.00		$5,000,000.00
Taiwan Cooperative Bank	$8,500,000.00		$8,500,000.00
Hua Nan Commercial Bank, Ltd. New York Agency	$8,500,000.00		$8,500,000.00
Totals:	$610,000,000.00	$50,000,000.00	$660,000,000.00

Schedule 2.10

Facility LCs

1.	USBNA Letter of Credit No. SLCMMSP03619, expiring April 15, 2012, issued for the benefit of The Travelers Indemnity Company and on which there is an undrawn amount of $575,000.

2.	USBNA Letter of Credit No. SLCMMSP04876, expiring December 4, 2011, issued for the benefit of Sentry Insurance A Mutual Company and on which there is an undrawn amount of $3,650,000.

3.	USBNA Letter of Credit No. SLCMMSP05169, expiring June 12, 2012, issued for the benefit of Southeast Metro Stormwater Authority and on which there is an undrawn amount of $112,830.80.

4.	USBNA Letter of Credit No. SLCMMSP04196, expiring July 20, 2011, issued for the benefit of Well-Prop (Multi) LLC and on which there is an undrawn amount of $750,000.

5.	Royal Bank of Canada Letter of Credit No. P401798T09591, expiring April 5, 2012, issued for the benefit of The Corporation of the City of Mississauga and on which there is an undrawn amount of CAD $724,386.30.

6.	Royal Bank of Canada Letter of Credit No. P401799T09591, expiring April 5, 2012, issued for the benefit of The Corporation of the City of Mississauga and on which there is an undrawn amount of CAD $33,143.

Schedule 4.7

Litigation

None

Schedule 4.8

Environmental

None

Schedule 4.13

Trademarks and Patents

Trademarks

A.	Trademarks. Borrower has registered or applied for registration on the following trademarks. The following are in addition to the common law rights that Borrower holds in and to certain other trademarks used in the normal course of business.

a.	United States.

i.	LIFE TIME FITNESS.

Services: Physical fitness instruction and health club services.

Registered as number 2,140,172 on March 3, 1998.

ii.	MINNEAPOLIS LIFE TIME ATHLETIC CLUB.

Services: Health club services.

Registered as number 2,413,208 on December 12, 2000.

iii.	EXPERIENCE LIFE.

Services: Magazines in the field of health, fitness and exercise.

Registered as number 2,544,873 on March 5, 2002.

iv.	KICKING, RUNNING, SIT-UP, WEIGHTLIFTING, SWIMMING AND BICYCLING ACTION FIGURES.

Services: Physical fitness instruction and health club services; and entertainment and educational services, namely, classes in the fields of physical fitness, creative dance, tumbling, movement, and self-esteem building, and providing recreation facilities with computers and play areas for children.

Registered as number 2,621,306 on September 17, 2002.

v.	SIT-UP ACTION FIGURE.

Services: Physical fitness instruction and health club services; and entertainment and educational services, namely, classes in the fields of physical fitness, creative dance, tumbling, movement, and self-esteem building, and providing recreation facilities with computers and play areas for children.

Registered as number 2,621,307 on September 17, 2002.

vi.	RUNNING ACTION FIGURE.

Services: Physical fitness instruction and health club services; and entertainment and educational services, namely, classes in the fields of physical fitness, creative dance, tumbling, movement, and self-esteem building, and providing recreation facilities with computers and play areas for children.

Registered as number 2,628,257 on October 1, 2002.

vii.	SWIMMING ACTION FIGURE.

Services: Physical fitness instruction and health club services; and entertainment and educational services, namely, classes in the fields of physical fitness, creative dance, tumbling, movement, and self-esteem building, and providing recreation facilities with computers and play areas for children.

Registered as number 2,628,259 on October 1, 2002.

viii.	BICYCLING ACTION FIGURE.

Services: Physical fitness instruction and health club services; and entertainment and educational services, namely, classes in the fields of physical fitness, creative dance, tumbling, movement, and self-esteem building, and providing recreation facilities with computers and play areas for children.

Registered as number 2,628,260 on October 1, 2002.

ix.	LIFE TIME FITNESS.

Services: Arranging and conducting athletic competitions.

Registered as number 2,689,399 on February 18, 2003.

x.	CHICAGO TRIATHLON*

Services: Promoting and organizing athletic competitions in the nature of swimming, bicycling and foot races

Registered as number 2,715,173 on May 13, 2003

*Owner of Registration: Creative & Production Resources, Inc. (a wholly-owned indirect Restricted Subsidiary of Borrower)

xi.	LIFE TIME FITNESS TRIATHLON AND DESIGN.

Services: Arranging and conducting athletic competitions.

Registered as number 2,722,501 on June 3, 2003.

xii.	LEANSOURCE.

Services: Dietary supplements.

Registered as number 2,802,101 on January 6, 2004.

xiii.	TRIANGLE DESIGN.

Services: Dietary and nutritional supplements in liquid, capsule, powder, tablet and bar form; vitamin and mineral supplements; meal replacement nutritional drinks; and dietary food supplements.

Registered as number 2,808,049 on January 27, 2004.

xiv.	TRIANGLE DESIGN.

Services: Prerecorded videotapes featuring health, fitness, nutrition, and weight management information.

Registered as number 2,811,553 on February 3, 2004.

xv.	KICKING, RUNNING, WEIGHTLIFTING, TENNIS, SWIMMING AND BICYCLING ACTION FIGURES.

Services: Physical fitness instruction and health club services; and entertainment and educational services, namely, classes in the fields of physical fitness, creative dance, tumbling, movement, and self-esteem building, and providing recreation facilities with computers and play areas for children.

Pending; issued serial number 78/465481 on August 11, 2004.

xvi.	TRIANGLE DESIGN.

Services: Physical fitness instruction, yoga instruction, dance instruction; educational services, namely, offering classes in the field of physical fitness, yoga, dance and weight management.

Registered as number 2,882,536 on September 7, 2004.

xvii.	GENERAL FITNESS AND DESIGN.

Services: Personal trainer services; physical fitness consultation and instruction; personal training services, namely, strength and conditioning training.

Registered as number 2,907,824 on December 7, 2004.

xviii.	LIFE TIME FITNESS AND DESIGN.

Services: Physical fitness instruction and health club services; and entertainment and educational services, namely, classes in the fields of physical fitness creative dance, tumbling, movement, and self-esteem building, and providing recreation facilities with computers and play areas for children.

Registered as number 2,991,412 on September 6, 2005.

xix.	CARDIO2

Services: Physical fitness instruction and health club services; entertainment and educational services, namely, classes in the field of physical fitness

Pending; issued serial number 77/137551 on March 22, 2007

xx.	LIFE TIME FITNESS TRIATHLON SERIES AND DESIGN.

Services: Arranging and conducting athletic competitions

Registered as number 3,321,669 on October 23, 2007.

xxi.	LEADVILLE TRAIL 100*

Services: Entertainment services, namely, organizing, conducting and staging athletic contests, namely, athletic biking and running races

Registered as number 3,474,602 on July 29, 2008

*Owner of Registration: Leadville Trail 100, Inc. (a wholly-owned indirect Restricted Subsidiary of Borrower)

xxii.	LIFE LAB

Services: Personal trainer services; Physical fitness consultation; Physical fitness instruction

Registered as number 3,554,618 on December 30, 2008.

xxiii.	T.E.A.M. TRAINING EDUCATION ACCOUNTABILITY MOTIVATION.

Services: Physical fitness instruction, weight management, nutritional planning and educational services in the fields of physical fitness, weight management and nutrition.

Registered as number 3,735,347 on January 5, 2010.

xxiv.	MYHEALTHCHECK

Services: (multiple) Providing assistance, fitness evaluation and consultation to corporate clients to help their employees make health, wellness and nutritional changes in their daily living to increase productivity, lower health care costs and achieve overall wellness. Online electronic newsletters delivered by email in the fields of health, fitness and wellness; Physical fitness instruction and health club services, namely, providing instruction and access to equipment in the field of physical exercise, et. al.

Published as 85/055,978 on June 7, 2010

xxv.	MYHEALTHCHECK BY LIFE TIME FITNESS

Services: (multiple) Providing assistance, fitness evaluation and consultation to corporate clients to help their employees make health, wellness and nutritional changes in their daily living to increase productivity, lower health care costs and achieve overall wellness. Online electronic newsletters delivered by email in the fields of health, fitness and wellness; Physical fitness instruction and health club services, namely, providing instruction and access to equipment in the field of physical exercise, et. al.

Published as 85/055,986 on June 7, 2010

b.	State of Minnesota.

i.	MARTINI BLU.

Services: Restaurant services.

Registered as number 33137 on October 21, 2002.

c.	Australia.

i.	LIFE TIME FITNESS.

Services: Health club services.

Registered as number 935300 on July 25, 2003.

d.	Mexico.

i.	LIFE TIME FITNESS.

Services: Health club services.

Registered as number 787820 on April 23, 2003.

e.	Switzerland.

i.	LIFE TIME FITNESS.

Services: Health club services.

Registered as number 509.272 on November 25, 2002.

f.	Taiwan.

i.	LIFE TIME FITNESS.

Services: Health club services.

Registered as number 189070 on November 1, 2003.

g.	Canada

i.	LIFE TIME FITNESS.

Services: Physical fitness instruction and health club services.

Registered as number TMA788760 on January 26, 2011.

B.	Patents.

a.	United States.

i.	myHealthCheck

Pending; issued serial number 61/435,141 on January 21, 2011.

C.	Copyrights. Borrower claims common law rights in and to various copyrighted materials prepared in the normal course of business.

Schedule 4.18

Equity Interests in Persons other than Wholly-Owned Subsidiaries

Company has Equity Interests in the Subsidiaries as shown in the chart below. Each Subsidiary of a Subsidiary is indented and follows the respective Subsidiary in which it is owned. LTF CMBS Managing Member, Inc. owns a 1.0% interest in LTF CMBS I, LLC with LTF Real Estate Company, Inc. owning the remaining 99.0% interest.

Subsidiary	Percentage owned by parent	Shares/Member Units owned by parent
1. LTF Club Operations Company, Inc.	100%	100	Minnesota
a. LTF Club Operations Company Canada Inc.	100%	100	Ontario, Canada
b. LTF Management Services, LLC	100%	NA	Delaware
2. Bloomingdale LIFE TIME Fitness, L.L.C.*	33.3%	400,000 Units	Illinois
3. FCA Real Estate Holdings, LLC	100%	NA	Delaware
4. LTF Operations Holdings, Inc.	100%	100	Minnesota
a. FCA Construction Company, LLC	100%	NA	Delaware
b. FCA Restaurant Company, LLC	100%	NA	Delaware
i. LTF Minnetonka Restaurant Company, LLC	100%	NA	Delaware
c. FCA Construction Company Canada Inc.	100%	100	Ontario, Canada
d. LTF Triathlon Series, LLC	100%	NA	Delaware
i. Creative & Production Resources, Inc.	100%	1,000	Illinois
ii. Leadville Trail 100, Inc.	100%	1,000	Colorado
e. LTF Club Management Company, LLC	100%	NA	Delaware
f. LTF Real Estate Holdings, LLC	100%	NA	Delaware
i. LTF TIAA Real Estate Holdings, LLC	100%	NA	Delaware
1) LTF Michigan Real Estate Company, LLC	100%	NA	Delaware
2) LTF Minnesota Real Estate Company, LLC	100%	NA	Delaware
3) LTF USA Real Estate Company, LLC	100%	NA	Delaware
ii. LTF Real Estate Company, Inc.	100%	100	Minnesota
1) LTF CMBS I, LLC	99%	NA	Delaware
2) LTF Real Estate Company Canada Inc.	100%	100	Ontario, Canada
iii. LTF CMBS Managing Member, Inc.	100%	NA	Delaware
1) LTF CMBS I, LLC	1%	NA	Delaware
iv. LTF Real Estate VRDN I, LLC	100%	NA	Delaware
v. LTF Real Estate Voyager I, LLC	100%	NA	Delaware
vi. LTF Real Estate Voyager II (WBL), LLC	100%	NA	Delaware
vii. LTF Real Estate Voyager III (Bloomington), LLC	100%	NA	Delaware
viii. LTF Real Estate CBC I (Chan Club), LLC	100%	NA	Delaware
g. LTF Yoga Company, LLC	100%	NA	Delaware

*	Company owns 33.3% of Bloomingdale LIFE TIME Fitness, L.L.C., an Illinois limited liability company, and two Subsidiaries that are not Wholly-Owned Subsidiaries with an aggregate Net Worth of approximately $2.8 million.

Schedule 4.21

Insurance

Company maintains the following insurance coverage for Company, its Restricted Subsidiaries (all of whom are named insureds) and for Bloomingdale LIFE TIME Fitness, L.L.C.: Property, Workers Compensation/Employers Liability, General Liability, Employee Benefits Liability, Professional Liability, Commercial Automobile, Employed Lawyers Liability, Technology Professional with Network and Privacy Liability, and Excess Coverage.

Schedule 6.10

Investments

1.	All Subsidiaries listed in Schedule 1.1b.

2.	All Investments described in Schedule 4.18.

Schedule 6.11

Indebtedness

1.	SAVAGE LOAN

$2,711,536 (the “Savage Loan”) owed by LTF Real Estate Company, Inc. to Associated Bank, National Association pursuant to a Term Loan Agreement (the “Savage Loan Agreement”) dated August 15, 2002, relating to the Club located in Savage, Minnesota, which Indebtedness is evidenced and secured by the Savage Loan Related Agreements described below.

a.	Pre-Restructure

•	Savage Loan Agreement

•	Addendum Term Loan Agreement (8/15/02)

•	Promissory Note (8/15/02)

•	Mortgage and Security Agreement and Fixture Financing Statement (8/15/02)

•	Environmental and ADA Indemnification Agreement (8/15/02)

•	Assignment of Rents and Leases (8/15/02)

•	UCC Financing Statements (8/15/02)

•	Stevens County, Minnesota

•	Minnesota Secretary of State

b.	Post-Restructure

•	Consent, Amendment and Assumption Agreement (9/30/05)

2.	CHAMPLIN LOAN

$1,910,980 (the “Champlin Loan”) owed by Life Time Fitness, Inc. to Associated Bank Minnesota pursuant to a Construction Term Loan Agreement dated as of January 18, 2002, as amended by First Amendment to Construction Term Loan Agreement dated as of February 28, 2007 (the “Champlin Loan Agreement”), relating to the Club located in Champlin, Minnesota, which Indebtedness is evidenced and secured by the Champlin Loan Related Agreements described below.

•	Champlin Loan Agreement (1/18/02)

•	Promissory Note (1/18/02)

•	Mortgage and Security Agreement and Fixture Financing Statement (1/18/02)

•	Environmental and ADA Indemnification Agreement (1/18/02)

•	Assignment of Rents and Leases (1/18/02)

•	UCC Financing Statements (1/18/02)

•	Hennepin County, Minnesota

•	Minnesota Secretary of State

•	First Amendment to Construction Term Loan Agreement (2/28/07)

•	Amended and Restated Promissory Note (2/28/07)

•	Amendment to Mortgage and Security Agreement and Fixture Financing Statement (2/28/07)

•	Amendment to Assignment of Rents and Leases (2/28/07)

3.	LAKEVILLE LOAN

$1,138,605 (the “Lakeville Loan”) owed by LTF Real Estate Company, Inc. to the City of Lakeville pursuant to a Promissory Note (the “Lakeville Note”) dated as June 12, 2006, relating to the Club to be located in Lakeville, Minnesota, which Indebtedness is evidenced and secured by the Lakeville Loan Related Agreements described below.

•	Lakeville Note

•	Purchase Money Mortgage, Security Agreement and Fixture Financing Statement (6/12/06)

4.	VFS AIRCRAFT LOAN

$8,455,000 owed by Life Time Fitness, Inc. to VFS Financing, Inc. pursuant to a promissory note, dated December 31, 2007 related to the Hawker 1000 Aircraft (Serial No. 259051, Registration No. N880LT), which is evidenced and secured by the Related Agreements below.

•	Promissory Note

•	Aircraft Security Agreement

•	Addendum to Aircraft Security Agreement

•	Subordination Agreement

•	Irrevocable De-Registration and Export Request Authorization

5.	KACE

$18,835 capital lease to KACE (CORP)

6.	WELLS FARGO

$4,000,000 owned by Life Time Fitness, Inc. to Wells Fargo Equipment Finance, Inc. pursuant to a Master Lease, dated as of November 16, 2007, related to the leasing of Equipment in the amount of, which is evidenced and secured by the Related Agreements below:

•	Master Lease Agreement

•	Supplement to Master Lease/Agreement of Sale

•	Amendment to Master Lease

Schedule 6.12

Liens

1.	Liens created by the Related Agreements.

2.	Liens securing Capitalized Leases.

3.	A Lien on Borrower’s Equity Interest in Bloomingdale LIFE TIME Fitness, L.L.C.

4.	A Lien on Borrower’s and its Subsidiaries’ respective personal property in favor of Paymentech L.P.

Schedule 6.13

Contingent Liabilities

1.

Guaranty by Company, dated September 19, 1999, in favor of 679 Third Street Investors Company, now in favor of 615 2nd Avenue South-Minneapolis, LLC, in connection with FCA Restaurant Company, LLC’s lease of restaurant space.

2.	Guaranty by Company, dated May 27, 2011, to JP Morgan Chase Bank, N.A. in connection with the Bloomingdale LIFE TIME Fitness, L.L.C. Term Loan Promissory Note.

3.	Operating Agreement of LIFE TIME, BSC Land, DuPage Health Services Fitness Center—Bloomingdale, L.L.C., dated December 1, 1999, by and among Company, Bloomingdale Sports Center Land Company, and Central DuPage Health.

5.	Guaranties by, and other contingent liabilities of, Company and CMBS I arising from the CMBS I Related Agreements described on Schedule 1.1(c).

6.	Guaranty by Company, dated November 22, 2006, to Lincoln Building Associates, L.L.C. in connection with LTF Club Operations Company, Inc.’s lease of office space and the ratification thereof dated February 1, 2010.

7.	Guaranty by Company, dated November 22, 2006, to NEA Galtier, LLC in connection with FCA Restaurant Company, LLC’s lease of cafe space.

8.	Guaranty and Suretyship Agreement by Company, dated July 26, 2006, to Well-Prop (Multi) LLC in connection with LTF Real Estate Company, Inc.’s lease of the Clubs located in Bloomington, Minnesota, Eden Prairie, Minnesota (2 locations), Fridley, Minnesota, St. Louis Park, Minnesota and Boca Raton, Florida.

9.	Lease Guaranty by Company, dated July 26, 2006, to Minneapolis Community Development Agency in connection with LTF Real Estate Company, Inc.’s lease of the Club located in Minneapolis, Minnesota.

10.	Guaranty by Company, dated June 20, 2011, to Chase Paymentech Solutions and Paymentech, LLC in connection with the obligations of Company under the credit card processing agreements between Company and Chase Paymentech Solutions and Paymentech, LLC.

11.	Guaranty by Company and LTF Yoga Company, LLC, dated on or around June 30, 2011, to 555 Commercial LLC in connection with the obligations of LTF Real Estate Company, Inc. under the lease of the Birmingham, Michigan yoga center.

Schedule 6.18

Sale Leasebacks

1.	Lease Agreement dated May 16, 2001 (the “Woodbury Lease”) between ATR Investments, LLC, as landlord, and Company, as tenant, which was later contributed to LTF Real Estate Company, Inc. relating to the Club located in Woodbury, Minnesota.

Lease Agreement

Sublease Agreement

1.	Lease Agreement dated September 30, 2003 (the “Rochester Hills/Canton Lease”) between LT FITNESS (DE) QRS 15-53, Inc., as landlord, and Company, as original tenant, which was later contributed to LTF Real Estate Company, Inc. relating to the Clubs located in Rochester Hills, Michigan and Canton, Michigan.

Lease Agreement

Sublease Agreement between LTF Real Estate Company, Inc. and LTF Club

Operations Company

Lease Guaranty Agreement

UCC Financing Statement Amendment

2.	Lease Agreement dated September 26, 2008 (the “Columbia/Scottsdale Lease”) between LTF FIT (AZ-MD), LLC, as landlord, and LTF Real Estate Company, as tenant, relating to the Clubs located in Columbia, Maryland and Scottsdale, Arizona.

Lease Agreement

Sublease Agreement between LTF Real Estate Company, Inc. and LTF Club

Operations Company

Lease Guaranty Agreement

UCC Financing Statement Amendment

3.	Lease Agreement dated August 21, 2008 (the “Senior Housing Lease”), between SNH LTF Properties, LLC, as landlord, and LTF Real Estate Company, Inc. as tenant, relating to the Clubs located in Alpharetta, Georgia, Romeoville, Illinois, Allen, Texas, and Omaha, Nebraska.

Lease Agreement

Sublease Agreement between LTF Real Estate Company, Inc. and LTF Club

Operations Company, Inc.

Lease Guaranty by Life Time Fitness